Exhibit (a)(1)(i)

OFFERING MEMORANDUM

GMX Resources Inc.

OFFERS TO EXCHANGE:

5.00% CONVERTIBLE SENIOR NOTES DUE 2013 FOR SENIOR SECURED SECOND-PRIORITY NOTES DUE 2018 AND COMMON STOCK	4.50%CONVERTIBLE SENIOR NOTES DUE 2015 FOR SENIOR SECURED SECOND-PRIORITY NOTES DUE 2018

GMX Resources Inc. Securities to be Exchanged	CUSIP No.	Outstanding Principal Amount	Aggregate Principal Amount of Senior Secured Second-Priority Notes due 2018 per $1,000 Principal Amount of Convertible Notes Exchanged(1)	# of shares of Common Stock per $1,000 Principal Amount of Convertible Notes Exchanged(1)
5.00% Convertible Senior Notes due 2013 (the “2013 Notes”)	38011MAB4	$51,997,000	$1,000	288
4.50% Convertible Senior Notes due 2015 (the “2015 Notes” and, together with the 2013 Notes, the “Convertible Notes”)	38011MAJ7	$86,250,000	$700	—

(1)	With respect to Convertible Notes validly tendered (and not validly withdrawn) and accepted by the Company, tendering noteholders will receive a cash payment for accrued and unpaid interest through and including the settlement date of the applicable Exchange Offer.

THE EXCHANGE OFFERS WILL EXPIRE IMMEDIATELY AFTER 11:59 P.M., NEW YORK CITY TIME, ON SEPTEMBER 6, 2012, UNLESS EXTENDED (SUCH TIME AND DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”). IT IS A CONDITION TO THE CONSUMMATION OF THE EXCHANGE OFFER THAT, AMONG OTHER THINGS AT LEAST $30 MILLION AGGREGATE PRINCIPAL AMOUNT (THE “MINIMUM TENDER CONDITION”) OF 2013 NOTES ARE VALIDLY TENDERED FOR EXCHANGE AND NOT WITHDRAWN BY THE EXPIRATION DATE.

GMX Resources Inc. (“GMX,” “we,” “us” or the “Company”) is conducting offers to exchange (each, an “Exchange Offer” and collectively, the “Exchange Offers”):(a) for each $1,000 principal amount of its outstanding 2013 Notes, (i) $1,000 principal amount of newly issued New Notes (up to an aggregate of approximately $52 million) and (ii) 288 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”) (the exchange of 2013 Notes for New Notes and Common Stock being referred to herein as the “2013 Notes Exchange Offer”); and (b) for each $1,000 principal amount of its outstanding 2015 Notes, $700 principal amount of New Notes, subject to a maximum aggregate principal amount of New Notes issuable to all holders of 2015 Notes (the “2015 Notes Consideration Limit”) equal to the excess of $60 million over the total aggregate principal amount of 2013 Notes validly tendered and not validly withdrawn as of the Expiration Date (the “2015 Notes Exchange Offer”). In the event that holders of 2015 Notes tender and do not validly withdraw 2015 Notes in an aggregate principal amount that exceeds the quotient of the 2015 Notes Consideration Limit divided by 0.7, then the aggregate principal amount of 2015 Notes that the Company may accept for purchase from each tendering holder of 2015 Notes will be equal to the product of (a) the 2015 Notes Consideration Limit, (b) a fraction, the numerator of which will be the aggregate principal amount of 2015 Notes tendered and not validly withdrawn by such holder, and the denominator of which will be the aggregate principal amount of all 2015 Notes validly tendered and not validly withdrawn pursuant to the 2015 Notes Exchange Offer and (c) a fraction, the numerator of which is 1000 and the denominator of which is 700. Any 2015 Notes validly tendered (and not validly withdrawn) but not accepted by the Company in the 2015 Notes Exchange Offer will be returned to the holders thereof. The consideration for each series of Convertible Notes as indicated in the table above will be received by the respective noteholders (the “Holders”) who properly tender and do not validly withdraw their Convertible Notes prior to the Expiration Date, to the extent such Convertible Notes are accepted by us. Convertible Notes properly tendered and accepted may be withdrawn until the Expiration Date. Holders who tender and do not withdraw their Convertible Notes in the Exchange Offers will not be entitled to any interest on such Convertible Notes after the settlement date of the applicable Exchange Offer.

Our Common Stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “GMXR.” On June 20, 2012, the NYSE provided notice to the Company that the decline in share price of the Common Stock had caused it to be out of compliance with the NYSE’s continued listing standards. Subsequent to the completion of the Exchange Offers, if they are consummated, the Company may call a special meeting of the holders of the Company’s Common Stock (the “shareholders”) to, among other things, approve a reverse split of the Common Stock in an attempt to reestablish the Company’s compliance with the listing standards of the NYSE. Please read “Summary—Our Business Post-Exchange Offers—Reverse Split.”

You should consider the risk factors beginning on page 10 of this Offering Memorandum before you decide whether to participate in the Exchange Offers.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR THESE SECURITIES, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR DETERMINED IF THIS OFFERING MEMORANDUM IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Exchange Offers are intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the exchange of the Convertible Notes pursuant to the exemption from such registration contained in Section 3(a)(9) of the Securities Act. The Exchange Offers are exempt from state securities law requirements by virtue of Section 18(b)(4)(C) of the Securities Act.

The date of this Offering Memorandum is August 9, 2012.

NOTICE TO INVESTORS

NONE OF THE COMPANY NOR ANY OF ITS SUBSIDIARIES, THEIR RESPECTIVE BOARDS OF DIRECTORS, MANAGERS NOR MEMBERS (AS APPLICABLE) THE EXCHANGE AGENT AND INFORMATION AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION AS TO WHETHER HOLDERS SHOULD EXCHANGE CONVERTIBLE NOTES FOR THE APPLICABLE CONSIDERATION IN THE EXCHANGE OFFERS.

THIS OFFERING MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO EXCHANGE IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION UNDER APPLICABLE FEDERAL SECURITIES OR STATE SECURITIES LAWS.

The information contained in this Offering Memorandum is as of the date of this Offering Memorandum and is subject to change, completion or amendment without notice. Neither the delivery of this Offering Memorandum at any time nor the offer, exchange or delivery of any security hereunder shall, under any circumstances, create any implication that there has been no change in the information set forth in this Offering Memorandum or in our affairs since the date of this Offering Memorandum.

No person is authorized in connection with the Exchange Offers to give any information or to make any representation not contained in this Offering Memorandum, and, if given or made, such other information or representation must not be relied upon as having been authorized by us.

None of the Securities and Exchange Commission, or SEC, any other securities commission nor any other regulatory authority has approved or disapproved the Exchange Offers or the New Notes or Common Stock nor have any of the foregoing authorities passed upon or endorsed the merits of the Exchange Offers or the accuracy or adequacy of this Offering Memorandum. Any representation to the contrary is a criminal offense.

The Exchange Offers are being made on the basis of this Offering Memorandum and are subject to the terms described in this Offering Memorandum. Any decision to participate in the Exchange Offers must be based on the information contained or incorporated by reference in this document. In making an investment decision, prospective investors must rely on their own examination of us and the terms of the Exchange Offers, including the merits and risks involved. Prospective investors should not construe anything in this Offering Memorandum as legal, business or tax advice. Each prospective investor should consult its advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the Exchange Offers under applicable legal investment or similar laws or regulations.

Each prospective investor must comply with all applicable laws and regulations in force in any jurisdiction in which it participates in the Exchange Offers or possesses or distributes this Offering Memorandum and must obtain any consent, approval or permission required by it for participation in the Exchange Offers under the laws and regulations in force in any jurisdiction to which it is subject, and neither we nor any of our representatives shall have any responsibility therefor.

We reserve the right to amend, modify or withdraw either or both of the Exchange Offers at any time and we reserve the right to reject any tender, in whole or in part.

This Offering Memorandum contains summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents for complete information. All of those summaries are qualified in their entirety by this reference. Copies of documents referred to herein will be made available to prospective investors upon request to the Company.

This Offering Memorandum, including the documents incorporated by reference herein, and the related Letters of Transmittal contain important information that should be read before any decision is made with respect to an exchange of Convertible Notes.

The delivery of this Offering Memorandum shall not under any circumstances create any implication that the information contained or incorporated by reference herein is correct as of any time subsequent to the date hereof or date thereof or that there has been no change in the information set forth or incorporated herein or in any attachments hereto or in our affairs or any of our subsidiaries or affiliates since the date hereof or date thereof.

Any New Notes issued pursuant to the Exchange Offers will initially be available in book-entry form only. We expect that the New Notes will be issued in the form of one or more registered global notes. The global notes will be deposited with, or on behalf of, DTC and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the global notes will be shown on, and transfers of beneficial interests in the global notes will be effected only through, records maintained by DTC and its participants. After the initial issuance of the global notes, certificated notes will be issued in exchange for global notes only in the limited circumstances set forth in the applicable indenture governing the New Notes. See “Description of New Notes—Book-Entry, Delivery and Form.”

FORWARD-LOOKING STATEMENTS

All statements made in this Offering Memorandum and the documents incorporated by reference herein other than purely historical information are “forward-looking statements” within the meaning of the federal securities laws. These statements reflect expectations and are based on historical operating trends, proved reserve positions and other currently available information. Forward-looking statements include statements regarding future plans and objectives, future exploration and development expenditures and number and location of planned wells and statements regarding the quality of our properties and potential reserve and production levels. These statements may be preceded or followed by or otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “continues,” “plans,” “estimates,” “projects” or similar expressions or statements that events “will,” “should,” “could,” “might” or “may” occur. Except as otherwise specifically indicated, these statements assume that no significant changes will occur in the operating environment for oil and natural gas properties and that there will be no material acquisitions or divestitures except as otherwise described.

The forward-looking statements in this Offering Memorandum and the documents incorporated by reference herein are subject to all the risks and uncertainties that are described herein and therein. We may also make material acquisitions or divestitures or enter into financing transactions. None of these events can be predicted with certainty and are not taken into consideration in the forward-looking statements.

For all of these reasons, actual results may vary materially from the forward-looking statements, and we cannot assure you that the assumptions used are necessarily the most likely. We will not necessarily update any forward-looking statements to reflect events or circumstances occurring after the date the statement is made except as may be required by federal securities laws.

There are a number of risks that may affect our future operating results and financial condition. Factors that could cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following:

•	uncertainties inherent in making estimates of our oil and natural gas data;

•	the volatility of oil and natural gas prices;

•	discovery and development of oil and natural gas reserves;

•	projected and targeted capital expenditures and other costs, commitments and revenues;

•	current and future government regulation of the oil and natural gas industry, including without limitation regulation of drilling practices, including hydraulic fracturing;

•	cost of compliance with laws and regulations;

•	changes in environmental, climate change, or natural resource laws or the implementation of those laws;

•	environmental liabilities;

•	greenhouse gas or climate change regulation;

•	potential public opposition to, or controversy directed at, oil and gas drilling practices;

•	potential liabilities inherent in oil and natural gas operations;

•	geological, technical, drilling and processing problems;

•	competition;

•	our ability to find, acquire or gain access to other discoveries and prospects and to successfully develop our current discoveries and prospects;

•	the availability and cost of drilling rigs, production equipment, supplies, personnel and oilfield services;

•	drilling risks and operational hazards;

•	the availability and cost of developing appropriate infrastructure around and transportation to our discoveries and prospects;

•	the ability to obtain financing;

•	our dependence on our key management personnel and our ability to attract and retain qualified personnel;

•	our vulnerability to severe weather events; and

•	the cost and availability of adequate insurance coverage.

You are urged to carefully consider these factors and the “Risk Factors” on page 9 of this Offering Memorandum as well as the risks described in the documents incorporated by reference herein. All forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statements.

INCORPORATION BY REFERENCE; ADDITIONAL INFORMATION

Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and copy charges. Also, using our website, http://www.gmxresources.com, you can access electronic copies of documents we file with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this Offering Memorandum. You may also request a copy of those filings, excluding exhibits, and we will provide them to you at no cost, by writing, emailing or telephoning Investor Relations at our principal executive office, which is 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma 73114, avanhorn@gmxresources.com, or (405) 600-0711, respectively.

The Company is “incorporating by reference” the information it files with the SEC into this Offering Memorandum, which means that the Company is disclosing important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this Offering Memorandum. Certain information that the Company files after the date of this Offering Memorandum with the SEC will automatically update and supersede the information included or incorporated by reference herein. The Company incorporates by reference into this Offering Memorandum the documents listed below, which were filed with the SEC, and such documents form an integral part of this Offering Memorandum:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 9, 2012;

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2012, filed with the SEC on June 5, 2012, and June 30, 2012, filed with the SEC on August 9, 2012;

•

our Current Reports on Form 8-K (except for any information furnished under Item 2.02 or Item 7.01), as filed with the SEC on January 20, 2012, March 1, 2012, March 8, 2012, March 13, 2012, March 16, 2012, March 26, 2012, April 16, 2012, April 26, 2012, May 17, 2012 (two reports) and June 22, 2012;

•	information specifically incorporated by reference into our Annual Report on Form 10-K from our definitive proxy statement on Schedule 14A filed on April 3, 2012; and

v

•

the description of our common stock and preferred stock purchase rights contained in our Registration Statement on Form 8-A filed with the SEC on December 14, 2009, including any amendments or reports filed for the purpose of updating such descriptions.

The Company is also incorporating by reference any future filings the Company makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offering Memorandum and prior to the expiration or termination of the Exchange Offers, except that, unless otherwise indicated, the Company is not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Any statement contained in this Offering Memorandum or in a document (or part thereof) incorporated or considered to be incorporated by reference in this Offering Memorandum shall be considered to be modified or superseded for purposes of this Offering Memorandum to the extent that a statement contained in this Offering Memorandum or in any other subsequently filed document (or part thereof) that is or is considered to be incorporated by reference in this Offering Memorandum modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. Any statement so modified or superseded shall not be considered, except as so modified or superseded, to constitute part of this Offering Memorandum.

Copies of each of the documents incorporated by reference into this Offering Memorandum (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) may be obtained at no cost by contacting the information agent at its telephone number set forth on the back cover of this Offering Memorandum.

SUMMARY

This summary highlights some basic information contained, or incorporated by reference, in this Offering Memorandum to help you understand our business and the Exchange Offers. It does not contain all of the information that is important to you. You should carefully read this entire Offering Memorandum to understand fully the terms of the Exchange Offers, as well as the information incorporated by reference herein. You should pay special attention to the information in the section entitled “Risk Factors” beginning on page 10 and the section entitled “Forward-Looking Statements.”

Unless stated otherwise, the discussion in this Offering Memorandum of our business includes the business of GMX Resources Inc. and its consolidated subsidiaries. Unless otherwise indicated or the context otherwise requires, “GMX,” “the Company,” “we,” “us” and “our” refer to GMX Resources Inc. and its subsidiaries on a consolidated basis.

Overview

Through the consummation of the Exchange Offers, we intend to strengthen our balance sheet by replacing the Convertible Notes with long-term debt. Upon the terms and subject to the conditions set forth in this Offering Memorandum and the accompanying Letters of Transmittal, we are offering to exchange any and all of the 2013 Notes for New Notes and Common Stock, and a portion of the 2015 Notes for New Notes.

If we consummate the Exchange Offers, tendering Holders will receive the applicable consideration described in this Offering Memorandum.

The Company

We are an independent oil and gas company focused on development acreage in two oil shale resource plays in the Williston Basin (North Dakota/Montana), targeting the Bakken and Sanish-Three Forks Formations, and the DJ Basin (Wyoming), targeting the Niobrara Formation. Both resource plays are estimated to be 90% oil. Our natural gas resources are located in the East Texas Basin, in the Haynesville/Bossier (“H/B”) gas shale and the Cotton Valley Sand Formation, where substantially all of our acreage is contiguous and held by production. We believe these oil and natural gas resource plays provide a substantial inventory of operated, high probability, repeatable, organic growth opportunities. The Bakken properties cover approximately 35,000 net acres and the Niobrara properties cover more than 40,000 net acres. The Company believes that having choices for operating in multiple basins and for focusing on oil or natural gas resources provides us with flexibility to allocate capital to achieve the highest risk-adjusted rate of return on our portfolio. We also intend to convert our unproved reserves in these areas into proved reserves. We may selectively acquire additional acreage in these areas in the normal course of business.

Our current focus is on increasing oil production and focusing our operations in McKenzie and Billings Counties, North Dakota, where we are currently operating six wells, have one rig operating and one well waiting on completion. We also have non-operating interests in five additional wells in this area.

In Wyoming, our Niobrara development has begun with two seismic shoots encompassing 135 and 204 square miles. Our first shoot and part of our second shoot are complete and we are evaluating the results. The remainder of our second shoot is expected to be completed in the second half of 2012.

We plan to commit almost all of our total capital expenditures in 2012 to our oil resources development. We expect that increasing the oil percentage of our production will have positive economic benefits created by the current price gap that exists between oil and natural gas. We plan to continue to use hedging to mitigate commodity price risks for our oil and gas production.

Background of the Exchange Offers

As of June 30, 2012, our total current assets were $57.4 million and our total assets were $394.8 million. The value of our total assets decreased by $91.8 million during the second quarter of 2012 as a result of our recording of an impairment expense related to oil and gas properties under the full cost ceiling test. As of June 30, 2012, our current liabilities were $90.5 million, including the current maturities of the 2013 Notes, and our long-term debt, excluding current maturities, was $363.0 million. Given our current outlook, we determined that we may be unable to pay the 2013 Notes upon maturity. Accordingly, we are seeking to refinance the Convertible Notes on terms that will allow us sufficient time to develop our properties and increase our oil production.

Convertible Notes Restructuring Plan

The Company’s principal objective in restructuring its Convertible Notes as described herein is to strengthen its balance sheet by replacing the Convertible Notes with long-term debt. The Company believes that the debt restructuring effected by the Exchange Offers:

•	provides an extended period of time to implement the Company’s business plan, continue to develop existing properties and raise equity capital before the Company faces significant debt maturities;

•	offers consideration based on position in the existing capital structure; and

•	provides significantly higher value for the Company than a liquidation or bankruptcy filing.

Conditions to the Consummation of the Exchange Offers

The Company’s obligation to accept and exchange any Convertible Notes validly tendered (and not validly withdrawn) pursuant to the Exchange Offer is conditioned, among other things, upon:

(i)	holders of not less than $30 million in aggregate principal amount of the 2013 Notes having validly tendered (and not validly withdrawn) their 2013 Notes into the 2013 Notes Exchange Offer (the “Minimum Tender Condition”); and

(ii)	the occurrence of the conditions listed under “Description of the Exchange Offers—Conditions to the Exchange Offers.”

Our Business Post-Exchange Offers

Business Strategy

Following the consummation of the Exchange Offers, the Company will continue to pursue its broader business strategy. If consummated, we expect the Exchange Offer to significantly enhance the Company’s capital structure and liquidity position. The extension of the maturity of indebtedness represented by the Convertible Notes exchanged for New Notes due in 2018 will give the Company greater flexibility in using any cash proceeds from other securities issued by the Company to pursue its business strategy.

Reverse Split

Following the Exchange Offers, the Company may call a special meeting of its shareholders to, among other things, approve a reverse split of the Common Stock in an attempt to reestablish the stock price necessary for continued listing on the NYSE. The reverse split would proportionally affect all shares of Common Stock, including those shares issued to Holders as a result of the 2013 Notes Exchange Offer. Accordingly, each shareholder would hold approximately the same percentage of outstanding shares after the reverse split as such shareholder held immediately prior to the effective time of the reverse split. The consummation of any reverse split is not conditioned on the consummation of the Exchange Offers, nor are the Exchange Offers conditioned on the consummation of any reverse split. Therefore, the Company may or may not pursue a reverse split of the Common Stock regardless of whether the Exchange Offers are consummated.

Recent Developments

On June 20, 2012, the New York Stock Exchange (NYSE) provided notice that the decline in the Company’s share price has caused it to be out of compliance with the NYSE’s continued listing standards. Under the NYSE’s rules, in order to get back in compliance with the listing standard, both the ending share price and the average share price (over a consecutive 30-trading period) must exceed $1.00 within six months following receipt of the non-compliance notice. Notwithstanding the foregoing, if the Company determines to remedy the non-compliance by taking action that will require shareholder approval, such as a reverse stock split, the NYSE will continue to list the Company’s common stock pending shareholder approval by no later than its next annual meeting, and the implementation of such action promptly thereafter. The Company will be back in compliance with its listing standard if the share price promptly exceeds $1.00 per share, and the price remains above the level for at least the following 30 trading days. The Company’s common stock will continue to be listed and will trade on the NYSE subject to the Company’s continued compliance with the NYSE’s other applicable listing requirements.

On July 17, 2012, the Company announced a proposed sale of a portion of the Company’s Cotton Valley Sand liquids rich natural gas properties located in East Texas. The Proved Developed and Producing wells are in the mature stage of production with shallow decline rates. In addition, the assets have additional upside through infill horizontal development. The Company currently expects that the sale of these properties will occur during the third quarter of 2012 and the proceeds will be used to fund the Company’s Bakken drilling program.

SUMMARY OF THE EXCHANGE OFFERS

Offers	We are offering in exchange for any and all of our issued and outstanding 5.00% Convertible Senior Notes due 2013:

•	newly issued Senior Secured Second-Priority Notes due 2018; and

•	newly issued Common Stock.

For each $1,000 in principal amount of 2013 Notes tendered, we are offering (i) $1,000 principal amount of New Notes and (ii) 228 shares of Common Stock. If all of the 2013 Notes are tendered and accepted, we would issue an aggregate of approximately 14,975,136 shares of Common Stock representing approximately 19.8% of our outstanding shares of Common Stock as of August 8, 2012.

In addition, we are offering in exchange for our 4.50% Convertible Senior Notes due 2015, $700 principal amount of New Notes, subject to the 2015 Notes Consideration Limit. In the event that holders of 2015 Notes tender and do not validly withdraw 2015 Notes in an aggregate principal amount that exceeds the quotient of the 2015 Notes Consideration Limit divided by 0.7, then the aggregate principal amount of 2015 Notes that the Company may accept for purchase from each tendering holder of 2015 Notes will be equal to the product of (a) the 2015 Notes Consideration Limit, (b) a fraction, the numerator of which will be the aggregate principal amount of 2015 Notes tendered and not validly withdrawn by such holder, and the denominator of which will be the aggregate principal amount of all 2015 Notes validly tendered and not validly withdrawn pursuant to the 2015 Notes Exchange Offer and (c) a fraction, the numerator of which is 1000 and the denominator of which is 700. Any 2015 Notes validly tendered (and not validly withdrawn) but not accepted by the Company in the 2015 Notes Exchange Offer will be returned to the holders thereof.

With respect to Convertible Notes validly tendered (and not validly withdrawn) and accepted by the Company, tendering noteholders will receive a cash payment for accrued an unpaid interest through and including the settlement date of the applicable Exchange Offer.

None of the Company, its subsidiaries, their respective boards of directors, members or managers, as applicable, the exchange agent and the information agent or any of their respective affiliates makes any recommendation as to whether Holders should exchange Convertible Notes for the applicable consideration in the Exchange Offers.

Payment of Consideration	If you tender your Convertible Notes and we consummate the Exchange Offers, you will receive the consideration for the applicable series of Convertible Notes tendered set forth on the cover page of this Offering Memorandum, to the extent such Convertible Notes are accepted by us.

New Notes will be issued only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. If under the terms of the 2015 Notes Exchange Offer any tendering Holder is entitled to receive New Notes in a principal amount that is not an integral multiple of $1,000, whether as a result of the application of the exchange ratio for the 2015 Notes or as a result of proration of notes issued in the event that the sum of the New Notes consideration to be issued would otherwise exceed $60 million, we will reduce the principal amount of that Holder’s New Notes to the nearest $1,000.

Accrued and Unpaid Interest on Convertible Notes Accepted in the Exchange Offers	With respect to Convertible Notes validly tendered (and not validly withdrawn) and accepted by the Company, tendering noteholders will receive a cash payment for accrued and unpaid interest through and including the settlement date of the applicable Exchange Offer.

Expiration Date	The Exchange Offers will expire immediately after 11:59 p.m., New York City time, on September 6, 2012, unless extended by us (such date and time, as the same may be extended, the “Expiration Date”). We, in our absolute discretion, may extend the Expiration Date for any purpose, in accordance with applicable securities laws, including in order to permit the satisfaction or waiver of any or all conditions to the Exchange Offers.

Settlement Date	The settlement date of the Exchange Offers will be promptly following the Expiration Date.

Withdrawal of Tenders	You may withdraw the tender of your Convertible Notes at any time before the Expiration Date by submitting a notice of withdrawal to the exchange agent using DTC’s ATOP procedures and/or upon compliance with the other procedures described herein. Any Convertible Notes withdrawn pursuant to the terms of an Exchange Offer shall not thereafter be considered tendered for any purpose unless and until such Convertible Notes are again tendered pursuant to the applicable Exchange Offer.

Conditions to the Exchange Offers	The Company’s obligation to accept, and exchange, any Convertible Notes validly tendered (and not validly withdrawn) pursuant to the Exchange Offers is conditioned, among other things, upon:

•	Holders holding not less than $30 million in aggregate principal amount of the 2013 Notes having validly tendered (and not validly withdrawn) their 2013 Notes into the 2013 Notes Exchange Offer; and

•	the occurrence of the conditions listed under “Description of the Exchange Offers—Conditions to the Exchange Offers.”

Procedures for Tendering

If you wish to participate in an Exchange Offer and your Convertible Notes are held by a custodial entity, such as a bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your Convertible Notes on your behalf pursuant to the procedures of that custodial entity. If your Convertible Notes are registered in your name, you must complete, sign and date the accompanying Letter(s) of Transmittal, or a facsimile of the Letter(s) of Transmittal, according to the instructions contained in this Offering Memorandum and the Letters of Transmittal. See “Description of the Exchange Offers—Procedures for Tendering Convertible Notes.”

Consequences of Failure to Tender	If the Exchange Offers are consummated, claims with respect to any Convertible Notes not tendered in the Exchange Offers will be effectively subordinated to claims with respect to any New Notes. For a description of the consequences of failing to exchange your Convertible Notes in this case, see “Risk Factors—Risks to Holders of Non-Tendered Convertible Notes.”

Use of Proceeds	We will not receive any cash proceeds in the Exchange Offers.

Taxation	For a summary of certain U.S. federal income tax consequences of the Exchange Offers, see “Certain U.S. Federal Income Tax Considerations.”

Exchange Agent and Information Agent	Global Bondholder Services Corporation

SUMMARY OF THE NEW NOTES

Issuer	GMX Resources Inc.

Guarantors	None.

Aggregate Principal Amount	Up to $60,000,000. Subject to this limitation, New Notes may be issued from time to time after consummation of the Exchange Offers.

Maturity	March 2, 2018

Interest	Interest will be payable quarterly in arrears on December 2, March 2, June 2 and September 2 of each year, beginning on March 2, 2013.

At the Company’s option, interest may be paid either in cash or, with respect to interest paid prior to the second anniversary of the settlement date of the 2013 Notes Exchange Offer, either in the form of cash, freely tradable shares of Common Stock issued pursuant to an effective registration statement under the Securities Act, or a combination thereof.

Interest will accrue at the rate of 9% per annum.

The number of shares of Common Stock, if any, to be issued by the Company in lieu of cash interest shall be calculated by assigning a value per share equal to the product of (a) 0.75 and (b) the 10-Day VWAP ending the business day prior to the interest payment date

Collateral	The obligations of the Company with respect to the New Notes will be secured equally and ratably by second priority security interests, subject to certain Permitted Liens, in the same assets of the Company (but not any assets of any subsidiaries of the Company) (the “Collateral”) that are subject to liens securing the Company’s Senior Secured Notes due 2017, issued pursuant to the Indenture dated as of December 19, 2011 among the Company, certain of its subsidiaries, and U.S. Bank National Association, as trustee and collateral agent.

Optional Redemption	The Company may redeem any or all of the New Notes at its option at any time and from time to time upon not less than 30 nor more than 60 days’ notice at a redemption price equal to 100% of the principal amount of New Notes redeemed, plus accrued and unpaid interest.

Open Market Purchases; No Mandatory Redemption or Sinking Fund:	The Company may at any time and from time to time purchase New Notes in the open market or otherwise. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the New Notes.

Use of Proceeds	We will not receive any proceeds from the Exchange Offers or the issuance of New Notes.

Ranking	The New Notes will be senior secured obligations of the Company.

The New Notes will rank:

•	senior in right of payment to all of the Company’s subordinated indebtedness, if any;

•	effectively senior to all of the Company’s existing and future unsubordinated, unsecured indebtedness, to the extent of the value of the collateral securing the New Notes;

•	equal in right of payment with all the Company’s other unsubordinated indebtedness; and

•	effectively junior to the Notes due 2017, to the extent of the value of the collateral securing such notes.

Intercreditor Arrangements	The trustee and collateral agent for the New Notes will enter into an intercreditor agreement that will govern the rights of the holders of the Notes due 2017 and the holders of the New Notes, as well as such trustee and collateral agent, in respect of the collateral securing such obligations and will include provisions relating to lien subordination, turnover obligations with respect to the proceeds of collateral, restrictions on exercise of remedies, releases of collateral, restrictions on amendments to junior lien documentation, bankruptcy related provisions and other intercreditor matters.

Form and Denomination	The New Notes will be issued in global form and deposited with the Trustee as a custodian for the Depository Trust Company (“DTC”) and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global note will be shown on, and any transfers will be effective only through, the records maintained by DTC and its participants. All notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.

Covenants	The Indenture will contain covenants that will impose limitations on the Company’s ability to:

•	pay dividends, redeem subordinated debt (other than the New Notes) or make other restricted payments;

•	create liens;

•	transfer or sell assets;

•	merge, consolidate or sell substantially all of its assets; and

•	impair the liens securing the New Notes.

The Indenture will also contain a covenant that under certain circumstances would require the Company to offer to purchase the New Notes upon a change of control, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. The covenants mentioned above will be subject to important exceptions and qualifications. See “Description of New Notes” for a more detailed summary of these restrictive covenants.

Governing Law	The New Notes Indenture and the New Notes will be governed by New York law.

Indenture Trustee	U.S. Bank National Association

For a description of certain considerations that should be taken into account in connection with the Exchange Offers and in connection with an investment in the New Notes, see “Risk Factors” beginning on page 10.

RISK FACTORS

The Exchange Offers involve a high degree of risk and uncertainty. You should carefully consider the risks and uncertainties described below and the other information appearing elsewhere in this Offering Memorandum, as well as the risks and uncertainties described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2012 incorporated by reference into this Offering Memorandum, before making a decision whether to participate in an Exchange Offer.

Risks Related to Failure to Consummate the Exchange Offers

If the Exchange Offers are not consummated, we may consider all other refinancing or restructuring measures available to us at that time. Any alternative refinancings or restructuring may be on terms less favorable to the Holders than the terms of the Exchange Offers.

The completion of the Exchange Offers is subject to the satisfaction, or in certain cases, waiver of specified conditions. If the conditions to the completion of the Exchange Offers are not satisfied or, if permitted, waived, we will not be obligated to accept any Convertible Notes tendered in the Exchange Offers and the Exchange Offers may not be consummated. See “Description of the Exchange Offers—Conditions to the Exchange Offers.”

Our ability to make required payments under our indebtedness would be adversely affected if we were to be unable to complete the Exchange Offers. If we do not complete the Exchange Offers, we will be forced to seek alternative refinancing or restructuring transactions. Any alternative restructuring may be on terms less favorable to the Holders than the terms of the Exchange Offers.

If the Exchange Offers are not consummated, and unless we are able to obtain additional financing, we may be unable to pay the principal and accrued and unpaid interest on the Convertible Notes at their maturity.

Based on current projections in the absence of additional equity or permitted debt financings, our cash on hand will be insufficient to make future principal and interest payments on the Convertible Notes. If we are unable to consummate the Exchange Offers before these payments become due, the failure to make any of these payments will trigger a default under the indentures governing the Convertible Notes as well as our other debt agreements, including our other indentures, which will cause the principal and interest on these debt instruments to immediately become due.

A long and protracted restructuring would disrupt our business and divert the attention of our management from the operation of our business and implementation of our business plan.

If we fail to consummate the Exchange Offers on a timely basis, any alternative we may pursue could take substantially longer to consummate than the Exchange Offers. A protracted restructuring would disrupt our business and would divert the attention of our management from the operation of our business and implementation of our business plan.

The uncertainty surrounding a prolonged restructuring would also have other adverse effects on us. For example, it would also adversely affect:

•	our ability to raise additional capital;

•	our ability to capitalize on business opportunities and react to competitive pressures;

•	our ability to attract and retain employees;

•	our liquidity;

•	our relationships with customers and suppliers;

•	how our business is viewed by regulators, investors, lenders and credit ratings agencies;

•	the amount of collateral required in the transaction of our business; and

•	our enterprise value.

Risks to Holders of Non-Tendered Convertible Notes

The following risk specifically applies to the extent a Holder elects not to participate in the Exchange Offers. There are additional risks attendant to being an investor in our securities that you should review, whether or not you elect to tender your Convertible Notes. These risks are described elsewhere in this “Risk Factors” section and in the documents incorporated by reference herein.

The trading market for any non-tendered Convertible Notes may be substantially limited or may cease to exist.

The Convertible Notes are not listed on any national or regional securities exchange. To the extent that Convertible Notes are traded, prices for the Convertible Notes may fluctuate greatly depending on the trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results and the market for similar securities. In addition, quotations for securities that are not widely traded, such as the Convertible Notes, may differ from actual trading prices and should be viewed as approximations. Convertible Notes that are tendered and accepted in the Exchange Offers will cease to be outstanding and will be cancelled. The trading market for any Convertible Notes that remain outstanding after the consummation of the offer will become more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a greater float. In addition, a significantly reduced float may tend to make market prices more volatile. Therefore, market prices for Convertible Notes that are not purchased may be affected adversely, and market prices may be more volatile, to the extent that the principal amount of Convertible Notes exchanged pursuant to the Exchange Offers significantly reduces the float. The extent of the public market for the Convertible Notes following consummation of the Exchange Offers will depend upon, among other things, the remaining outstanding principal amount of Convertible Notes after the Exchange Offers, the number of beneficial owners remaining at such time, the interest in maintaining a market in such Convertible Notes on the part of securities firms and other factors. We cannot assure Holders that a trading market for any Convertible Notes that remain outstanding following consummation of the Exchange Offers will exist or be sustained.

Risks to Holders of New Notes Issued in the Exchange Offers

The following risks specifically apply only to holders of New Notes issued in the Exchange Offers and should be considered, along with the other risk factors, by eligible holders. There are additional risks attendant to being an investor in our debt securities that you should review, whether or not you elect to tender your Convertible Notes. These risks are described elsewhere in this “Risk Factors” section and in the documents incorporated by reference herein.

To the extent that a Holder is exchanging Convertible Notes for New Notes with a later maturity, such Holder may ultimately find that we are able to repay the non-tendered Convertible Notes when they mature, but are unable to repay or refinance the New Notes when they mature.

If you are a Holder, you may be offered New Notes with a later maturity than the Convertible Notes that you presently own. It is possible that tendering Holders of such Convertible Notes will be adversely affected by the extension of maturity. Following the maturity date of a given issue of Convertible Notes, but prior to the maturity date of the corresponding issue of New Notes, we may become subject to a bankruptcy or similar proceeding. If so, Holders that opted not to participate in an Exchange Offer may have been paid in full, and there is a risk that the Holders of that did opt to participate in an Exchange Offer will not be paid in full. If you decide to tender Convertible Notes, you will be exposed to the risk of nonpayment for a longer period of time.

A court could deem the issuance of the New Notes a preferential transfer or fraudulent conveyance and void all or a portion of the obligations represented by the New Notes.

If we were to become a debtor in a case under the Bankruptcy Code within 90 days after the consummation of an Exchange Offer (or, with respect to any insiders, as defined in the Bankruptcy Code, within one year after consummation of an Exchange Offer) and certain other conditions were met, it is possible that the consideration paid to Holders in the applicable Exchange Offer, absent any of the Bankruptcy Code’s defenses to avoidance, could be subject to avoidance, in whole or in part, as a preferential transfer and, to the extent avoided, the value of such consideration could be recovered from such Holders and possibly from subsequent transferees.

In a bankruptcy proceeding, a trustee, debtor in possession, or someone else acting on behalf of the bankruptcy estate may seek to recover transfers made or void obligations incurred prior to the bankruptcy proceeding on the basis that such transfers and obligations constituted fraudulent conveyances. Fraudulent conveyances are generally defined to include transfers made or obligations incurred for inadequate consideration when the debtor was insolvent, inadequately capitalized or in similar financial distress, or transfers made or obligations incurred with the intent of hindering, delaying or defrauding current or future creditors. A trustee or such other parties may recover such transfers and avoid such obligations made within two years prior to the commencement of a bankruptcy proceeding. Furthermore, under certain circumstances, creditors may recover transfers or void obligations under state fraudulent conveyance laws, within the applicable limitation period, which may be longer than two years, even if the debtor is not in bankruptcy. In bankruptcy, a representative of the estate may also assert such state law claims. If a court were to find that the Company issued the New Notes under circumstances constituting a fraudulent conveyance, the court could void all or a portion of the obligations under the New Notes, or the pledge of collateral granted in connection therewith. In addition, under such circumstances, the value of any consideration holders received with respect to the New Notes, including upon foreclosure of the collateral, could also be subject to recovery from such holders and possibly from subsequent transferees, or holders might be returned to the same position they held as Holders. If the pledge of collateral were voided and the issuance of New Notes and/or were not voided, holders of New Notes would be unsecured creditors with claims that ranked pari passu with all other unsubordinated creditors of the applicable obligor, including trade creditors, except that the claims under the New Notes would be for a lower principal amount than the prior claim under the Convertible Notes.

A note could be voided, or claims in respect of a note could be subordinated to all other debts of the Company, if the Company at the time it incurred the indebtedness evidenced by the New Notes:

•	received less than reasonably equivalent value or fair consideration for the issuance of the notes and was insolvent or rendered insolvent by reason of such issuance;

•	was engaged in a business or transaction for which the Company’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a debtor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot assure you as to what standard a court would apply in determining whether the Company would be considered to be insolvent. If a court determined that the Company was insolvent after giving effect to the issuance of the New Notes, it could void the notes and require you to return any payments received from the Company.

We may purchase or repay any Convertible Notes not tendered in the Exchange Offers on terms that could be more favorable to holders of such Convertible Notes than the terms of the Exchange Offers.

Subject to applicable law, after the Expiration Date, we may purchase Convertible Notes in the open market, in privately negotiated transactions, through subsequent tender or exchange offer or otherwise. Any other purchases may be made on the same terms or on terms that are more or less favorable to holders of such Convertible Notes than the terms of the Exchange Offers. We also reserve the right to repay any Convertible Notes not tendered in accordance with their terms. If we decide to repurchase or repay Convertible Notes that are not tendered in the Exchange Offers, those holders who decided not to participate in the Exchange Offers could be better off than those who participated in the Exchange Offers.

The New Notes are new issues of securities and the trading market for such New Notes may be limited.

The New Notes will be new securities for which there currently is no established trading market. We do not intend to apply for listing of the New Notes on any securities exchange or for quotation in any automated dealer quotation system and we cannot assure you that any liquid market will develop for the New Notes. If any of the New Notes are traded after their initial issuance, they may trade at a discount from their initial issue price or principal amount, depending upon many factors, including prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition, performance and prospects. Any decline in trading prices, regardless of the cause, may adversely affect the liquidity and trading markets for the New Notes.

The consideration offered to exchange Convertible Notes does not reflect any independent valuation of such Convertible Notes and does not take into account events or changes in financial markets (including interest rates) after the commencement of the Exchange Offers.

The consideration offered to exchange Convertible Notes does not reflect any independent valuation of such Convertible Notes and does not take into account events or changes in financial markets (including interest rates) after the commencement of the Exchange Offers. Holders that tender their Convertible Notes may or may not receive more value than, or as much value as, if they choose to keep them. Liquidity of the market for unexchanged Convertible Notes likely will be lessened, and the market prices for non-tendered Convertible Notes may therefore be reduced.

If the Exchange Offers are consummated, the aggregate principal amount of outstanding Convertible Notes will be reduced, which would likely adversely affect the liquidity of non-tendered Convertible Notes. An issue of securities with a small float generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, the market price for Convertible Notes that are not tendered in the Exchange Offer may be adversely affected. The reduced float also may tend to make the trading prices of Convertible Notes that are not exchanged more volatile. The market prices for unexchanged Convertible Notes may also be negatively affected by their structural subordination to New Notes.

If Holders have claims against us resulting from their acquisition or ownership of Convertible Notes, they will give up those claims if they exchange their Convertible Notes.

By tendering Convertible Notes in an Exchange Offer, upon the closing of the applicable Exchange Offer, Holders will be deemed to have released and waived any and all claims they, their successors and their assigns have or may have had against:

•	us, our subsidiaries, our affiliates and their stockholders; and

•

our directors, officers, employees, attorneys, accountants, advisors, agents and representatives, in each case whether current or former, as well as the directors, officers, employees, attorneys, accountants, advisors, agents and representatives of our subsidiaries, our affiliates and our stockholders;

arising from, related to, or in connection with their acquisition or ownership of the Convertible Notes, including claims for accrued interest subsequent to the settlement date, unless those claims arise under federal or state securities laws.

Because it is not possible to estimate the likelihood of their success in pursuing any legal claims or the magnitude of any recovery to which they ultimately might be entitled, it is possible that the consideration that the tendering holders receive in the applicable Exchange Offer will have a value less than the value of any legal claims such holders are relinquishing. Moreover, Holders that do not tender their Convertible Notes for exchange and former Holders that have already sold their Convertible Notes will continue to have the right to prosecute any claims against us.

Rights of holders of New Notes in the collateral may be adversely affected by the failure to have, obtain and/or perfect liens on certain assets.

Subject to certain exceptions, the New Notes (if issued) will be secured by second liens covering substantially all of our assets, whether now owned or acquired in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the Trustee or the collateral agent will monitor, or that we will inform the Trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the lien on such after acquired collateral. The collateral agent for the New Notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Such failure may result in the loss of the lien thereon or of the priority of the lien securing the New Notes.

The value of the Collateral securing the New Notes may not be sufficient to satisfy our obligations under the New Notes.

No appraisal of the value of the Collateral has been made, and the fair market value of the Collateral is subject to fluctuations based on factors that include, among others, fluctuations in oil and natural gas prices, general economic conditions and similar factors. The amount to be received upon a sale of the Collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the Collateral at such time, the timing and the manner of the sale and the availability of buyers. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the Collateral may not be sold in a timely or orderly manner and the proceeds from any sale or liquidation of this Collateral may not be sufficient to pay our obligations under the New Notes.

To the extent that pre-existing liens, liens permitted under the indenture and other rights, such as the collateral (the “2017 Notes Collateral”) securing our Senior Secured Notes due 2017 (the “2017 Notes”) and other senior obligations, encumber any of the Collateral securing the New Notes, the holders of such security interests have or may exercise rights and remedies with respect to the Collateral that could adversely affect the value of the Collateral and the ability of the collateral agent, the trustee under the indenture or the holders of the New Notes to realize or foreclose on the Collateral.

Liquidating the Collateral securing the New Notes may not result in proceeds in an amount sufficient to pay any amounts due under the New Notes, after also satisfying the obligations to pay any creditors under the 2017 Notes or other senior obligations. If the proceeds of any sale of Collateral are not sufficient to repay all amounts due on the New Notes, the holders of the New Notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured, unsubordinated claim against our remaining assets.

Despite our substantial level of indebtedness, we may still incur significantly more debt, which could exacerbate any or all of the risks described above.

We may be able to incur substantial additional indebtedness in the future. Although the indenture governing the New Notes will restrict our ability and the ability of our subsidiaries to grant liens to secure additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. In addition, the indenture governing the New Notes will not prevent us from incurring obligations that do not constitute indebtedness. See “Description of New Notes.” To the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial leverage described herein, including our possible inability to service our debt, would increase.

Your right to exercise remedies with respect to the collateral will be governed, and materially limited, by the Intercreditor Agreement.

The rights of the holders of the New Notes with respect to the collateral will be limited by the intercreditor agreement between the collateral agent for the 2017 Notes and the collateral agent for the New Notes (the “Intercreditor Agreement”). To the extent that we have outstanding obligations under our 2107 Notes or other senior or pari passu obligations secured by the 2017 Notes Collateral, any actions that may be taken in respect of any such collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, are limited and controlled and directed by the holders of the 2017 Notes or the holders of such other obligations. In those circumstances, the indenture trustee and the collateral agent on behalf of the holders of the New Notes will not have the ability to control or direct such actions, even if an event of default under the indenture governing the New Notes has occurred or if the rights of the holders of the New Notes are or may be adversely affected.

The collateral agent and the holders of our 2017 Notes and the holders of such other obligations are under no obligation to take into account the interests of holders of the New Notes when determining whether and how to exercise their rights with respect to the 2017 Notes Collateral, subject to the Intercreditor Agreement, and their interests and rights may be significantly different from or adverse to yours.

With respect to our real property to be mortgaged as security for the New Notes, no title insurance policies or surveys are available or will be obtained.

We will not have title insurance policies on the properties to be mortgaged as security for the New Notes to insure, among other things, (i) loss resulting from the entity represented by us to be the owner thereof not holding fee title or a valid leasehold interest in the properties and such interest being encumbered by unpermitted liens and (ii) the validity and second lien priority of the mortgage granted to the collateral agent for its benefit and for the benefit of the trustee, the holders of the New Notes and the holders of any permitted additional pari passu obligations.

There are circumstances other than repayment or discharge of the New Notes under which the collateral securing the New Notes will be released automatically, without your consent or the consent of the trustee.

Under various circumstances, collateral securing the New Notes will be released automatically, including:

•	upon payment in full of the principal, interest and all other obligations on the New Notes or a discharge or defeasance thereof;

•	a sale, transfer or other disposal of such collateral to any person other than us or our restricted subsidiaries in a transaction that is permitted by the indenture; and

•

upon any enforcement of the liens thereon by the holders of our 2017 Notes or other senior obligations of their first-priority security interest in such collateral, subject to the limitations described under the caption “Description of New Notes—Intercreditor Agreement—Exercise of Remedies and Release of Liens.”

The indenture will also permit us to engage in ordinary course releases of collateral, including in connection with sales of production, certain equipment and oil and gas properties, inventory, entering into licensing arrangements, making cash payments and collecting accounts receivable.

The pledge of the capital stock, other securities and similar items of our subsidiaries that secure the New Notes will automatically be excluded from the collateral to the extent the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.

The New Notes will be secured by a pledge of the capital stock, other securities and similar items of some of our subsidiaries. Under SEC regulations currently in effect, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the New Notes then outstanding, such a subsidiary would be required to provide separate financial statements to the SEC. Therefore, the New Notes indenture and the collateral documents will provide that any capital stock and other securities of any of our subsidiaries will be excluded from the collateral to the extent that the pledge of such capital stock or other securities to secure the New Notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time). As a result, holders of the New Notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries. It may be more difficult, costly and time-consuming for holders of the New Notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary.

The collateral is subject to casualty risks.

We may insure certain collateral against loss or damage by fire or other hazards. However, we may not maintain or continue such insurance and there are some losses, including losses resulting from terrorist acts that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure holders of New Notes that the insurance proceeds will compensate them fully for their losses. If there is a total or partial loss of any of the 2017 Notes Collateral, we cannot assure holders of the New Notes that the proceeds received by them in respect thereof will be sufficient to satisfy all or a proportionate part of the secured obligations, including the New Notes. In the event of a total or partial loss to any of the 2017 Notes Collateral, certain items of equipment and inventory may not be easily replaced. Accordingly, even though there may be insurance coverage, the extended period needed to manufacture replacement units or inventory could cause significant delays.

State law may limit the ability of the collateral agent, trustee and/or the holders of the New Notes to foreclose on real property and improvements included in the collateral.

The New Notes will be secured by, among other things, liens on certain real property and improvements which we own. State laws may limit the ability of the collateral agent, the trustee and/or the holders of the New Notes to foreclose on improved real property collateral. State laws govern the perfection, enforceability and foreclosure of mortgage liens against real property which secure debt obligations such as the New Notes. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even if it has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing law may also impose security first and one form of action rules, which rules can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure.

The collateral agent, the trustee, and/or the holders of the New Notes also may be limited in their ability to enforce a breach of the “no liens” and “no transfers or assignments” covenants contained in the mortgages. Some decisions of certain state courts have placed limits on a lender’s ability to accelerate debt as a result of a breach of this type of a covenant. Under these decisions, a lender seeking to accelerate debt secured by real property upon breach of covenants prohibiting the creation of certain junior liens or leasehold estates may need to demonstrate that enforcement is reasonably necessary to protect against impairment of the lender’s security or to protect against an increased risk of default. Although such court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain. Accordingly, a court could prevent the collateral agent, the trustee and/or the holders of the New Notes from declaring a default and accelerating the New Notes by reason of a breach of this covenant, which could have a material adverse effect on the ability of holders to enforce the covenant.

The imposition of certain permitted collateral liens and incurrence of additional permitted indebtedness could materially adversely affect the value of the collateral.

The collateral that will secure the New Notes may also secure future indebtedness and other obligations of the Company to the extent permitted by the indenture and the security documents. Your rights to the collateral would be diluted by any increase in the indebtedness secured by the collateral.

We may not be able to make the change of control offer required by the indenture.

Upon a change of control, subject to certain conditions, we are required to offer to repurchase all outstanding New Notes in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. We will not be required to make such an offer, however, as long as any notes with a senior security interest (including the 2017 Notes) are outstanding. We cannot assure you that we will have sufficient funds at the time of any change of control to make required repurchases of New Notes tendered. In addition, our other indebtedness agreements provide that certain change of control events will constitute an event of default thereunder. If the holders of the New Notes exercise their right to require us to repurchase all of the New Notes upon a change of control, the financial effect of this repurchase could cause a default under our other indebtedness, even if the change of control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of any such change of control to make the required repurchase of our other indebtedness and the New Notes or that restrictions in the indenture will not allow such repurchases. In addition, certain corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. See “Description of New Notes—Change of Control” for additional information.

USE OF PROCEEDS

We will not receive any proceeds from the Exchange Offers. In consideration for issuing New Notes and Common Stock, we will receive in exchange the Convertible Notes. The Convertible Notes surrendered will be retired and cancelled and cannot be reissued.

CAPITALIZATION

The table below sets forth as of June 30, 2012 on a consolidated basis our capitalization:

•	on an actual basis; and

•

as adjusted to reflect the consummation of the exchange of $51,997,000 in aggregate principal amount of the 2013 Notes and approximately $11,432,800 in aggregate principal amount of the 2015 Notes (i.e. $8,003,000 divided by 0.7) for:

•	$60,000,000 in aggregate principal amount of New Notes; and

•	approximately 14,975,136 shares of Common Stock with an estimated market value of $13.0 million assuming a common share price of $0.87.

Assuming that the offer is fully subscribed (i.e. that a sufficient combination of 2013 Notes and 2015 Notes is validly tendered (and not validly withdrawn) and accepted to issue the full $60 million aggregate principal amount of New Notes), the New Notes will be issued in an initial aggregate principal amount of $60,000,000, and recorded at an estimated fair value in the as adjusted capitalization at $60,000,000.

The as adjusted capitalization does not reflect any gain or loss that may be recognized by the Company as a result of completing the Exchange Offers other than the loss associated with the issuance of Common Stock, which is off-set by a corresponding increase in Common Stock outstanding and additional paid-in capital. Upon consummation of the Exchange Offers, the Company would be required to determine whether the exchanged debt meets the accounting requirements for debt extinguishment or debt modification. Under accounting for debt extinguishments, the Company would recognize a gain or a loss on the settlement date. If determined to be a debt modification, no gain or loss would be recognized; however, any costs or adjustments to the recorded balance of the New Notes would be reflected as an increase or decrease in future interest expense.

This table has been included to provide additional information regarding the anticipated impact of the Exchange Offers on our capitalization. This table should be read in conjunction with the “Selected Historical Consolidated Financial Data” elsewhere in this Offering Memorandum and the historical consolidated financial statements and related notes that are contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012, each of which is incorporated by reference into this Offering Memorandum.

	As of June 30, 2012
	Actual	As Adjusted
	(In thousands, except share data)
Long-Term Debt(1):
5.00% Convertible Senior Notes due February 2013	$51,230	$—
4.50% Convertible Senior Notes due May 2015	78,634	68,211
11.375% Senior Notes due February 2019	1,915	1,195
Senior Secured Notes due December 2017	281,194	281,194
New Notes offered in the Exchange Offers	—	60,000
Joint venture financing(2)	1,270	1,270

Total Long-Term Debt	$414,243	$411,870

Equity
Preferred stock, par value $.001 per share, 10,000,000 shares authorized:
Series A Junior Participating Preferred Stock, 25,000 shares authorized, none issued and outstanding	$—	$—
9.25% Series B Cumulative Preferred Stock, 6,000,000 shares authorized, 3,176,734 shares issued and outstanding as of June 30, 2012, actual and as adjusted (aggregate liquidation preference $79,418 as of June 30, 2012, actual and as adjusted)	$3	$3
Common stock, par value $.001 per share—250,000,000 shares authorized, 74,451,790 shares issued and outstanding as of June 30, 2012, actual and 89,426,926 shares issued and outstanding as of June 30, 2012, as adjusted	$74	$89
Additional paid-in capital	$709,829	$722,842
Accumulated deficit	$(796,073)	$(809,101)
Accumulated other comprehensive loss, net of taxes	$7,764	$7,764
Noncontrolling interest	$10,730	$10,730

Total Equity (Deficit)	$(67,673)	$(67,673)

Total Capitalization	$346,570	$344,197

(1)	Long-Term Debt is expressed in terms of carrying amount.
(2)	Non-recourse, no interest rate.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents our selective financial information for the periods indicated. The statement of operations data and statement of cash flows data for the years ended December 31, 2011, 2010 and 2009 and the balance sheet data as of December 31, 2011 and 2010 were derived from our audited consolidated financial statements incorporated by reference into this Offering Memorandum. The statement of operations data and statement of cash flows data for the years ended December 31, 2008 and 2007 and the balance sheet data as of December 31, 2009, 2008 and 2007 were derived from our audited financial statements not incorporated by reference in this Offering Memorandum. The statement of operations data and statement of cash flows data for the six months ended June 30, 2012 and 2011 and the balance sheet data as of June 30, 2012 and 2011 were derived from our unaudited consolidated financial statements incorporated by reference in this Offering Memorandum. The selected historical consolidated financial data below should be read in conjunction with our consolidated financial statements and other financial information incorporated by reference herein.

	Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(in thousands, except per share data)
Statement of Operations Data:
Oil and natural gas sales	$33,684	$62,235	$116,741	$96,523	$94,294	$125,736	$67,883
Expenses:
Lease operations	5,996	5,733	13,420	10,651	11,776	15,101	8,982
Production and severance taxes(1)	319	549	1,196	743	(930)	5,306	2,746
General and administrative	13,797	14,683	28,863	27,119	21,390	16,899	8,717
Depreciation, depletion and amortization	14,439	26,093	50,270	38,061	31,006	31,744	18,681
Impairment of oil and natural gas properties and assets held for sale	120,690	65,181	205,754	143,712	188,150	192,650	—

Total expenses	155,241	112,239	299,503	220,286	251,392	261,700	39,126

Income (loss) from operations	(121,557)	(50,004)	(182,762)	(123,763)	(157,098)	(135,964)	28,757
Total non-operating expense	(16,326)	(10,756)	(23,071)	(18,768)	(24,022)	(14,174)	(3,862)

Income (loss) before income taxes	(137,883)	(60,760)	(205,833)	(142,531)	(181,120)	(150,138)	24,895
(Provision) benefit for income taxes	(3,305)	(2,868)	(615)	4,239	33	26,217	(8,010)

Net income (loss)	(141,188)	(63,628)	(206,448)	(138,292)	(181,087)	(123,921)	16,885
Net income attributable to non-controlling interest	1,870	3,158	5,389	3,114	173	—	—

Net income (loss) applicable to GMX	(143,058)	(66,786)	(211,837)	(141,406)	(181,260)	(123,921)	16,885
Preferred stock dividends	3,673	3,047	6,720	4,633	4,625	4,625	4,625

Net income (loss) applicable to GMX common shareholders	$(146,731)	$(69,883)	$(218,557)	$(146,039)	$(185,885)	$(128,546)	$12,260

Earnings (loss) per share–basic	$(2.23)	$(1.43)	$(4.12)	$(5.18)	$(9.20)	$(9.04)	$0.94

Earnings (loss) per share–diluted	$(2.23)	$(1.43)	$(4.12)	$(5.18)	$(9.20)	$(9.04)	$0.93

Weighted average common shares–basic	65,832,321	48,959,825	53,071,200	28,206,506	20,210,400	14,216,466	13,075,560
Weighted average common shares–diluted	65,832,321	48,959,825	53,071,200	28,206,506	20,210,400	14,216,466	13,208,746

	Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(in thousands, except per share data)
Statement of Cash Flows Data:
Cash (used in) provided by operating activities	$(8,062)	$37,624	$50,593	$58,735	$49,490	$83,237	$52,445
Cash used in investing activities	(57,656)	(192,258)	(189,569)	(176,000)	(181,324)	(318,360)	(194,998)
Cash (used in) provided by financing activities	(4,653)	157,154	239,112	84,068	160,672	235,932	143,500
Balance Sheet Data (at end of period):
Oil and natural gas properties, net	$264,440	$482,301	$338,679	$347,763	$331,329	$383,890	$320,955
Total assets	394,792	634,096	542,201	507,090	522,071	525,001	395,340
Long-term debt, including current portion	414,243	341,358	426,831	284,969	190,278	224,342	125,734
Total GMX equity (deficit)	(78,403)	193,304	55,740	116,420	246,380	243,743	208,926

(1)	Production and severance taxes for the six months ended June 30, 2012 and 2011 and for the years ended December 31, 2011, 2010, 2009, 2008 and 2007 reflect severance tax refunds of $1.1 million, $2.0 million, $3.5 million, $3.1 million, $2.9 million, $1.2 million and $518,000, respectively, received and accrued during the year.

DESCRIPTION OF THE EXCHANGE OFFERS

Terms of the Exchange Offers

On the terms and subject to the conditions set forth in this Offering Memorandum and any supplements or amendments hereto, and in the related Letters of Transmittal, the Company is offering in exchange: (a) for each $1,000 principal amount of its outstanding 2013 Notes, (i) $1,000 principal amount of newly issued New Notes (up to an aggregate of approximately $52 million) and (ii) 288 shares of Common Stock; and (b) for each $1,000 principal amount of its outstanding 2015 Notes, $700 principal amount of New Notes, subject to a maximum aggregate principal amount of New Notes issuable to all holders of 2015 Notes (the “2015 Notes Consideration Limit”) equal to the excess of $60 million over the total aggregate principal amount of 2013 Notes validly tendered and not validly withdrawn as of the Expiration Date. In no case will the Company issue New Notes in an aggregate principal amount in excess of $60 million.

In the event that holders of 2015 Notes tender and do not validly withdraw 2015 Notes in an aggregate principal amount that exceeds the quotient of the 2015 Notes Consideration Limit divided by 0.7, then the aggregate principal amount of 2015 Notes that the Company may accept for purchase from each tendering holder of 2015 Notes will be equal to the product of (a) the 2015 Notes Consideration Limit, (b) a fraction, the numerator of which will be the aggregate principal amount of 2015 Notes tendered and not validly withdrawn by such holder, and the denominator of which will be the aggregate principal amount of all 2015 Notes validly tendered and not validly withdrawn pursuant to the 2015 Notes Exchange Offer and (c) a fraction, the numerator of which is 1000 and the denominator of which is 700. Any 2015 Notes validly tendered (and not validly withdrawn) but not accepted by the Company in the 2015 Notes Exchange Offer will be returned to the holders thereof.

With respect to Convertible Notes validly tendered (and not validly withdrawn) and accepted by the Company, tendering noteholders will receive a cash payment for accrued and unpaid interest through and including the settlement date of the applicable Exchange Offer.

New Notes will be issued only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. If under the terms of the 2015 Notes Exchange Offer any tendering Holder is entitled to receive New Notes in a principal amount that is not an integral multiple of $1,000, whether as a result of the application of the exchange ratio for the 2015 Notes or as a result of proration of notes issued in the event that the sum of the New Notes consideration to be issued would otherwise exceed $60 million, we will reduce the principal amount of that Holder’s New Notes to the nearest $1,000.

None of the Company, the Company’s subsidiaries, their respective boards of directors, members or managers, as applicable, the Exchange Agent and Information Agent or any of their respective affiliates makes any recommendation as to whether Holders should exchange Convertible Notes for the applicable consideration.

Expiration Date; Extensions; Withdrawal Deadline; Amendments; Termination

For purposes of the Exchange Offers, the term “Expiration Date” means the instant in time immediately after 11:59 p.m., New York City time, on September 6, 2012, subject to our right to extend that time and date with respect to any Offer in our absolute discretion, in which case the Expiration Date means the latest time and date to which the Exchange Offers are extended. Tenders of Convertible Notes may be withdrawn at any time before the Expiration Date.

Any waiver, amendment or modification of an Exchange Offer will apply to all Convertible Notes tendered thereunder. If we make a change we determine to be material in any terms of an Exchange Offer or waive a condition to an Exchange Offer we determine to be material, we will give oral (to be confirmed in writing) or written notice of such amendment or such waiver to the Exchange Agent and will disseminate additional offer documents and extend the Exchange Offer as we determine necessary and to the extent required by law.

In addition, we may terminate the Exchange Offers if any condition thereto is not satisfied on or after the Expiration Date.

Subject to the applicable regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether any events preventing satisfaction of the conditions to any Exchange Offers shall have occurred or shall have been determined by us to have occurred, to extend the period during which the Exchange Offers are open by giving oral or written notice of such extension to the Exchange Agent and by making public disclosure by press release or other appropriate means of such extension to the extent required by law.

There can be no assurance that we will exercise our right to extend, terminate or amend any Exchange Offer. During any extension of an Exchange Offer and irrespective of any amendment to an Exchange Offer, all Convertible Notes previously tendered and not accepted or withdrawn thereunder will remain subject to the terms of the applicable Exchange Offer and may be accepted for exchange by us, subject to compliance with applicable law. In addition, we may waive conditions without extending the Exchange Offers in accordance with applicable law.

Announcements

Any extension, termination or amendment of the Exchange Offers will be followed as promptly as practicable by announcement thereof, such announcement in the event of an extension of the Exchange Offers to be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by making a release to an appropriate news agency or another means of announcement that we deem appropriate.

Acceptance of Convertible Notes for Exchange and Delivery of New Notes and Common Stock

If the conditions to the Exchange Offers are satisfied, or if we waive all of the conditions that have not been satisfied, to the extent waivable, we will accept, at the settlement date and after we receive completed and duly executed Letters of Transmittal or Agent’s Messages (as defined below) with respect to any and all of the Convertible Notes tendered for exchange at such time, the Convertible Notes for exchange by notifying the Exchange Agent of our acceptance. The notice may be oral if we promptly confirm it in writing.

An “Agent’s Message” is a message transmitted by The Depository Trust Company (“DTC”), received by the Exchange Agent and forming part of the timely confirmation of a book entry transfer (“Book-Entry Confirmation”), which states that DTC has received an express acknowledgement from you that you have received the Exchange Offer Documents and agree to be bound by the terms of the applicable Letter of Transmittal, and that we may enforce such agreement against you.

We expressly reserve the right, in our sole discretion, to delay acceptance for exchange of, or exchange of, Convertible Notes tendered under the Exchange Offers (subject to Rule 14e-1c under the Exchange Act, which requires that we issue the offered consideration or return the Convertible Notes deposited pursuant to an Exchange Offer promptly after termination or withdrawal of the applicable Exchange Offer), or to terminate the Exchange Offers and not accept for exchange any Convertible Notes not previously accepted for exchange, (1) if any of the conditions to the exchange offer shall not have been satisfied or validly waived, to the extent waivable, by us, or (2) in order to comply in whole or in part with any applicable law.

In all cases, the New Notes will be issued only after timely receipt by the Exchange Agent of (1) Book-Entry Confirmation of the Convertible Notes into the Exchange Agent’s account at DTC, (2) the properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or an Agent’s Message in lieu thereof, and (3) any other documents required by the applicable Letter of Transmittal. The Exchange Offers are scheduled to expire at the Expiration Date, unless extended by us.

For purposes of the Exchange Offers, we will have accepted for exchange tendered Convertible Notes, if, as and when we give oral or written notice to the Exchange Agent of our acceptance of the Convertible Notes for exchange pursuant to the applicable Exchange Offer. In all cases, the exchange of Convertible Notes pursuant to the Exchange Offers will be made by the deposit of any exchange consideration with the Exchange Agent, which will act as your agent for the purposes of receiving the applicable consideration from us, and delivering such consideration to you. If, for any reason whatsoever, acceptance for exchange of, or exchange of, any Convertible Notes tendered pursuant to the Exchange Offers is delayed (whether before or after our acceptance for exchange of, or exchange of, the Convertible Notes) or we extend the Exchange Offers or are unable to accept for exchange the Convertible Notes tendered pursuant to the Exchange Offers, then, without prejudice to our rights set forth herein, we may instruct the Exchange Agent to retain tendered Convertible Notes and those Convertible Notes may not be withdrawn, subject to the limited circumstances described in “—Withdrawal of Tenders” below.

We will have the right, which may be waived, to reject the defective tender of Convertible Notes as invalid and ineffective. If we waive our rights to reject a defective tender of Convertible Notes, subject to the other terms and conditions set forth in the Exchange Offer Documents, you will be entitled to the consideration for the exchange of Convertible Notes under the Exchange Offers.

Tender of Convertible Notes pursuant to the Exchange Offers will be accepted only in principal amounts equal to $1,000 or any multiple thereof.

We will pay or cause to be paid all transfer taxes with respect to the exchange of any Convertible Notes unless the box titled “Special Issuance Instructions” on the Letter of Transmittal has been completed, as described in the instructions thereto.

Accrued Interest

With respect to Convertible Notes validly tendered (and not validly withdrawn) and accepted by the Company, tendering noteholders will receive a cash payment for accrued and unpaid interest through and including the settlement date of the applicable Exchange Offer.

Under no circumstances will any special interest be payable because of any delay in the transmission of funds or consideration to you with respect to exchanged Convertible Notes or otherwise.

We will pay all fees and expenses of the Exchange Agent and Information Agent in connection with the Exchange Offers.

Market and Trading Information

The Convertible Notes are not listed on any exchange in the United States. Holders are urged to contact their brokers or other advisors to obtain the best available information as to current market prices for the Convertible Notes before deciding whether to tender such Convertible Notes pursuant to the applicable offer.

Procedures for Tendering Convertible Notes

General

In order to participate in the Exchange Offers, you must tender your Convertible Notes to the Exchange Agent as described below. It is your responsibility to tender your Convertible Notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

If you have any questions or need help in tendering your Convertible Notes, please contact the Information Agent and Exchange Agent whose address and telephone number is listed on the back cover page of this Offering Memorandum.

The method of delivery of Convertible Notes and Letters of Transmittal is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No Letters of Transmittal or Convertible Notes should be sent to the Company.

Proper Tender

All Convertible Notes are currently held in book-entry form through DTC. Except as set forth below with respect to ATOP procedures, for a holder to tender Convertible Notes pursuant to the Exchange Offers, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any signature guarantees and any other documents required by the Instructions to the applicable Letter of Transmittal, or an Agent’s Message in lieu thereof, must be received by the Exchange Agent at the address or facsimile number set forth on the back cover of this Offering Memorandum prior to the Expiration Date, and the Convertible Notes must be transferred pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Exchange Agent.

In all cases, the exchange of Convertible Notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the Exchange Agent of:

•	a Book-Entry Confirmation with respect to such Convertible Notes;

•	the applicable Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, or an Agent’s Message in lieu thereof; and

•	any required signature guarantees and other documents required by the applicable Letter of Transmittal.

Tender Procedures for Convertible Notes Held Through a Custodian

If you are a beneficial owner of Convertible Notes, but the record holder of such Convertible Notes is a custodial entity such as a bank, broker, dealer, trust company or other nominee, and you seek to tender Convertible Notes, you must provide appropriate instructions to such record holder in order to tender through ATOP with respect to such Convertible Notes. Beneficial owners may be instructed to complete and deliver an instruction letter to such record holder for this purpose. We urge you to contact such person that holds Convertible Notes for you if you wish to tender your Convertible Notes.

Book-Entry Transfer

The Exchange Agent has or will establish an account with respect to the Convertible Notes at DTC for purposes of the Exchange Offers, and any financial institution that is a participant in the DTC system (a “DTC Participant”) and whose name appears on a security position listing as the record owner of the Convertible Notes may make book-entry delivery of Convertible Notes by causing DTC to transfer the Convertible Notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedure for transfer. Although delivery of Convertible Notes may be effected through book-entry transfer into the Exchange Agent’s account at DTC, either an Agent’s Message or a Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, along with any required signature guarantees and any other required documents, must be transmitted to and received by the Exchange Agent at one of the addresses set forth on the back cover of this Offering Memorandum prior to the Expiration Date.

Withdrawal of Tenders

You may withdraw tenders of Convertible Notes at any time prior to the Expiration Date. Should the Company determine that it is unable to consummate an Exchange Offer, you may withdraw previously tendered Convertible Notes three business days after the Company makes such an announcement. You may not withdraw Convertible Notes after the Expiration Date.

A holder who validly withdraws previously tendered Convertible Notes and does not validly re-tender Convertible Notes prior to the Expiration Date will not receive the applicable offer consideration. A holder who validly withdraws previously tendered Convertible Notes and validly re-tenders Convertible Notes prior to the Expiration Date will receive the applicable offer consideration.

Subject to applicable regulations of the SEC, if, for any reason whatsoever, acceptance for exchange of, or exchange of, any Convertible Notes tendered pursuant to an Exchange Offer is delayed (whether before or after our acceptance for exchange of Convertible Notes) or we extend an Exchange Offer or are unable to accept for exchange, or exchange, the Convertible Notes tendered pursuant to an Exchange Offer, we may instruct the Exchange Agent to retain tendered Convertible Notes, and those Convertible Notes may not be withdrawn, except to the extent that you are entitled to the withdrawal rights set forth herein.

If you have tendered Convertible Notes that are in certificated form, you may withdraw those Convertible Notes prior to the Expiration Date by delivering a written notice of withdrawal subject to the limitations described herein. To be effective, a written or facsimile transmission notice of withdrawal of a tender must:

•	be received by the Exchange Agent at one of the addresses specified on the back cover of this Offering Memorandum prior to the Expiration Date;

•	specify the name of the holder of the Convertible Notes to be withdrawn;

•

contain the description of the Convertible Notes to be withdrawn, the certificate numbers shown on the particular certificates representing such Convertible Notes or, in the case of Convertible Notes tendered by book-entry transfer, the number of the account at the applicable Clearing System from which the Convertible Notes were tendered and the aggregate principal amount represented by such Convertible Notes; and

•

be signed by the holder of the Convertible Notes in the same manner as the original signature on the Letter of Transmittal or be accompanied by documents of transfer sufficient to have the trustee for the applicable Convertible Notes register the transfer of the Convertible Notes into the name of the person withdrawing the Convertible Notes.

If the Convertible Notes to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon receipt by the Exchange Agent of written or facsimile transmission of the notice of withdrawal (or receipt of a request via the applicable Clearing System) even if physical release is not yet effected. A withdrawal of Convertible Notes can only be accomplished in accordance with the foregoing procedures.

If you withdraw Convertible Notes you have tendered, you will have the right to re-tender them prior to the Expiration Date in accordance with the procedures described above for tendering outstanding Convertible Notes. If we amend or modify the terms of an Exchange Offer or the information concerning an Exchange Offer in a manner determined by us to constitute a material change to the holders, we will disseminate additional offer materials and extend the period of the Exchange Offer, including any withdrawal rights, to the extent required by law and as we determine necessary. An extension of the Expiration Date will not affect a holder’s withdrawal rights, unless otherwise provided or as required by applicable law.

Conditions to the Exchange Offers

Notwithstanding any other provisions of the Exchange Offers, we will not be required to accept for exchange or to exchange any Convertible Notes tendered pursuant to an Exchange Offer, and may terminate, amend or extend the Exchange Offers or delay or refrain from accepting for exchange, or exchanging, Convertible Notes or transferring any exchange consideration, if any of the following shall occur:

•

the Holders holding at least $30 million in aggregate principal amount of the outstanding 2013 Notes fail to validly tender (and not validly withdraw prior to the Expiration Date) their 2013 Notes into the 2013 Notes Exchange Offer;

•	the SEC does not declare effective the application for qualification of indenture on Form T-3 filed by the Company with respect to the indenture governing the New Notes prior to the Expiration Date;

•

any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority that prohibits or materially restricts the consummation of the Exchange Offers;

•

there shall be instituted or pending any action, proceeding, application, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, that, in our reasonable judgment, following the receipt of advice of counsel, would make the acceptance for exchange of, or exchange of, some or all of the Convertible Notes pursuant to an Exchange Offer illegal; or

•

there shall have occurred or be likely to occur any event affecting our business or financial affairs that, in our reasonable judgment, would prevent or materially restrict or delay consummation of the Exchange Offers.

Subject to applicable securities laws and the terms set forth in this Offering Memorandum, we reserve the right to waive any and all conditions to the Exchange Offers that may be waived by us, to extend or terminate the Exchange Offers in our sole and absolute discretion, which may be for any or no reason, and otherwise to amend the Exchange Offers in any respect. These conditions are for our benefit and may be asserted by us or may be waived by us, including any action or inaction by us giving rise to any condition, or may be waived by us, in whole or in part, at any time and from time to time, in our reasonable discretion. We may additionally terminate the Exchange Offers if any condition is not satisfied prior to the Expiration Date. If any of these events occur, subject to the termination rights described above, we may (i) return tendered Convertible Notes to you, (ii) extend the Exchange Offers and retain all tendered Convertible Notes until the expiration of the extended exchange offer, or (iii) amend the Exchange Offers in any respect by giving oral or written notice of such amendment to the Exchange Agent and making public disclosure of such amendment to the extent required by law.

We have not made a decision as to what circumstances would lead us to waive any condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the Exchange Offers. We will give Holders notice of such amendments as may be required by applicable law.

Subject to the terms and conditions of the Exchange Offers, we will accept tendered Convertible Notes for exchange at the settlement date.

Exchange Agent and Information Agent

Global Bondholder Services Corporation has been appointed the Exchange Agent and Information Agent for the Exchange Offers. Letters of Transmittal and all correspondence in connection with the Exchange Offers should be sent or delivered by each Holder, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the Exchange Agent at the addresses and telephone numbers set forth on the back cover page of this Offering Memorandum. We will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith. Questions concerning tender procedures and requests for additional copies of this Offering Memorandum or a Letter of Transmittal should be directed to the Information Agent at the address and telephone numbers set forth on the back cover page of this Offering Memorandum. Holders may also contact their custodian bank, depositary, broker, trust company or other nominee for assistance concerning the Exchange Offers.

DESCRIPTION OF NEW NOTES

The Company will issue the senior secured second-priority notes due 2018 (the “New Notes”) under an Indenture (the “Indenture”) between itself and U.S. Bank National Association, as trustee and collateral agent (in such respective capacities, the “Trustee” and the “Collateral Agent”). The “Notes” or “New Notes” as described in this “Description of New Notes” refer to the “New Notes” as defined elsewhere in this Offering Memorandum. The terms of the New Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Indenture is limited in aggregate principal amount to $60.0 million. We may only issue additional notes having identical terms and conditions as the New Notes (the “Additional Notes”) if less than $60.0 million in aggregate principal amount of Convertible Notes are issued in the Exchange Offers. Any Additional Notes will be part of the same issuance of the New Notes that the Company is currently offering and will vote on all matters with the Holders of the New Notes. It is possible, however, that any series of such Additional Notes will not be treated as part of the same issue as other notes for United States federal income tax purposes and may therefore bear a legend regarding the tax treatment of such Additional Notes and will not trade fungibly with other Notes. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of New Notes,” references to the New Notes include any Additional Notes actually issued. The New Notes will have the benefit of a second-priority perfected security interest in the Collateral, as provided in the Security Documents and the Intercreditor Agreement.

The following description is a summary of the material provisions of the Indenture, the Intercreditor Agreement and the Security Documents. It does not restate those agreements in their entirety. Prospective investors in the New Notes should read the Indenture, the Intercreditor Agreement and the Security Documents because they, and not this description, define your rights as Holders of the New Notes. Copies of the Indenture, the Intercreditor Agreement and the Security Documents are available as set forth below under “Where You Can Find More Information.”

You will find the definitions of capitalized terms used in this “Description of New Notes” under the heading “Certain Definitions.” For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to GMX Resources Inc. and not to any of its Subsidiaries.

General

The New Notes. The New Notes will:

•	be senior Obligations of the Company;

•	be secured by a second-priority perfected Lien on the Collateral described herein (subject to Permitted Liens);

•	rank senior in right of payment to all of the Company’s subordinated indebtedness, if any;

•	be effectively senior to all of the Company’s unsubordinated, unsecured indebtedness, to the extent of the value of the collateral securing the New Notes;

•	rank pari passu in right of payment with all of the Company’s other unsubordinated indebtedness;

•

be effectively junior to all Obligations of the Company (including Obligations outstanding from time to time under a Permitted Letter of Credit Facility or any Permitted Commodity Hedging Obligation) that are secured by assets of the Company subject to a Permitted Lien ranking higher in priority to the Note Liens (including the 2017 Note Liens) or that are subject to a Permitted Lien that causes such assets to be excluded from the Collateral, to the extent of the value of the Collateral securing such Obligations;

•	be structurally subordinated to all Obligations of Subsidiaries of the Company;

•	be represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form; and

•	be subject to the provisions of the Intercreditor Agreement entered into by the Collateral Agent in respect of the New Notes.

Security and Collateral.

General

The Obligations of the Company under the New Notes, the Indenture, the Security Documents and the Intercreditor Agreement (collectively with all related Obligations of the Company, the “Note Obligations”) will be secured by second-priority perfected Liens (the “Note Liens”) in favor of the Collateral Agent (subject to Permitted Liens) on substantially all right, title and interest in or to substantially all of the assets and properties now owned or at any time hereafter acquired by the Company (including through an Asset Swap), including without limitation Mortgages on the Company’s right, title and interests in certain real property, machinery, systems, equipment, fixtures and appurtenances, subject to customary and other exceptions including, without limitation, restrictions under applicable laws or regulations or contractual obligations (the “Collateral”). The New Notes will not be secured by the assets of any Subsidiary of the Company. The Collateral represents substantially all of the assets of the Company, and includes, but is not limited to the following:

(1)(a) subject to certain de minimis exclusions, all of the Company’s proved Oil and Gas Properties located in the United States as reflected in the most recent available annual Reserve Report on such reserves;

(b) subject to certain de minimis exclusions, all of the Company’s unproved Oil and Gas Properties located in the United States;

(c) substantially all of the current and future personal property of the Company, including (i) cash and cash equivalents, (ii) accounts receivable, (iii) inventory, (iv) titled vehicles with individual Fair Market Values in excess of $100,000, provided, that to the extent the total Fair Market Value of all titled vehicles with individual Fair Market Values below $100,000 shall exceed $5.0 million, in the aggregate, such excess shall be required to be made part of the Collateral and (iv) subject to the qualification in the paragraph below, the Capital Stock owned by the Company, though the pledge of any Capital Stock of any future foreign subsidiary will be limited to 65% of the Capital Stock thereof;

(2) any assets substituted for such Collateral as provided for in the Security Documents; and

(3) any proceeds of the foregoing.

Notwithstanding the foregoing, the Collateral will not include assets acquired, constructed or improved with the proceeds of Capitalized Lease Obligations, mortgage financings or purchase money obligations if such assets are subject to a Lien securing such Indebtedness pursuant to clause (11) of the definition of “Permitted Liens.”

Security Documents

The Company, the Trustee and the Collateral Agent will, on or prior to the Issue Date, and from time to time, enter into various agreements in respect of the Collateral, including a security agreement and various Mortgages, each as amended, supplemented or otherwise modified from time to time (collectively, the “Security Documents”), that will establish the terms of the security interests and the Note Liens that will secure the Note Obligations.

Unless an Event of Default under the Indenture shall have occurred and be continuing and subject to the terms of the Security Documents and the Intercreditor Agreement, the Company shall have the right (i) to remain in possession and retain exclusive control of the Collateral securing the Note Obligations (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and required to be deposited with the Collateral Agent (or any financial institution that has executed and delivered a Control Agreement) in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents and the Intercreditor Agreement), (ii) to exercise all voting and other rights with respect to the Capital Stock pledged as Collateral, (iii) to retain exclusive control over the Collateral (except as otherwise provided in the Security Documents), (iv) to freely operate the Collateral, (v) to alter or repair the Collateral, and (vi) to collect, invest and dispose of any income therefrom. Upon an Event of Default that has occurred and is continuing, to the extent permitted by law and after notice by the Collateral Agent to the Company, these rights will cease, and the Collateral Agent will be entitled to foreclose upon and sell the Collateral or any part thereof and otherwise exercise remedies in respect thereof, in each case, solely as provided in the Security Documents and the Intercreditor Agreement.

Subject to the covenant described under “—Certain Covenants—Limitations on Liens,” the Indenture permits the Company to encumber any of its assets not constituting Collateral in order to secure other Indebtedness and also permits the encumbrance of Collateral with Permitted Liens, some of which may be of higher priority than the Note Liens.

There can be no assurance that the Trustee will be able to sell the Collateral without substantial delays or that the proceeds obtained will be sufficient to pay all amounts owed to the Trustee, Holders of Notes and holders of Permitted Liens, if any. The Collateral release provisions of the Indenture and the Security Documents permit the release of Collateral without substitution of collateral of equal value under certain circumstances.

Subject to the provisions of the Indenture, the Security Documents and the Intercreditor Agreement, the Trustee in its sole discretion and without the consent of the Holders of the New Notes, on behalf of such Holders, may take all actions it deems necessary or appropriate in order to:

(a) enforce any of the terms of the Note Documents; and

(b) collect and receive any and all amounts payable in respect of the Note Obligations of the Company under the New Notes, the Indenture and the other Note Documents.

The Security Documents provide that the Company will do or cause to be done all acts and things that may be required, or that the Trustee from time to time may reasonably request, to assure and confirm that the Trustee holds, for the benefit of the Holders of Notes, valid, enforceable and perfected second-priority Liens (subject to Permitted Liens) upon the Collateral as contemplated by the Indenture and the other Note Documents. These security interests and Note Liens secure the payment and performance when due of all of the Note Obligations of the Company under the New Notes, the Indenture, the Intercreditor Agreement and the Security Documents.

With respect to any interest in certain Oil and Gas Properties owned by the Company on the Issue Date or Oil and Gas Properties acquired by the Company after the Issue Date:

(1)	with respect to its Oil and Gas Properties, the Company has delivered or will deliver to the Collateral Agent, as mortgagee or beneficiary, as applicable, fully executed counterparts of Mortgages, each dated as of the Issue Date or, if later, the date such property is pledged to secure the Note Obligations in accordance with the requirements of the Security Documents, duly executed by the Company, together with evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage (and payment of any taxes or fees in connection therewith) as may be necessary to create a valid, perfected Lien against the properties purported to be covered thereby to secure the Note Obligations; provided, however, that no Mortgage shall be required for any Oil and Gas Property (i) the Fair Market Value of which is less than $500,000, or (ii) (x) that is acquired by the Company through a Permitted Asset Swap and (y) that is held by the Company for less than 60 days; provided, further, that the Fair Market Value of all Oil and Gas Properties exempted pursuant to the immediately preceding proviso shall not exceed $5.0 million in the aggregate, and

(2)	the Company is required to deliver to the Collateral Agent, with respect to each of the covered Oil and Gas Properties, such filings (including UCC-1 financing statements to perfect a Lien for the benefit of the Collateral Agent to secure the Note Obligations, on the personal property situated on all or any part of the Mortgaged Property and fixture filings), along with such other documents, instruments, certificates and agreements, as reasonably required to create, evidence or perfect a valid Lien on the property subject to each such Mortgage and as the Collateral Agent and its counsel may reasonably require.

Not less than annually, the Company will be required to review the Reserve Report and the list of current Mortgaged Properties to ascertain whether the Mortgaged Properties represent 100% of the total PV-10 Value of the proved Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least 100% of such total PV-10 Value, then the Company is required to grant promptly to the Collateral Agent a Lien upon such additional property as necessary so that the Mortgaged Properties represent at least 100% of such total PV-10 Value (subject to Permitted Liens) as security for the New Notes. In addition, from and after the Issue Date, if the Company forms any new Subsidiaries of the type that would be subject to a Security Document, then the Company shall enter into such Security Documents as are necessary to include the applicable Capital Stock of such Subsidiary as part of the Collateral.

Even though the New Notes are secured by liens on the Collateral, the Note Liens will be effectively subordinated to certain Permitted Liens, including the 2017 Note Liens. In addition, the New Notes will not be secured by any of the assets of any Subsidiary of the Company. See “Risk Factors—Risks to Holders of New Notes Issued in the Exchange Offers.”

In connection with this offering, the Company is not required to provide surveys or title insurance with respect to its real properties intended to constitute Collateral. See “Risk Factors—Risks to Holders of New Notes Issued in the Exchange Offers—With respect to our real property to be mortgaged as security for the New Notes, no title insurance policies or surveys are available or will be obtained. There will be no independent assurance, therefore, that the Mortgages securing the New Notes are encumbering the correct real properties or that there are no liens other than those permitted by the Indenture encumbering such real properties.”

The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the price of oil and gas, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral would also be dependent on numerous factors, including, but not limited to, the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Certain of the Company’s assets may become subject to Production Payments and Reserve Sales, and in the event of bankruptcy, liquidation, reorganization or other winding up of the Company, the value of such Production Payments and Reserve Sales will not constitute Collateral or otherwise be available to satisfy the New Notes. See “Risk Factors—Risks to Holders of New Notes Issued in the Exchange Offers—The value of the Collateral securing the New Notes may not be sufficient to satisfy our obligations under the New Notes.” Accordingly, there can be no assurance that the Collateral can be sold in a short period of time or in an orderly manner. In addition, in the event of a bankruptcy, the ability of the Holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations as described below.

The Indenture provides that Permitted Liens will include Liens securing Permitted Commodity Hedging Obligations. To the extent the counterparty under a Permitted Commodity Hedging Obligation reasonably requires, such Liens may be of higher priority than the Note Liens, in which case the counterparty would become a party to an existing intercreditor agreement among us, our Subsidiaries, the 2017 Notes Trustee, the 2017 Notes Collateral Agent, each counterparty to a Permitted Commodity Hedging Obligation party thereto, and each provider of a Permitted Letter of Credit Facility party thereto.

The Collateral has been pledged pursuant to the Security Documents, which contain provisions relating to the administration, preservation and disposition of the Collateral. The following is a summary of some of the covenants and provisions set forth in the Security Documents and the Indenture as they relate to the Collateral.

Maintenance of Collateral

The Indenture and/or the Security Documents provide that, except as permitted under such documents, the Company will:

(i)	maintain, develop and operate the interests being mortgaged in a good and workmanlike manner, except where such failure to comply would not have a material adverse effect on the Collateral taken as a whole;

(ii)	comply with all contracts and agreements applicable to or relating to the Mortgaged Property or the production and sale of Hydrocarbons therefrom, except to the extent a failure to so comply would not have a material adverse effect on the Collateral taken as a whole;

(iii)	maintain, preserve and keep all operating equipment used with respect to the Mortgaged Property in proper repair, working order and condition, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that the efficiency of such operating equipment shall at all times be properly preserved and maintained, except where such failure to so act would not have a material adverse effect on the Collateral taken as a whole;

(iv)	cause the Mortgaged Property to be kept free and clear of all Liens other than Permitted Liens;

(v)	keep adequately insured by insurers of recognized responsibility, all of the Mortgaged Property of an insurable nature and of a character usually insured by Persons engaged in the same or similar business, against all risks customarily insured against by such Persons; and

(vi)	not sell, lease, transfer, abandon or otherwise dispose of any portion of the Mortgaged Property or any of Mortgagor’s rights, titles or interests therein or thereto, except as specifically permitted in the Indenture.

Information Regarding Collateral

The Company agrees promptly to notify the Collateral Agent if any portion of the Collateral in excess of $1.5 million is physically damaged, destroyed or condemned; provided, that the foregoing shall not include damages to wells or well bores or Oil and Gas Properties incurred in the ordinary course of drilling or producing such properties in an aggregate amount of less than $5.0 million.

Each year, within 120 days after the end of the preceding fiscal year, the Company shall deliver to the Trustee and the Collateral Agent a certificate of a responsible financial or accounting Officer setting forth the information required pursuant to the schedules required by the Security Documents or confirming that there has been no change in such required information since the date of the prior annual financial statements.

Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an Officer of the Company, except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert.

Notwithstanding anything to the contrary herein, the Company and its Subsidiaries will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determine, in good faith based on advice of counsel, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral.

Without limiting the generality of the foregoing, certain no action letters issued by the SEC have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from liens under such indenture in the ordinary course of the Company’s business without requiring the Company to provide certificates and other documents under Section 314(d) of the Trust Indenture Act. The Company may, subject to the provisions of the Indenture, among other things, without any release or consent by the Collateral Agent, conduct ordinary course activities with respect to the Collateral, including, without limitation:

•

selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Note Liens that has become worn out, defective, obsolete or not used or useful in the business;

•	abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Note Liens;

•	surrendering or modifying any franchise, license or permit subject to the Note Liens that it may own or under which it may be operating;

•	altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances;

•	selling, transferring or otherwise disposing of inventory or accounts receivable in the ordinary course of business; and

•

making cash payments (including for the repayment of Indebtedness or interest) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by the Note Documents.

The Company shall deliver to the Trustee within 30 days following the end of each six-month period (with the end of the first such six-month period being the end of the current fiscal year), an Officer’s Certificate to the effect that all releases and withdrawals during the preceding six-month period (or since the Issue Date, in the case of the first such certificate) in connection with which no consent of the Collateral Agent was obtained were made in the ordinary course of the Company’s business and such release and the use of proceeds in connection therewith were not prohibited by the Indenture.

Further Assurances

The Company shall do or cause to be done all acts and things necessary to maintain the Note Liens as perfected second priority security interests and shall defend the Note Liens against the claims and demands of all persons whomsoever, and shall maintain and preserve the Note Liens so long as any of the Note Obligations remains unpaid. On request of the Collateral Agent, the Company shall promptly (i) correct any defect, error or omission which may be discovered in the contents of any Security Document or any financing statement relating thereto or in the execution or acknowledgment of any Security Document or any financing statement; (ii) execute, acknowledge, deliver and record in any jurisdictions such further instruments (including, without limitation, further security agreements, financing statements, continuation statements and assignments of proceeds) and do such further acts as may be necessary, desirable or proper to carry out more effectively the purposes of the Security Documents and to more fully identify and subject to the Note Liens any property intended to be covered thereby, including without limitation any renewals, additions, substitutions, replacements or accessions to the Collateral; and (iii) execute, acknowledge, deliver and record any document or instrument (including specifically any financing statement) necessary, desirable or proper in any jurisdictions to protect the Note Liens against the rights or interests of third persons. The Company shall pay all costs connected with any of the foregoing.

Foreclosure

Upon the occurrence and during the continuance of an Event of Default, the Security Documents and the Intercreditor Agreement provide for (among other available remedies) the foreclosure upon and sale of the applicable Collateral by the Collateral Agent and the distribution of the net proceeds of any such sale to the Holders of the New Notes, subject to any Permitted Liens. In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral will be first applied to satisfy the 2017 Notes and other Obligations secured by the Collateral on a first priority basis, and any remaining proceeds may not be sufficient to satisfy the Note Obligations, either in whole or in part.

Certain Bankruptcy Limitations

The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by applicable bankruptcy law in the event that a bankruptcy case were to be commenced by or against the Company. Upon the commencement of a case for relief under Title 11 of the United States Code, as amended (the “United States Bankruptcy Code”), a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from the debtor or any other Collateral, without bankruptcy court approval.

In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the New Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, the value of the Collateral at the time of the bankruptcy petition or whether or to what extent Holders of the New Notes would be compensated for any delay in payment or loss of value of the Collateral. The United States Bankruptcy Code permits only the payment and/or accrual of post-petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the Note Obligations secured by the Collateral, including any such Note Obligations secured on a priority basis.

Furthermore, in the event a bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the New Notes after payment of any priority claims, the Holders of the New Notes would hold secured claims only to the extent of the value of the Collateral to which the Holders of the New Notes are entitled, and unsecured claims with respect to such shortfall.

Release

The Indenture and the Security Documents provide that the Note Liens on the Collateral will be released:

(1)	in whole, upon payment in full of the principal of, and accrued and unpaid interest and premium, if any, on the New Notes and payment in full of all other Note Obligations that are due and payable at or prior to the time of such principal payment;

(2)	in whole, upon satisfaction and discharge of the Indenture as set forth under the caption “—Satisfaction and Discharge”;

(3)	in whole, upon a legal defeasance or a covenant defeasance as set forth under the caption “—Defeasance”;

(4)	in part, as to any asset constituting Collateral that is sold or otherwise disposed of by the Company in transactions that are permitted under the Note Documents, including the limitations set forth under the caption “—Certain Covenants—Limitations on Asset Dispositions and Collateral Dispositions;”

(5)

as set forth under “—Amendments and Waivers,” as to property that constitutes less than all or substantially all of the Collateral, with the consent of Holders of at least a majority in aggregate principal amount of the New Notes then outstanding, voting as one class (or, in the case of a release of all or substantially all of the Collateral, with the consent of the Holders of at least 75% in aggregate principal amount of the New Notes then outstanding, voting as one class), including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the New Notes; and

(6)	in whole or in part, as applicable, as to any portion of the Collateral that is taken by eminent domain, condemnation or similar circumstances.

Upon compliance by the Company with the conditions precedent required by the Indenture and the Security Documents, the Collateral Agent shall promptly cause to be released and reconveyed to the Company any released Collateral. Prior to each proposed release, the Company must furnish to the Collateral Agent all certificates, opinions and documents required by the Indenture, the Security Documents and the Trust Indenture Act.

The description above includes a phrase relating to the release of “all or substantially all” of the Collateral securing the New Notes. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of the Company to release Collateral as provided above may be uncertain, and for the avoidance of doubt, the term “all or substantially all,” when applied to the Collateral, as set forth above and under “—Amendments and Waivers,” shall not be read to mean “any” of the Collateral as a result of the Company being in the “zone of insolvency.”

Other Secured Indebtedness and Intercreditor Agreement

Pursuant to the terms of the Indenture, the Company is not restricted from incurring Indebtedness.

The 2017 Notes Indenture and the 2017 Notes Security Documents entered into in connection with the issuance of the 2017 Notes require the 2017 Notes Trustee and the 2017 Notes Collateral Agent to enter into an Intercreditor Agreement in respect of any secured Indebtedness incurred pursuant to Liens ranking junior to the 2017 Note Liens (such Indebtedness being referred to herein as “Subordinated Lien Obligations”). The New Notes are Subordinated Lien Obligations and the Holders of the New Notes, the Trustee and the Collateral Agent are referred to herein as the “Subordinated Lien Creditors.”

In connection with the issuance of the New Notes, the 2017 Notes Collateral Agent and the Collateral Agent will enter into the Intercreditor Agreement on the Issue Date. Pursuant to the terms of the Intercreditor Agreement, at any time prior to discharge or defeasance of the 2017 Notes Indenture and release in full of the 2017 Notes Collateral, the 2017 Notes Collateral Agent will determine the time and method by which any security interests in the 2017 Notes Collateral will be enforced. The Subordinated Lien Creditors will not be permitted to enforce the security interests in the Collateral even if a Default or Event of Default has occurred and the New Notes have been accelerated except (a) in any insolvency or liquidation proceeding, as necessary to file a proof of claim or statement of interest with respect to the New Notes, (b) as necessary to take any action in order to create, prove, perfect, preserve or protect (but not enforce) such Subordinated Lien Creditor’s rights in, and the perfection and priority of its Lien on, the Collateral, (c) to file responsive pleadings objecting to any attempt seeking to disallow the Note Liens or the claims relating to the Notes, (d) to assert rights available to unsecured creditors, (e) to vote on any plan of reorganization, and (f) to take enforcement action after at least 180 days have elapsed since the later of the declaration by the Collateral Agent of an Event of Default and the receipt by the 2017 Notes Collateral Agent of such Event of Default unless the 2017 Notes Collateral Agent is diligently pursuing enforcement action against the Collateral. The Subordinated Lien Creditors will agree pursuant to the terms of the Intercreditor Agreement that they will receive proceeds from the Collateral only after the holders of the 2017 Notes issued pursuant to the 2017 Notes Indenture. After the payment in full of the 2017 Notes and all other 2017 Note Obligations, the discharge or defeasance of the 2017 Notes Indenture and the release of the 2017 Notes Collateral in accordance with the terms of the 2017 Notes Indenture and the 2017 Notes Security Documents, the Subordinated Lien Creditors, in accordance with the terms of the Indenture and the Security Documents, may distribute any remaining cash proceeds (after payment of the costs of enforcement and collateral administration and any other amounts owed to the Collateral Agent) from the Collateral.

In addition, the Intercreditor Agreement will provide that prior to the discharge or defeasance of the 2017 Notes Indenture and release in full of the 2017 Notes Collateral, (1) the 2017 Notes Collateral Agent shall have the exclusive right to make determinations regarding the release of the 2017 Notes Collateral in accordance with the terms of the 2017 Notes Indenture, (2) no Security Document may be amended in a manner inconsistent with the Intercreditor Agreement, and (3) the trustee with respect to the 2017 Notes and the 2017 Notes Collateral Agent may change, waive, modify or vary the Security Documents without the consent of the Subordinated Lien Creditors in accordance with the terms of the 2017 Notes Indenture and the 2017 Notes Security Documents.

Pursuant to the terms of the Intercreditor Agreement, if the Company or any guarantor with respect to the 2017 Notes is subject to any insolvency or liquidation proceeding, the Subordinated Lien Creditors will agree that:

(1)	if the 2017 Notes Collateral Agent shall desire to permit the use of cash collateral or to permit the Company or any guarantor with respect to the 2017 Notes to obtain financing under Section 363 or Section 364 of the United States Bankruptcy Code or any similar provision in any Bankruptcy Law (“DIP Financing”), then the Subordinated Lien Creditors will not object to such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by clause 5 below) and, to the extent the Senior Liens are subordinated or pari passu with such DIP Financing, will subordinate the Note Liens in the Collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as they are subordinated to the 2017 Notes;

(2)	they will not object to, and will not otherwise contest, any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the 2017 Notes made by the 2017 Notes Collateral Agent or any holder of the 2017 Notes;

(3)	they will not object to, and will not otherwise contest, any order relating to a sale of assets of the Company or any guarantor with respect to the 2017 Notes with respect to which the 2017 Notes Collateral Agent has consented that provides, to the extent that such sale is to be free and clear of the Senior Liens, that the Senior Liens will attach to the proceeds of the sale on the same basis of priority as the existing Senior Liens in accordance with the Intercreditor Agreement;

(4)	until the discharge or defeasance of the 2017 Notes Indenture and release in full of the 2017 Notes Collateral, none of them will seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of the 2017 Notes Collateral, without the prior written consent of the 2017 Notes Collateral Agent in accordance with the provisions of the 2017 Notes Indenture and the 2017 Notes Security Documents;

(5)

none of them shall contest (or support any other Person contesting) (a) any request by the 2017 Notes Collateral Agent or the holders of the 2017 Notes for adequate protection or (b) any objection by the 2017 Notes Collateral Agent or the holders of the 2017 Notes to any motion, relief, action or proceeding based on the 2017 Notes Collateral Agent or the holders of the 2017 Notes claiming a lack of adequate protection. Notwithstanding the foregoing, in any insolvency or liquidation proceeding, (i) if the 2017 Notes Collateral Agent or the holders of the 2017 Notes are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the United States Bankruptcy Code or any similar law, then the relevant Subordinated Lien Creditor (A) may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the Senior Liens and such DIP Financing (and all Obligations relating thereto) on the same basis as the Note Liens are so subordinated to the Senior Liens under the Intercreditor Agreement and (B) agrees that it will not seek or request, and will not accept, adequate protection in any other form, and (ii) in the event the Subordinated Lien Creditor seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the relevant Subordinated Lien Creditor agrees that the 2017 Notes Collateral Agent shall also be granted a Senior Lien on such additional collateral as security for the Senior Obligations and any such DIP Financing (and all Obligations relating thereto) and that any Lien on such additional collateral securing the New Notes shall be subordinated to the 2017 Note Liens on such additional collateral securing the Senior Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Senior Liens granted to the 2017 Notes Collateral Agent as adequate protection on the same basis as the other Note Liens are so subordinated to such Senior Liens under the Intercreditor Agreement; and

(6)	until the discharge or defeasance of the Senior Obligations and release in full of the 2017 Notes Collateral has occurred, the relevant Subordinated Lien Creditor (i) will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the Senior Liens for costs or expenses of preserving or disposing of any 2017 Notes Collateral, and (ii) will waive any claim it may have arising out of the election of the application of Section 1111(b)(2) of the United States Bankruptcy Code.

The relative rights of the 2017 Notes Collateral Agent, the Collateral Agent and any Subordinated Lien Creditor to the 2017 Notes Collateral will be governed by the 2017 Notes Security Documents, the Security Documents and the Intercreditor Agreement. The 2017 Notes Security Documents and the Intercreditor Agreement provide that the 2017 Notes Collateral Agent is not required to act on the instructions of any Subordinated Lien Creditor prior to the discharge or defeasance of the 2017 Notes Indenture and release in full of the 2017 Notes Collateral.

Principal, Maturity and Interest.

The Company will issue the New Notes on the Issue Date with a maximum aggregate principal amount of up to $60.0 million. The New Notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The New Notes will mature on March 2, 2018. Interest on the New Notes will compound quarterly and will:

•	accrue from the date of issuance of the New Notes or, if interest has already been paid, from the most recent interest payment date;

•

accrue for such interest period at the rate of 9.0% per annum, payable in arrears, either in cash or in shares of common stock, par value $.001 per share (“Common Stock”), based on a discount to the trading price of the Common Stock, as described below, or in a combination of cash and Common Stock;

•

be payable on each March 2, June 2, September 2 and December 2, commencing March 2, 2013, to Holders of record of the New Notes as of the February 16, May 16, August 16 and November 16 immediately preceding the relevant interest payment date; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Company, in its sole discretion, may elect to pay all or any portion of an interest payment in the form of cash or shares of Common Stock (including fractional shares). The Company may only elect to pay interest in the form of shares of Common Stock with respect to an interest payment date that occurs prior to the second anniversary of the Issue Date. Any election to pay interest in the form of shares of Common Stock shall specify the interest period subject to such election and may only be made by written notice given to the Trustee and the Holders at least 10 Business Days prior to the record date for the interest period for which such election is to be made (it being understood that the issuance of a press release or the filing of a current report on Form 8-K with the SEC shall be deemed to be written notice given to the Holders).

If the Company elects to pay all or any portion of an interest payment in the form of shares of Common Stock, the number of shares of Common Stock to be issued in lieu of cash shall be equal to the quotient of (a) the difference between the total amount of such interest payment and the amount of such interest payment paid in cash, divided by (b) the adjusted daily VWAP (as defined below) of a share of Common Stock for the applicable observation period.

The “adjusted daily VWAP” means the product of the daily VWAP times 0.75.

The “daily VWAP” means, for each of the 10 consecutive trading days during the applicable observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “GMXR:US” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of the Company’s common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” means the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the relevant interest payment date.

A “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in the Common Stock generally occurs on the New York Stock Exchange or, if the Common Stock is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, “trading day” means a Business Day. A “market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day (as defined below) for the Common Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock. A “scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, “scheduled trading day” means a Business Day.

If an interest payment date falls on a day that is not a Business Day, the interest payment to be made on such interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on such interest payment date, and no additional interest will accrue as a result of such delayed payment. The Company will pay interest on overdue principal of the New Notes at 9.0% per annum, and any overdue installments of interest at 9.0% per annum, to the extent lawful. Any such interest on overdue installments of interest must be paid in cash; provided, however, that if paid prior to the second anniversary of the Issue Date, any such interest on overdue installments of interest may be paid in the Company’s sole discretion in the form of cash or shares of Common Stock (including fractional shares), or a combination thereof, with the number of shares of Common Stock calculated as described above.

Payments on the New Notes; Paying Agent and Registrar

We will pay principal of, and premium, if any, and interest on, the New Notes at the office or agency of the paying agent designated by the Company, except that we may, at our option, pay interest on the New Notes if paid in cash by check mailed to the Holders of the New Notes at their registered address as it appears in the registrar’s books. We have initially designated the corporate trust office of the Trustee in Houston, Texas to act as our paying agent and registrar. We may, however, change the paying agent or registrar without prior notice to the Holders of the New Notes, and the Company or any of its Restricted Subsidiaries may act as paying agent or registrar.

We will pay principal of, and premium, if any, and interest on, the New Notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered Holder of such global Note.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. No service charge will be imposed by the Company, the Trustee or the registrar for any registration of transfer or exchange of Notes, but the Company may require a Holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture.

Optional Redemption

The Company may redeem any or all of the New Notes at its option at any time and from time to time upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to 100% of the principal amount of the New Notes to be redeemed, plus accrued and unpaid interest on such Notes, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Selection and Notice

If the Company is redeeming less than all of the outstanding Notes, the Trustee will select the New Notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the New Notes are listed or, if the New Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the partially redeemed Note. On and after the redemption date, interest will cease to accrue on Notes or the portion of them called for redemption unless the Company defaults in the payment thereof.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the New Notes. However, under certain circumstances, the Company may be required to offer to purchase Notes as described under the captions “—Change of Control” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock and Collateral Dispositions.”

The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture. However, other existing or future agreements of the Company may limit the ability of the Company or its Subsidiaries to purchase Notes prior to maturity.

Ranking

The New Notes will be senior Obligations of the Company and will be secured by a second-priority perfected Note Lien on the Collateral (subject to Permitted Liens). The New Notes will rank senior in right of payment to all of the Company’s subordinated indebtedness, if any. The New Notes will rank effectively senior to all of the Company’s existing and future unsubordinated, unsecured Indebtedness, to the extent of the value of the Collateral. The New Notes will rank equal in right of payment with all of the Company’s other unsubordinated Indebtedness. The New Notes will be effectively junior to the 2017 Notes, to the extent of the value of the collateral securing such notes, and effectively subordinated to all Obligations of any of the Subsidiaries of the Company.

As of June 30, 2012:

•	the Company had approximately $432.4 million of total Indebtedness outstanding;

•	the Company had $4.1 million of outstanding letters of credit under a Permitted Letter of Credit Facility and $2.2 million of outstanding Permitted Commodity Hedging Obligations;

•

the Company had approximately $141.6 million of unsecured Indebtedness, consisting of $2.0 million of Existing Senior Notes, $52.0 million of 2013 Senior Convertible Notes and, $86.3 million of 2015 Senior Convertible Notes and $1.3 million of joint venture financing, and the Company had no other Subordinated Obligations at such date;

•	the Company had approximately $288.6 million of secured Indebtedness, consisting entirely of the 2017 Notes; and

•	the Company’s Subsidiaries had approximately $69.7 million of total assets and $288.6 million of Indebtedness outstanding, consisting entirely of the guarantees of the 2017 Notes.

Change of Control

If a Change of Control occurs at a time when there are no 2017 Notes outstanding, unless the Company has previously or concurrently exercised its right to redeem all of the New Notes as described under “Optional Redemption,” each Holder will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s New Notes at a purchase price in cash equal to 101% of the principal amount of the New Notes repurchased plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Within 30 days following any Change of Control, unless the Company has previously or concurrently exercised its right to redeem all of the New Notes as described under “Optional Redemption,” the Company will mail a notice (the “Change of Control Offer”) to each Holder, with a copy to the Trustee, stating:

(1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder’s New Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date the Change of Control Offer is mailed) (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the Change of Control Offer at the address specified in the Change of Control Offer prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes, provided that the paying agent receives, not later than the close of business on the 30th day following the date of the Change of Control Offer, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the New Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that if the Company is redeeming less than all of the New Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the New Notes surrendered; provided that the unpurchased portion of the New Notes must be equal to $1,000 or an integral multiple of $1,000 in excess thereof; and

(8) the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (of at least $1,000 or an integral multiple of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered and not properly withdrawn; and

(3) deliver or cause to be delivered to the Trustee the New Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The paying agent will promptly mail or wire transfer to each Holder of Notes properly tendered and not properly withdrawn the Change of Control Payment for such Notes (or, if all of the New Notes are then in global form, make such payment through the facilities of DTC), and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the New Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no further interest will be payable to Holders who tender pursuant to the Change of Control Offer.

The Change of Control provisions described above will apply whether or not any other provisions of the Indenture apply. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders to require that the Company repurchase or redeem the New Notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, or compliance with the Change of Control provisions of the Indenture would constitute a violation of any such laws or regulations, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of its compliance with such securities laws or regulations.

The Company’s ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. Future Indebtedness of the Company and its Subsidiaries may contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the New Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the Holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Even if sufficient funds were otherwise available, the terms of future Indebtedness may prohibit the Company’s prepayment or repurchase of Notes before their scheduled maturity. Consequently, if the Company is not able to prepay the Indebtedness under such other future Indebtedness containing similar restrictions or obtain requisite consents, the Company will be unable to fulfill its repurchase obligations if Holders of Notes exercise their repurchase rights following a Change of Control, resulting in a default under the Indenture. A default under the Indenture may result in a cross-default under the indentures governing the 2017 Notes, the Existing Senior Notes and the Convertible Notes.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company. The Change of Control purchase feature is a result of negotiations between the initial purchasers and the Company. As of the Issue Date, the Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenant described under “Certain Covenants—Limitation on Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the New Notes then outstanding. Except for the limitations contained in such covenant, however, the Indenture will not contain any covenants or provisions that may afford Holders of the New Notes protection in the event of a highly leveraged transaction.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain, and for the avoidance of doubt, the term “all or substantially all,” when applied to the Collateral, as set forth above, shall not be read to mean “any” of the Collateral as a result of the Company or the relevant Subsidiary being in the “zone of insolvency.”

Under a recent Delaware Chancery Court interpretation of a change of control repurchase requirement with a continuing director provision, a board of directors may approve a slate of shareholder-nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit the Company’s Board of Directors to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such directors would not constitute a “Change of Control” under the Indenture that would trigger the rights of a Holder of Notes to require a repurchase of the New Notes pursuant to this covenant. The Indenture will have a “Change of Control” definition similar to the one contested in that recent Delaware decision.

The provisions under the Indenture relative to the Company’s obligation to make an offer to repurchase the New Notes as a result of a Change of Control may be waived or modified or terminated with the written consent of the Holders of a majority in principal amount of the New Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the New Notes) prior to the occurrence of such Change of Control.

Certain Covenants

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any payment or distribution on or in respect of the Company’s Capital Stock (including any payment or distribution in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(a) dividends or distributions by the Company payable solely in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and

(b) dividends or distributions payable to the Company or a Restricted Subsidiary and if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to minority shareholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation) so long as the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution;

(2) purchase, redeem, defease, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, the principal amount (including, without limitation, any accreted principal amount, interest paid in kind or accreted interest) of any Subordinated Obligations, except a payment of interest or principal at the Stated Maturity thereof (excluding (a) any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries or (b) the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition);

(4) pay any dividend or distribution on any Capital Stock of any Restricted Subsidiary to any Person (other than (a) to the Company or any of its Wholly Owned Subsidiaries or (b) dividends or distributions made by a Restricted Subsidiary on a pro rata basis to all Holders of such Capital Stock of such Restricted Subsidiary); or

(5) make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (5) shall be referred to herein as a “Restricted Payment”).

The provisions of the preceding paragraph will not prohibit (so long as no Default or Event of Default has occurred and is continuing after giving effect to the relevant Restricted Payment, in the case of clause (a), (b), (c), (d) or (i) below):

(a) Restricted Payments (i) made from the Net Cash Proceeds received by the Company from an issuance or sale of Equity Interests that are not Disqualified Stock; provided, however, that such Restricted

Payment, when taken together with all prior Restricted Payments made under this item (i) since the Issue Date, shall not exceed the aggregate of such Net Cash Proceeds received by the Company since the Issue Date or (ii) that are made through the substantially concurrent issuance by the Company of Equity Interests that are not Disqualified Stock in exchange for Capital Stock or Subordinated Obligations of the Company;

(b) Restricted Payments of up to the Fair Market Value of any Contributed Asset received by the Company or a Subsidiary of the Company since the Issue Date; provided, however, that (i) such Restricted Payment, when taken together with all prior Restricted Payments made with respect to such Contributed Asset under this clause (b), shall not exceed the Fair Market Value of such Contributed Asset, and (ii) if such Restricted Payment is an Upstream Restricted Payment, such Restricted Payment, when taken together with all prior Upstream Restricted Payments made with respect to such Contributed Asset, shall not exceed the aggregate amount of Contributed Asset Cash received by the Company or a Subsidiary of the Company from such Contributed Asset since the date of acquisition of such Contributed Asset;

(c) [RESERVED];

(d) [RESERVED];

(e) dividends paid or distributions made within 60 days after the date of declaration if at such date of declaration such dividend or distribution would have complied with this covenant; provided, however, that for purposes of clarification, this clause (e) shall not include cash payments in lieu of the issuance of fractional shares included in clause (h) below;

(f) repurchases, redemptions or other acquisitions or retirements for value of Capital Stock deemed to occur upon the exercise of stock options, warrants, rights to acquire Capital Stock or other convertible securities if such Capital Stock represents a portion of the exercise or exchange price thereof, and any repurchases, redemptions or other acquisitions or retirements for value of Capital Stock made in lieu of withholding taxes in connection with any exercise or exchange of warrants, options or rights to acquire Capital Stock or vesting of restricted Capital Stock;

(g) payments or distributions to dissenting shareholders pursuant to applicable law or in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets; provided, however, that any payment pursuant to this clause (g) shall be included in the calculation of the amount of Restricted Payments;

(h) cash payments in lieu of the issuance of fractional shares; provided, however, that any payment pursuant to this clause (h) shall be excluded in the calculation of the amount of Restricted Payments; and

(i) the declaration and payment of dividends or distributions to holders of the Company’s 9.25% Series B Cumulative Preferred Stock in accordance with the terms thereof in effect on the Issue Date; provided, however, that for purposes of clarification, this clause (i) shall not include cash payments in lieu of the issuance of fractional shares included in clause (h) above.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officer’s Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant described under “—Limitation on Restricted Payments” were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

For the avoidance of doubt, the Company and its Restricted Subsidiaries shall not directly or indirectly make any Upstream Restricted Payment by means of Investments.

As of the Issue Date, all of our Subsidiaries will be Restricted Subsidiaries. We will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purpose of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under the Indenture and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Liens

The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur, assume or suffer to exist any Lien (except Permitted Liens) that secures any Indebtedness on any asset or property of the Company or such Restricted Subsidiary.

Limitation on Sales of Assets and Subsidiary Stock and Collateral Dispositions

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition), of the shares and assets subject to such Asset Disposition.

(b) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition of the CVS Collateral or the Initial Niobrara Collateral unless:

(1) 100% of the consideration received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Disposition is in the form of cash or Cash Equivalents, or any combination thereof;

(2) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied within 365 days after receipt thereof:

(A) to invest in Additional Assets used or to be used in Permitted Business Activities (but not to acquire additional acreage) in respect of Existing Properties; or

(B) to repurchase or retire all or a portion of the notes of any series of Convertible Notes at a discount (an “Initial Asset Proceeds Repurchase”), so long as the aggregate amount of Net Available Cash applied in Initial Asset Sale Proceeds Repurchases and Bakken Proceeds Repurchases and from the proceeds of an Excluded VPP does not exceed $10.0 million since the Issue Date; and

(3) to the extent 100% of the Net Available Cash from such Asset Disposition has not been applied in accordance with clause (2) above, such Net Available Cash shall be deemed to be Excess Proceeds, which shall be applied as specified in paragraph (f) below.

(c) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition of the Bakken Collateral unless:

(1) 100% of the consideration received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Disposition is in the form of cash or Cash Equivalents, or any combination thereof;

(2) an amount equal to 50% of the Net Available Cash from such Asset Disposition (the “Initial Bakken Proceeds”) shall be deemed, immediately upon receipt by the Company or any Restricted Subsidiary, to be Excess Proceeds, which shall be applied within 30 days after receipt thereof to make an Asset Disposition Offer in accordance with paragraph (f) below;

(3) an amount equal to the remaining Net Available Cash from such Asset Disposition other than the Initial Bakken Proceeds (the “Remaining Bakken Proceeds”) is applied within 365 days after receipt thereof:

(A) to invest in Additional Assets used or to be used in Permitted Business Activities (but not to acquire additional acreage) in respect of Existing Properties; or

(B) to repurchase or retire all or a portion of the notes of any series of Convertible Notes at a discount (a “Bakken Proceeds Repurchase”), so long as the aggregate amount of Net Available Cash applied in Initial Asset Sale Proceeds Repurchases and Bakken Proceeds Repurchases and from the proceeds of an Excluded VPP does not exceed $10.0 million since the Issue Date; and

(4) to the extent the Remaining Bakken Proceeds from such Asset Disposition have not been applied in accordance with clause (3) immediately above, such Remaining Bakken Proceeds shall be deemed to be Excess Proceeds, which shall be applied as specified in paragraph (f) below.

(d) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition of any assets other than the CVS Collateral, the Initial Niobrara Collateral or the Bakken Collateral unless:

(1) 75% of the consideration received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Disposition is in the form of cash or Cash Equivalents, or any combination thereof;

(2) an amount equal to 75% of the Net Available Cash from such Asset Disposition (the “Initial Asset Disposition Proceeds”) shall be deemed, immediately upon receipt by the Company or any Restricted Subsidiary, to be Excess Proceeds, which shall be applied within 30 days after receipt thereof to make an Asset Disposition Offer in accordance with paragraph (f) below;

(3) an amount equal the remaining Net Available Cash from such Asset Disposition other than the Initial Asset Disposition Proceeds (the “Remaining Asset Disposition Proceeds”) is applied within 365 days after receipt thereof:

(A) to invest in Additional Assets used or to be used in Permitted Business Activities (but not to acquire additional acreage) in respect of Existing Properties; or

(B) to permanently prepay, repay, redeem or purchase Indebtedness of the Company under a Permitted Letter of Credit Facility or any other Indebtedness of the Company or a Restricted Subsidiary (other than Subordinated Obligations, or Indebtedness owed to the Company or any of its Affiliates); and

(4) to the extent the Remaining Asset Disposition Proceeds from such Asset Disposition have not been applied in accordance with clause (3) immediately above, such Remaining Asset Disposition Proceeds shall be deemed to be Excess Proceeds, which shall be applied as specified in paragraph (f) below.

(e) Any Net Available Cash from a Casualty or Condemnation Event with respect to any Collateral shall be applied as if such Collateral were part of the CVS Collateral and subject to an Asset Disposition, as provided in clauses (2)(A) and (3) of paragraph (b) above.

(f) When the aggregate amount of Excess Proceeds exceeds $10.0 million and there are no 2017 Notes outstanding, the Company shall make an offer (an “Asset Disposition Offer”) to all Holders of New Notes and to the holders of any Permitted Additional Pari Passu Obligations containing provisions similar to those set forth in the Indenture with respect to asset dispositions to purchase the maximum principal amount of New Notes and Permitted Additional Pari Passu Obligations (plus all accrued interest and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased out of the Excess Proceeds. The offer price in any Asset Disposition Offer will be equal to 103% of the principal amount, plus accrued and unpaid interest, if any, to, but not including the date of purchase, and will be payable in cash. If the aggregate principal amount of Notes and Permitted Additional Pari Passu Obligations tendered into such Net Proceeds Offer exceeds the amount of Excess Proceeds, the Trustee will select the New Notes and Permitted Additional Pari Passu Obligations on a pro rata basis with such adjustments as may be needed so that only New Notes in minimum amounts of $1,000 and integral multiples of $1,000 will be purchased. Upon completion of each Asset Disposition Offer, the amount of Excess Proceeds will be reset at zero (and to the extent such Excess Proceeds are held in the Collateral Proceeds Account, such Net Proceeds shall be released to the Company).

(g) Any Net Available Cash received in an Asset Disposition that are to be applied pursuant to paragraph (c)(2) or (d)(2) above shall be held in the Collateral Proceeds Account. Any other Net Available Cash received in an Asset Disposition or Casualty or Condemnation Event shall be held in a deposit account that is subject to a perfected Note Lien. Any assets acquired with Net Available Cash from an Asset Disposition or Casualty or Condemnation Event in respect of Collateral shall be pledged by the Company as Collateral to secure the Note Obligations under a Note Lien. To the extent that the aggregate amount of New Notes validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the amount of Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture; provided that, to the extent such Excess Proceeds were generated from an Asset Disposition or Casualty or Condemnation Event with respect to CVS Collateral, Initial Niobrara Collateral or producing Oil and Gas Properties, such remaining Excess Proceeds may only be used for Permitted Business Activities in respect of Existing Properties or Oil and Gas Properties in the basins in which the Existing Properties are located. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

(h) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of New Notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Disposition Offer provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Disposition Offer provisions of the Indenture by virtue of such compliance.

(i) For purposes of the covenant described above (x) any Additional Notes shall be deemed to be Notes and not Permitted Additional Pari Passu Obligations and (y) the Net Available Cash attributable to the sale of Collateral consisting of Equity Interests of a Person that is not a Restricted Subsidiary shall be deemed to be equal to the equity value of such Equity Interests.

(j) For the purposes of clause (1) of paragraphs (b), (c) and (d) of this covenant, the following will be deemed to be cash or Cash Equivalents:

(1) the assumption by the transferee of Indebtedness of the Company or Indebtedness of a Restricted Subsidiary (other than Subordinated Obligations) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition, in which case such amount of Indebtedness shall not be deemed to be Net Available Cash for purposes of this covenant; and

(2) the amount of securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days after receipt thereof (to the extent of the cash actually so received).

(k) Any proceeds from an Excluded VPP shall be reinvested in Additional Assets used or to be used in Permitted Business Activities (i) in respect of Existing Properties, (ii) in respect of other producing Oil and Gas Properties being acquired or acquired by the Company or a Restricted Subsidiary (but, in either case, not to acquire additional acreage) or (iii) as provided in clauses (b)(2)(B) and (c)(3)(B) above.

(l) Any joint venture or similar transaction entered into by the Company or any Restricted Subsidiary in respect of the Bakken Collateral must be a Permitted Bakken Joint Venture.

The agreements governing other Indebtedness of the Company and its Subsidiaries may contain prohibitions of certain events, including events that would constitute an Asset Disposition and including repurchases of or other prepayments in respect of the New Notes. The exercise by the Holders of Notes of their right to require the Company to repurchase the New Notes upon an Asset Disposition could cause a default under these other agreements, even if the Asset Disposition itself does not, due to the financial effect of such repurchases on the Company. In the event an Asset Disposition occurs at a time when the Company is prohibited from repurchasing Notes, the Company could seek the consent of its lenders to the repurchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay those borrowings, the Company will remain prohibited from repurchasing Notes and any Permitted Additional Pari Passu Obligations. In that case, the Company’s failure to repurchase tendered Notes would constitute an Event of Default under the Indenture, which could, in turn, constitute a default under the other Indebtedness. Finally, the Company’s ability to pay cash to the Holders of Notes upon a repurchase may be limited by the Company’s then-existing financial resources. See “Risk Factors—Risks to Holders of New Notes Issued in the Exchange Offers.”

As used in the foregoing covenant, each of the terms “CVS Collateral,” “Initial Niobrara Collateral,” “Bakken Collateral” and “Haynesville Collateral” has the meaning given to such term in the 2017 Notes Indenture.

Merger and Consolidation

The Company will not consolidate with or merge with or into or wind up into (whether or not the Company is the surviving corporation), or convey, transfer or lease all or substantially all its assets in one or more related transactions to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States of America or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Note Documents, and the Successor Company shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdiction as may be required by applicable law to preserve and protect the Note Lien on the Collateral pledged by or transferred to such Person, together with the financing statements and comparable documents as may be required to perfect any security interests in such Collateral, which may be perfected by the filing of a financing statement or a similar document under the UCC or other similar statute or regulation of the relevant states or jurisdictions, in each case in a form reasonably satisfactory to the Trustee; provided that if the Successor Company is not a corporation, such Successor Company shall form a corporate co-issuer for the New Notes, which shall assume all Note Obligations of the Company;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and

(3) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up, conveyance, transfer or lease and such supplemental indenture (if any) comply with the Indenture.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, the New Notes, the Intercreditor Agreement and the Security Documents; and its predecessor Company, except in the case of a lease of all or substantially all its assets, will be released from the obligation to pay the principal of and interest on the New Notes.

No quantitative or other established meaning has been given to the phrase “all or substantially all” by courts that have interpreted this phrase in various contexts. In interpreting this phrase, courts make a subjective determination as to the portion of assets conveyed, considering such factors as the value of the assets conveyed and the proportion of an entity’s income derived from the assets conveyed. Accordingly, there may be uncertainty as to whether a Holder of the New Notes can determine whether the Company has sold, leased, conveyed or otherwise disposed of all or substantially all of its assets and exercise any remedies such Holder may have upon the occurrence of any such transaction, and for the avoidance of doubt, the term “all or substantially all,” when applied to the Collateral, as set forth above, shall not be read to mean “any” of the Collateral as a result of the Company or the relevant Subsidiary of the Company being in the “zone of insolvency.”

Any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to, the Company and the Company may consolidate with, merge into or transfer all or part of its properties and assets to, a Wholly Owned Subsidiary, and the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction; provided that, in the case of a Restricted Subsidiary that consolidates with, merges into or transfers all or part of its properties and assets to, the Company, the Company will not be required to comply with the preceding clause (3).

Impairment of Security Interest; Liens on Additional Property

The Company shall not take or omit to take any action that would adversely affect or impair in any material respect the Note Liens in favor of the Collateral Agent with respect to the Collateral, except as otherwise permitted or required by the Security Documents, the Intercreditor Agreement or the Indenture. The Company shall not enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than the New Notes or other Indebtedness. The Company shall, at its sole cost and expense, execute and deliver all such agreements and instruments as the Collateral Agent or the Trustee shall reasonably request to more fully or accurately describe the property intended to be Collateral or the Note Obligations intended to be secured. The Company shall, at its sole cost and expense, file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Note Liens at such times and at such places as the Collateral Agent or the Trustee may reasonably request.

The Company will deliver to the Trustee the Reserve Report and an Officer’s Certificate not later than April 1 in each calendar year while the New Notes are outstanding certifying that the Collateral includes Oil and Gas Properties representing 100% of the total PV-10 Value of the Company’s proved Oil and Gas Properties located in the United States as reflected in the most recent available annual Reserve Report (which shall use pricing assumptions consistent with SEC guidelines), or to the extent such Oil and Gas Properties represent less than such percentage, certify that it will promptly put in place Note Liens sufficient to increase such percentage to 100% with the Company using reasonable commercial efforts to correct any shortfall within 90 days. To the extent that any Oil and Gas Properties constituting Collateral are released from the Note Liens and are then assigned to Persons other than the Company, any reserves attributable to such Oil and Gas Properties shall be deemed excluded from such Reserve Report for the purpose of determining whether such 100% requirement is met after giving effect to such release.

At or prior to the time that the Company is required to deliver to the Trustee an Officer’s Certificate in compliance with the preceding paragraph, the Company will deliver:

(a) to the Collateral Agent, as mortgagee, fully executed counterparts of Mortgages or amendments and supplements to existing Mortgages, duly executed by the Company, in form and substance reasonably satisfactory to the Collateral Agent (together with evidence of the completion, or satisfactory arrangements for the completion, of all recordings and filings of such instruments) as may be necessary to create a valid, perfected Note Lien (subject to no Lien other than Permitted Liens) on such Oil and Gas Properties, as may be required in order to make the certification in such Officer’s Certificate true and correct; and

(b) such legal opinions concerning the authorization, execution and delivery of such Mortgages, amendments or supplements, and the enforceability and recording thereof, as are reasonably satisfactory to the Collateral Agent.

Payments for Consent

Neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the New Notes, unless such consideration is offered to be paid or is paid to all Holders of the New Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of Default

Each of the following is an Event of Default:

(1) default in any payment of interest on any Note when due, continued for 30 days;

(2) default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(3) failure by the Company to comply with its obligations under “Certain Covenants—Merger and Consolidation”;

(4) failure by the Company to comply within 30 days after notice as provided below with any of its obligations under the covenant described under “Change of Control” above or under the covenants described under “Certain Covenants” above (in each case, other than a failure to purchase Notes that will constitute an Event of Default under clause (2) above and other than a failure to comply with “Certain Covenants—Merger and Consolidation” which is covered by clause (3));

(5) failure by the Company or any Restricted Subsidiary to comply within 60 days after notice as provided below with any other covenants in the Note Documents;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (and any extensions of any grace period) (“payment default”); or

(b) results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated aggregates $10.0 million or more;

(7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the “bankruptcy provisions”);

(8) failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $10.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid or discharged, and there shall be any period of 60 consecutive days following entry of such final judgment or decree during which a stay of enforcement of such final judgment or decree, by reason of pending appeal or otherwise, shall not be in effect (the “judgment default provision”); or

(9) as long as Security Documents have not been otherwise terminated in accordance with their terms and the Collateral as a whole has not been released from the Note Liens in accordance with the terms thereof, with respect to Collateral having a Fair Market Value in excess of $5.0 million individually or in the aggregate, the security interests under any Security Document or any Note Lien purported to be created or granted thereby on is held in any judicial proceeding to be unenforceable or invalid, in whole or part, or ceases for any reason (other than pursuant to a release that is delivered or becomes effective as set forth in the Indenture or any Security Documents) to be fully enforceable and perfected.

However, a default under clause (4) or clause (5) of this paragraph will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company in writing and, in the case of a notice given by the Holders, the Trustee of the default and the Company does not cure such default within the time specified in clause (4) or clause (5), respectively, of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (7) above) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, and premium, if any, and accrued and unpaid interest on, all the New Notes to be due and payable. If an Event of Default described in clause (7) above occurs and is continuing, the principal of, and premium, if any, and accrued and unpaid interest on, all the New Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Collateral Agent, acting at the instruction of the Holders of a majority in principal amount of the New Notes, in accordance with the provisions of the Indenture, the Security Documents and the Intercreditor Agreement, will determine the time and method by which the security interests in the Collateral will be enforced and, if applicable, will distribute proceeds (after payment of the costs of enforcement and Collateral administration) of the Collateral received by it under the Security Documents for the ratable benefit of the Holders of the New Notes. The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the New Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, and premium, if any, and interest on, the New Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity satisfactory to it or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or the New Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the outstanding Notes have not waived such Event of Default or otherwise given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

If a default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder of Notes notice of the default within 90 days after it occurs and becomes known to the Trustee. Except in the case of a default in the payment of principal, premium, if any, or interest, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interest of the Holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events that would constitute certain Defaults, their status and what action the Company is taking or proposing to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture, the New Notes, the Intercreditor Agreement and the Security Documents and the other Note Documents may be amended or supplemented with the consent of the Holders of a majority in principal amount of the New Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the New Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Notes). Such amendments may not, without the consent of the Holders of at least 75% in principal amount of the New Notes then outstanding (voting as one class), release all or substantially all of the Collateral. However, no amendment may, among other things, without the consent of each Holder of an outstanding Note affected thereby:

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver of any provision of the Indenture or the New Notes;

(2) reduce the stated rate of or change the stated time for payment of interest on any Note;

(3) reduce the principal of or change the Stated Maturity of any Note;

(4) reduce the premium payable upon the redemption of any Note as described above under “Optional Redemption,” change the time at which any Note may be redeemed as described above under “Optional Redemption” or waive any payment with respect to the redemption of Notes; provided, that solely for the avoidance of doubt, and without other implication, any purchase or repurchase of Notes (including pursuant to the covenants described above under “Change of Control” and “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock and Collateral Dispositions”) shall not be deemed a redemption of Notes;

(5) make any Note payable in money other than that stated in the Note;

(6) impair the right of any Holder to receive payment of principal of, and premium, if any, and interest on, such Holder’s New Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s New Notes;

(7) make any change in the amendment or waiver provisions that require each Holder’s consent; or

(8) subordinate the New Notes in right of payment to any other Indebtedness.

Notwithstanding the foregoing, without the consent of any Holder, the Company and the Trustee may amend the Note Documents to:

(1) cure any ambiguity, omission, defect, mistake or inconsistency that does not adversely affect the Holders;

(2) provide for the assumption by a successor corporation of the Note Obligations;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4) add guarantees or other obligors with respect to the New Notes;

(5) expand the Collateral securing the Note Obligations pursuant to the Note Liens, and, in the case of the Security Documents, to or for the benefit of the other secured parties named therein or to confirm and evidence the release, termination or discharge of any guarantee with respect to the New Notes or Note Lien when such release, termination or discharge is permitted by the Indenture and the Security Documents;

(6) add to the covenants of the Company or a Restricted Subsidiary for the benefit of the Holders or surrender any right or power conferred upon the Company or a Restricted Subsidiary;

(7) make any change that does not adversely affect the rights of any Holder;

(8) comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(9) conform the text of the Indenture, the New Notes or any other Note Document to any provision of this “Description of New Notes” to the extent that such provision in this “Description of New Notes” was intended to be a verbatim recitation of a provision of the Indenture, the New Notes or any other Note Document;

(10) provide for the succession of a successor Trustee or Collateral Agent under the Indenture;

(11) provide for the accession or succession of any parties to the Note Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the New Notes; or

(12) provide for the release or addition of Collateral in accordance with the terms of the Note Documents.

The consent of the Holders is not necessary under the Note Documents to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under the Indenture by any Holder of Notes given in connection with a tender of such Holder’s New Notes will not be rendered invalid by such tender. After an amendment under the Indenture or any Security Document becomes effective, the Company is required to mail to the Holders a notice briefly describing such amendment. However, the failure to give such notice to all the Holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Defeasance

As provided and subject to the conditions below, the Company at any time may terminate all its Note Obligations and cause the release of all Note Liens (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the New Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the New Notes.

As provided and subject to the conditions below, the Company at any time may terminate its Note Obligations and cause the release of all Note Liens described under “Change of Control” and under covenants described under “Certain Covenants” (other than “Merger and Consolidation”), the operation of the cross default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “Events of Default” above (“covenant defeasance”).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the New Notes may not be accelerated because of an Event of Default with respect to the New Notes. If the Company exercises its covenant defeasance option, payment of the New Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under “Events of Default” above. If the Company exercises its legal defeasance option or its covenant defeasance option, all Note Liens will be released.

In order to exercise either defeasance option, the Company must, among other things, irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the New Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that Holders of the New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

Satisfaction and Discharge

The Indenture and the other Note Documents will be discharged and will cease to be of further effect as to all Notes issued, when either:

(1) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(2) all Notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the giving of a notice of redemption or otherwise and the Company has irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust solely for such purpose, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the Note Obligations with respect to the New Notes not delivered to the Trustee for cancellation for principal and accrued interest to the date of maturity or redemption, and in each case certain other requirements set forth in the Indenture are satisfied and if, in either case, the Company pays all other sums payable under the Note Documents shall, except for certain obligations, including those with respect to the defeasance trust and obligations to register the transfer or exchange of the New Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the New Notes, cease to be of further effect and all Note Liens will be released.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator or shareholder of the Company, as such, shall have any liability for any Note Obligations or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Notes.

Concerning the Trustee and Collateral Agent

U.S. Bank National Association will be the Trustee and Collateral Agent under the Indenture and has been appointed by the Company as registrar and paying agent with regard to the New Notes.

Governing Law

The Indenture and the New Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry, Delivery and Form

Notes will be issued either in registered, global form or in registered, certificated form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Initially, all notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Global Notes may be held through Euroclear Bank, S.A./N.V. as the operator of the Euroclear System (“Euroclear”), and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of global notes for certificated notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the holders of Convertible Notes tendered pursuant to the Exchange Offers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the Persons in whose names the New Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company the trustee nor any agent of any of them has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, at the due date of any payment in respect of securities such as the New Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. Neither the Company nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the Company fails to appoint a successor depositary within 90 days;

(2) the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of Certificated Notes (DTC has advised the Company that, in such event, under its current practices, DTC would notify its Participants of the Company’s request, but will only withdraw beneficial interests from a Global Note at the request of each Participant); or

(3) a Default or Event of Default has occurred and is continuing and DTC notifies the trustee of its decision to exchange the Global Note for Certificated Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may be exchanged for beneficial interests in any Global Note.

Certain Definitions

“2013 Senior Convertible Notes” means the $52.0 million aggregate principal amount of the Company’s 5.00% Convertible Senior Notes due 2013 outstanding on the Issue Date.

“2015 Senior Convertible Notes” means the $86.3 million aggregate principal amount of the Company’s 4.50% Convertible Senior Notes due 2015 outstanding on the Issue Date.

“2017 Note Liens” means the first-priority perfected Liens securing the 2017 Note Obligations in favor of the 2017 Notes Collateral Agent (subject to “Permitted Liens” as defined in the 2017 Notes Indenture) on the 2017 Notes Collateral.

“2017 Note Obligations” means the obligations of the Company under the 2017 Notes, the 2017 Notes Indenture, the 2017 Notes Security Documents and the Intercreditor Agreement, collectively with all related obligations of the Company.

“2017 Notes” means the senior secured notes due 2017 issued by the Company pursuant to the 2017 Notes Indenture, together with any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities, receivables securitization facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder, alters the maturity thereof or adds Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders or investors.

“2017 Notes Collateral” means substantially all right, title and interest in or to substantially all of the assets and properties now owned or at any time hereafter acquired by the Company (including through an “Asset Swap” as defined in the 2017 Indenture) , including without limitation 2017 Notes Mortgages on the Company’s right, title and interests in certain real property, machinery, systems, equipment, fixtures and appurtenances, subject to customary and other exceptions including, without limitation, restrictions under applicable laws or regulations or contractual obligations.

“2017 Notes Collateral Agent” means the collateral agent with respect to the 2017 Notes.

“2017 Notes Indenture” means the indenture among the Company, certain guarantors named therein and U.S. Bank National Association, as trustee and collateral agent, pursuant to which the 2017 Notes were issued.

“2017 Notes Mortgaged Property” means any Property owned by the Company or any Restricted Subsidiary that is subject to 2017 Note Liens.

“2017 Notes Mortgages” means all mortgages, deeds of trust and similar documents, instruments and agreements (and all amendments, modifications and supplements thereof) creating, evidencing, perfecting or otherwise establishing the 2017 Note Liens on 2017 Notes Mortgaged Property to secure the 2017 Note Obligations.

“2017 Notes Security Documents” means the security documents with respect to the 2017 Notes.

“2017 Notes Trustee” means the trustee with respect to the 2017 Notes Indenture governing the 2017 Notes.

“Additional Assets” means:

(1) any properties or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in the Oil and Gas Business;

(2) capital expenditures by the Company or a Restricted Subsidiary in the Oil and Gas Business;

(3) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(4) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (3) and (4), such Restricted Subsidiary is primarily engaged in the Oil and Gas Business.

“Adjusted Consolidated Net Tangible Assets” of a Person means (without duplication), as of the date of determination, the remainder of:

(a) the sum of:

(i) discounted future net revenues from proved oil and gas reserves of such Person and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated by the Company in a reserve report prepared as of the end of the Company’s most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from

(A) estimated proved oil and gas reserves acquired since such year end, which reserves were not reflected in such year end reserve report, and

(B) estimated oil and gas reserves attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves (including previously estimated development costs Incurred during the period and the accretion of discount since the prior period end) since such year end due to exploration, development or exploitation, production or other activities, which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with SEC guidelines (utilizing the prices for the fiscal quarter ending prior to the date of determination), and decreased by, as of the date of determination, the estimated discounted future net revenues from

(C) estimated proved oil and gas reserves produced or disposed of since such year end, and

(D) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated on a pre-tax basis and substantially in accordance with SEC guidelines (utilizing the prices for the fiscal quarter ending prior to the date of determination), provided, however, that in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by the Company’s petroleum engineers;

(ii) the capitalized costs that are attributable to Oil and Gas Properties of such Person and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on such Person’s books and records as of a date no earlier than the date of such Person’s latest available annual or quarterly financial statements;

(iii) the Net Working Capital of such Person on a date no earlier than the date of such Person’s latest annual or quarterly financial statements; and

(iv) the greater of

(A) the net book value of other tangible assets of such Person and its Restricted Subsidiaries, as of a date no earlier than the date of such Person’s latest annual or quarterly financial statement, and

(B) the appraised value, as estimated by independent appraisers, of other tangible assets of such Person and its Restricted Subsidiaries, as of a date no earlier than the date of such Person’s latest audited financial statements;

minus

(b) the sum of:

(i) Minority Interests;

(ii) any net gas balancing liabilities of such Person and its Restricted Subsidiaries reflected in such Person’s latest audited balance sheet;

(iii) to the extent included in (a)(i) above, the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in such Person’s year end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

(iv) the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Volumetric Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of such Person and its Subsidiaries with respect to Dollar-Denominated Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto).

If the Company changes its method of accounting from the full cost method of accounting to the successful efforts or a similar method, “Adjusted Consolidated Net Tangible Assets” will continue to be calculated as if the Company were still using the full cost method of accounting.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“ASC” means the Financial Accounting Standards Board’s Accounting Standards Codification.

“ASU” means the Accounting Standards Update issued by the Financial Accounting Standards Board.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of the Oil and Gas Business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of (A) shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), (B) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary, or (C) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (each referred to for the purposes of this definition as a “disposition”), in each case by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction or a joint venture arrangement in which the Company or any of its Restricted Subsidiaries contributes assets into such joint venture. For the avoidance of doubt, any dispositions of assets that are Production Payments and Reserve Sales (other than an Excluded VPP) shall be deemed to be Asset Dispositions.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1) a disposition by the Company or a Restricted Subsidiary to the Company or a Restricted Subsidiary;

(2) the sale of Cash Equivalents in the ordinary course of business;

(3) a disposition of Hydrocarbons or mineral products inventory in the ordinary course of business;

(4) a disposition of damaged, unserviceable, obsolete or worn out equipment or equipment that is no longer necessary for the proper conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5) transactions in accordance with the covenant described under “Certain Covenants—Merger and Consolidation”;

(6) an issuance of Capital Stock by a Restricted Subsidiary to the Company or a Restricted Subsidiary;

(7) for purposes of “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock and Collateral Dispositions” only, the making of a Permitted Investment or a Restricted Payment (or a disposition that would constitute a Restricted Payment but for the exclusions from the definition thereof) permitted by the covenant described under “Certain Covenants—Limitation on Restricted Payments”; provided that if any Net Available Cash is received by the Company or any Restricted Subsidiary as a result of such Permitted Investment or Restricted Payment, such Net Available Cash is applied in accordance with “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock and Collateral Dispositions” as if the assets subject to such Permitted Investment or Restricted Payment had been subject to an Asset Disposition;

(8) a Permitted Asset Swap;

(9) dispositions of assets in any single transaction or series of related transactions that involve assets with a Fair Market Value of less than $1.0 million;

(10) the granting of or realization or enforcement of Permitted Liens; provided that if any Net Available Cash is received by the Company or any Restricted Subsidiary as a result of the realization or enforcement of any Permitted Lien, such Net Available Cash is applied in accordance with “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock and Collateral Dispositions” as if the assets subject to such realization or enforcement had been subject to an Asset Disposition on the date such Net Available Cash is received by the Company or any Restricted Subsidiary;

(11) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(12) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(13) foreclosure on assets; provided that if any Net Available Cash is received by the Company or any Restricted Subsidiary as a result of such foreclosure, such Net Available Cash is applied in accordance with “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock and Collateral Dispositions” as if the assets subject to such foreclosure had been subject to an Asset Disposition on the date such Net Available Cash is received by the Company or any Restricted Subsidiary;

(14) any Excluded VPP; and

(15) surrender or waiver of contract rights, oil and gas leases, or the settlement, release or surrender of contract, tort or other claims of any kind in the ordinary course of business.

“Asset Swap” means any concurrent purchase and sale or exchange of Oil and Gas Properties between the Company or any of its Restricted Subsidiaries and another Person (other than an Unrestricted Subsidiary); provided, that any cash received must be applied in accordance with “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock and Collateral Dispositions” as if the Asset Swap were an Asset Disposition.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bakken Collateral” means Oil and Gas Properties to the extent (i) involving assets or other rights or property that constitute Collateral under the Security Documents and (ii) involving Oil and Gas Properties attributable to the Bakken formation located in Montana or North Dakota, in each case owned by the Company or a Restricted Subsidiary as of the Issue Date, or acquired after the Issue Date as replacement Bakken Collateral in accordance with the covenant under “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock and Collateral Dispositions.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means, as to any Person that is a corporation, the board of directors of such Person or any duly authorized committee thereof or as to any Person that is not a corporation, the board of managers or such other individual or group serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which commercial banking institutions in New York, New York, Oklahoma City, Oklahoma or Houston, Texas are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an Obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such Obligation will be the capitalized amount of such Obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(2) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition (provided that the full faith and credit of the United States is pledged in support thereof) and, at the time of acquisition, having a credit rating of “A” (or the equivalent thereof) or better from either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc.;

(3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Services, or “a2” or the equivalent thereof by Moody’s Investors Service, Inc., and having combined capital and surplus in excess of $500.0 million;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Services or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(6) interests in any investment company or money market fund that invests 95% or more of its assets in instruments of the type specified in clauses (1) through (5) above.

“Casualty or Condemnation Event” means any taking under power of eminent domain or similar proceeding and any casualty loss (including as a result of fire, earthquake, tornado, flood, hurricane, landslide, acts of terrorism or any other natural or man-made disaster), in each case, relating to property or other assets that constitute Collateral.

“Change of Control” means:

(1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets);

(2) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors;

(3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act);

(4) the adoption by the shareholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Agent” means the Trustee or a party selected by the Trustee, acting as the collateral agent for the Holders of the New Notes and the Trustee under the Security Documents.

“Collateral Proceeds Account” means a deposit account at the Collateral Agent that is subject to a customary control agreement and is pledged as Collateral to secure the Note Obligations pursuant to a Note Lien.

“Commodity Agreements” means, in respect of any Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement in respect of Hydrocarbons used, produced, processed or sold by such Person that are customary in the Oil and Gas Business and designed to protect such Person against fluctuation in Hydrocarbon prices.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the date of the Indenture; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Contributed Asset” means any asset or other property (other than cash) that is contributed to the Company as a capital contribution or in respect of Equity Interests other than Disqualified Stock.

“Contributed Asset Cash” means, with respect to any Contributed Asset, without duplication, the lesser of (x) the sum of (1) to the extent such Contributed Asset has been converted into cash through an Asset Disposition (which, for the avoidance of doubt, shall not include the use, depletion, sale as inventory or amortization of such Contributed Asset but shall include any Production Payment and Reserve Sale transaction with respect to such Contributed Asset), the Net Available Cash from such Contributed Asset, plus (2) the aggregate amount of Contributed Asset EBITDA generated by such Contributed Asset since the date such Contributed Asset was acquired and (y) the Fair Market Value of the Contributed Asset at the time such Contributed Asset was acquired.

“Contributed Asset EBITDA” of a Contributed Asset, for any period, means, calculated without duplication in respect of any of the items listed below, the operating income or loss (calculated in accordance with GAAP) for such period generated by such Contributed Asset, plus,

(1) without duplication, and to the extent deducted (and not otherwise added back) in calculating such operating income or loss, the depletion, depreciation and amortization expense in respect of such Contributed Asset for such period; less

(2) to the extent included in calculating such operating income or loss and in excess of any costs or expenses attributable thereto that were deducted (and not added back) in calculating such operating income, the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Volumetric Production Payments; less

(3) to the extent included in calculating such operating income, any amounts not received by the Company in cash;

in each case, calculated on a pro forma basis, giving effect to any Asset Disposition of any portion of such Contributed Asset.

“Convertible Notes” means the 2013 Senior Convertible Notes and the 2015 Senior Convertible Notes, in each case, outstanding on the Issue Date.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“CVS Collateral” means the Oil and Gas Properties owned by the Company or the Restricted Subsidiaries on the Issue Date, together with any replacements thereof, related to the Cotton Valley Sands Formation, and any other hydrocarbon layers above the base of such formation located at 9,886 feet below the surface, located in Texas (including any fixtures and improvements pertaining to such assets used in connection with, or related to, any other oil and gas formations).

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) at the option of the Holder of the Capital Stock or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person that is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock that is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

(3) is redeemable at the option of the Holder of the Capital Stock in whole or in part,

in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the New Notes or (b) on which there are no Notes outstanding; provided that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the Holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the Holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in the Indenture) will not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that (i) the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions “Change of Control” and “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock and Collateral Dispositions” and (ii) such repurchase or redemption will be permitted solely to the extent also permitted in accordance with the provisions of the Indenture described under the caption “Certain Covenants—Limitation on Restricted Payments.”

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Dollar-Denominated Volumetric Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded VPP” means a Production Payment and Reserve Sale that is a volumetric production payment entered into after September 30, 2011 that is designated by the Company in an Officer’s Certificate to be an Excluded VPP. The Company may designate once that any Production Payment and Reserve Sale that is a volumetric production payment with respect to either the CVS Collateral or the Haynesville Collateral is an Excluded VPP. Any proceeds from an Excluded VPP shall be reinvested as set forth in clause (k) under the covenant “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock and Collateral Dispositions.”

“Existing Properties” means existing Oil and Gas Properties of the Company and the Restricted Subsidiaries as of the Issue Date or other Oil and Gas Properties relating thereto, complementary thereto or adjacent thereto acquired by the Company or the Restricted Subsidiaries after the Issue Date.

“Existing Senior Notes” means the Company’s 11.375% Senior Notes due 2019 that are outstanding on the Issue Date.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company pursuant to a resolution, and if such Fair Market Value is $20.0 million or greater, based on an opinion or appraisal issued by an accounting, valuation, appraisal or investment banking firm of national standing. A certified copy of any resolution in which a determination of Fair Market Value is made shall be delivered by the Company in writing to the Trustee, together with a copy of any opinion or appraisal on which such determination is based. Notwithstanding the foregoing, (i) the Fair Market Value of any cash Restricted Payment shall be its face amount and (ii) the Fair Market Value may be determined by the Board of Directors of the Company acting in good faith alone, where so expressly stated in the Indenture.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).

“Haynesville Collateral” means the Oil and Gas Properties owned by the Company or the Restricted Subsidiaries on the Issue Date, together with any replacements thereof, related to the Haynesville/Bossier Formation, and any other hydrocarbon layers below the base of the Cotton Valley Sands Formation, located in Texas (excluding any fixtures and improvements pertaining to such assets used in connection with, or related to, any other oil and gas formations).

“Holder” means a Person in whose name a Note is registered on the registrar’s books.

“Hydrocarbons” means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Incur” means issue, create, assume, guarantee, incur or otherwise become directly or indirectly liable for, contingently or otherwise; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication, whether or not contingent):

(1) the principal of and premium (if any) in respect of Indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) the principal component of all Obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable, to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such obligation is satisfied within 30 days of payment on the letter of credit);

(4) the principal component of all Obligations of such Person (other than obligations payable solely in Capital Stock that is not Disqualified Stock) to pay the deferred and unpaid purchase price of property (except accrued expenses and trade payables and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto to the extent such obligations would appear as liabilities upon the consolidated balance sheet of such Person in accordance with GAAP;

(5) Capitalized Lease Obligations of such Person to the extent such Capitalized Lease Obligations would appear as liabilities on the consolidated balance sheet of such Person in accordance with GAAP;

(6) the principal component or liquidation preference of all Obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding in each case, any accrued dividends);

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination (as determined in good faith by the Board of Directors of the Company) and (b) the amount of such Indebtedness of such other Persons;

(8) the principal component of Indebtedness of other Persons to the extent guaranteed by such Person; and

(9) to the extent not otherwise included in this definition, net Obligations of such Person under Commodity Agreements, Currency Agreements and Interest Rate Agreements (the amount of any such Obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Obligation that would be payable by such Person at such time);

provided, however, that any Indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such Obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the Holders of such Indebtedness, and subject to no other Liens, shall not constitute “Indebtedness.”

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional Obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the Obligation, of any contingent obligations at such date.

Notwithstanding the preceding, “Indebtedness” shall not include:

(1) Production Payments and Reserve Sales;

(2) any obligation of a Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an Oil and Gas Property, in each case not relating to or arising from borrowed money;

(3) any Obligation arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, guarantees, adjustment of purchase price, holdbacks, contingency payment obligations or similar obligations (other than guarantees of Indebtedness), in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary, provided that such Indebtedness is not reflected on the face of the balance sheet of the Company or any Restricted Subsidiary;

(4) any Obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five business days of Incurrence;

(5) in-kind Obligations relating to net oil or natural gas balancing positions arising in the ordinary course of business; and

(6) all contracts and other Obligations, agreements instruments or arrangements described in clauses (22), (23), (27)(a) and (29) of the definition of “Permitted Liens.”

In addition, “Indebtedness” of any Person will include Indebtedness described in the first paragraph of this definition of “Indebtedness” that would not appear as a liability on the balance sheet of such Person if:

(1) such Indebtedness is the Obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture or otherwise liable for all or a portion of the Joint Venture’s liabilities (a “General Partner”); and

(3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such Obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Initial Niobrara Collateral” means the first 50% of the Company’s aggregate net mineral acreage interests in the Niobrara Collateral, existing as of the Issue Date together with any replacements thereof, that is disposed of by the Company or any Restricted Subsidiary in an Asset Disposition.

“Intercreditor Agreement” means the intercreditor agreement executed on the Issue Date, by and among the Company, the Collateral Agent and the 2017 Notes Collateral Agent.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (including by way of guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit and advances or extensions of credit to customers in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments (excluding any interest in a crude oil or natural gas leasehold to the extent constituting a security under applicable law) issued by, such other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1) Permitted Commodity Hedging Obligations and Permitted Other Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

(2) endorsements of negotiable instruments and documents in the ordinary course of business; and

(3) an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

The amount of any Investment shall not be adjusted for increases or decreases in value, write-ups, write-downs or write-offs with respect to such Investment.

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments,”

(1) “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary (as conclusively determined by the Board of Directors of the Company in good faith) at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Issue Date” means the first date on which the New Notes are issued under the Indenture.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Minority Interest” means the percentage interest represented by any shares of any class of Capital Stock of a Restricted Subsidiary that are not owned by the Company or a Restricted Subsidiary.

“Mortgaged Property” means any Property owned by the Company that is subject to the Note Liens.

“Mortgages” means all mortgages, deeds of trust and similar documents, instruments and agreements (and all amendments, modifications and supplements thereof) creating, evidencing, perfecting or otherwise establishing the Note Liens on Mortgaged Property to secure the Note Obligations.

“Net Available Cash” from an Asset Disposition or a Casualty or Condemnation Event means cash payments received (including any insurance or other similar cash payments in respect of a Casualty or Condemnation Event and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other Obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition or Casualty or Condemnation Event;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition or Casualty or Condemnation Event, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition or Casualty or Condemnation Event;

(3) all distributions and other payments required to be made to minority interest Holders in Subsidiaries or joint ventures or to Holders of royalty or similar interests as a result of such Asset Disposition or Casualty or Condemnation Event; and

(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition or subject to such Casualty or Condemnation Event and retained by the Company or any Restricted Subsidiary after such Asset Disposition or Casualty or Condemnation Event;

provided that, (i) to the extent any assets that are subject to Permitted Commodity Hedging Obligations are subject to an Asset Disposition or Casualty or Condemnation Event, any cash proceeds from the transfer or unwinding of such Permitted Commodity Hedging Obligations shall be included in Net Available Cash, and any payments or deductions from the cash proceeds of such Asset Disposition or Casualty or Condemnation Event in respect of the transfer or unwinding of such Permitted Commodity Hedging Obligations shall be deemed to reduce such Net Available Cash; and (ii) to the extent that any assets are Invested in a Person that is not the Company or a Restricted Subsidiary and cash is returned to the Company or a Restricted Subsidiary in respect of such Investment, such cash shall be applied as Net Available Cash from an Asset Disposition of such assets Invested.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or any contribution to equity capital, means the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Net Working Capital” means (a) all current assets of the Company and its Restricted Subsidiaries except current assets from commodity price risk management activities arising in the ordinary course of the Oil and Gas Business, less (b) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness and any current liabilities from commodity price risk management activities arising in the ordinary course of the Oil and Gas Business, in each case as set forth in the consolidated financial statements of the Company prepared in accordance with GAAP.

“Niobrara Collateral” means the Oil and Gas Properties owned by the Company or the Restricted Subsidiaries on the Issue Date, together with any replacements thereof, related exclusively to the Niobrara Formation located in Wyoming.

“Non-Recourse Debt” means Indebtedness of a Person:

(1) as to which neither the Company nor any Restricted Subsidiary (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2) no default with respect to which (including any rights that the Holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any Holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3) the explicit terms of which provide there is no recourse against any of the assets of the Company or the Restricted Subsidiaries.

“Note Documents” means the Indenture, the New Notes, the Intercreditor Agreement, the Security Documents and any intercreditor provisions entered into in connection with a Permitted Letter of Credit Facility, a Permitted Commodity Hedging Obligation or a Permitted Other Hedging Obligation.

“Note Liens” means all Liens in favor of the Collateral Agent on Collateral securing the Note Obligations.

“Note Obligations” means the Obligations of the Company and any other obligor under the Indenture or any of the other Note Documents to pay principal, premium, if any, and interest (including any interest accruing after the commencement of bankruptcy or insolvency proceedings) when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the New Notes and the performance of all other Obligations to the Trustee and the Holders under the Indenture and the New Notes, according to the respective terms thereof.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company.

“Officer’s Certificate” means a certificate signed by an Officer of the Company.

“Oil and Gas Business” means: (1) the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, natural gas, liquid natural gas and other hydrocarbon and mineral properties or products produced in association with any of the foregoing; (2) the business of gathering, marketing, distributing, treating, processing, storing, refining, selling and transporting of any production from such interests or properties and products produced in association therewith and the marketing of oil, natural gas, other hydrocarbons and minerals obtained from unrelated Persons; and (3) any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (1) through (2) of this definition.

“Oil and Gas Properties” means any and all rights, titles, interests and estates in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature, together with all fixtures and improvements pertaining thereto.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Permitted Additional Pari Passu Obligations” means all Obligations of the Company or any of the Restricted Subsidiaries with respect to any Indebtedness that has been Incurred in accordance with the Indenture that are pari passu with the Note Obligations in right of payment and secured by Liens on the Collateral ranking equal in priority to the Note Liens.

“Permitted Asset Swap” means an Asset Swap, (i) of a producing Oil and Gas Property (or set of properties) for another producing Oil and Gas Property (or set of properties) with a PV-10 Value that is greater than or equal to the PV-10 Value of the property being transferred, (ii) of a non-producing Oil and Gas Property (or set of properties) for any other Oil and Gas Property (or set of properties), or (iii) of a producing Oil and Gas Property (or set of properties containing producing Oil and Gas Properties) for a non-producing Oil and Gas Property (or set of properties containing non-producing Oil and Gas Properties) in the same Basin as the property or properties being transferred. Any assets acquired in a Permitted Asset Swap shall be owned by the Company or a Restricted Subsidiary as required by the Security Documents.

“Permitted Bakken Joint Venture” means a joint venture among the Company or a Restricted Subsidiary and one or more unaffiliated third parties in respect of the Bakken Collateral, which joint venture is more than 51% owned by the Company or the Restricted Subsidiaries and controlled by the Company or the Restricted Subsidiaries.

“Permitted Business Activities” means clauses (1) and (2) of the definition of “Oil and Gas Business.”

“Permitted Business Investment” means any Investment (other than an Investment in an Unrestricted Subsidiary) made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business including investments or expenditures for actively exploiting, exploring for, acquiring, developing, producing, processing, gathering, marketing, storing, treating or transporting oil, natural gas or other hydrocarbons and minerals through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including:

(1) ownership interests in oil, natural gas, other hydrocarbons and minerals properties, liquid natural gas facilities, processing facilities, gathering systems, pipelines, storage facilities or related systems or ancillary real property interests;

(2) Investments in the form of or pursuant to operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-in agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil, natural gas, other hydrocarbons and minerals, production sharing agreements, participation agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements, shareholder agreements and other similar agreements (including for limited liability companies) with third parties (including Unrestricted Subsidiaries); and

(3) direct or indirect ownership interests in drilling rigs and related equipment, including, without limitation, transportation equipment.

“Permitted Commodity Hedging Obligations” means Obligations of the Company or any Restricted Subsidiary with respect to non-speculative transactions in futures, forwards, swaps or option contracts (including both physical and financial settlement transactions), entered into by the Company or any Restricted Subsidiary as part of its normal business operations with the purpose and effect of hedging prices as a risk management strategy or hedge against adverse changes in the prices of natural gas or oil (including without limitation commodity price hedges, swaps, caps, floors, collars and similar agreements designed to protect the Company or any such Restricted Subsidiary against fluctuations in commodity prices or any option with respect to any such transaction) and not intended primarily as a borrowing of funds, provided that such transactions, at the time of such transaction, giving effect to any other Commodity Agreements then in effect together with such transaction, (i) with respect to projected production of natural gas from undeveloped Oil and Gas Properties by the Company and the Restricted Subsidiaries, shall not apply to more than 75% of such projected production of natural gas, (ii) with respect to projected production of oil from undeveloped Oil and Gas Properties by the Company and the Restricted Subsidiaries, shall not apply to more than 75% of such projected production of oil, (iii) with respect to projected production of natural gas from existing developed producing Oil and Gas Properties by the Company and the Restricted Subsidiaries, shall not apply to more than 100% of such projected production of natural gas and (iv) with respect to projected production of oil from existing developed producing Oil and Gas Properties by the Company and the Restricted Subsidiaries, shall not apply to more than 100% of such projected production of oil.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) the Company or any Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is the Oil and Gas Business;

(2) another Person whose primary business is the Oil and Gas Business if as a result of such Investment such other Person becomes a Restricted Subsidiary or is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(3) cash and Cash Equivalents;

(4) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, commission, travel, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary not to exceed $2.5 million in the aggregate at any one time outstanding;

(7) Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8) Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with the Indenture, including, without limitation, the covenant described under “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock and Collateral Dispositions”; provided that such securities or other assets received in an Asset Disposition or an exchange or swap of assets shall be pledged as Collateral under the Security Documents to the extent the assets subject to such Asset Disposition or exchange or swap of assets constituted Collateral, with the Note Liens on such Collateral being of the same relative priority as the Note Liens on the assets disposed of;

(9) Investments in existence on the Issue Date;

(10) Commodity Agreements, Currency Agreements, Interest Rate Agreements and related Permitted Commodity Hedging Obligations and Permitted Other Hedging Obligations, which transactions or obligations are Incurred in compliance with the Indenture;

(11) Guarantees issued by the Company or any of its Restricted Subsidiaries;

(12) any Permitted Asset Swap or acquisition of Additional Assets made in accordance with the Indenture, including, without limitation, the covenant described under “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock and Collateral Dispositions” other than a transaction involving an Unrestricted Subsidiary; provided that such Additional Assets or securities or other assets received in an Asset Disposition or Permitted Asset Swap shall be pledged as Collateral under the Security Documents to the extent the assets subject to such Asset Disposition or Permitted Asset Swap constituted Collateral, with the Note Liens on such Collateral being of the same relative priority as the Note Liens on the assets disposed of;

(13) Permitted Business Investments in any Person other than the Company or a Restricted Subsidiary in an aggregate amount that, when taken together with other Permitted Business Investments then outstanding, do not exceed, at the time such Investment is made, (x) 10.0% of Adjusted Consolidated Net Tangible Assets for Investments made during the first three years after the Issue Date and (y) 15.0% of Adjusted Consolidated Net Tangible Assets for Investments made after the third anniversary of the Issue Date; provided, that: (A)(i) CVS Collateral, (ii) Niobrara Collateral (prior to the date the Initial Niobrara Proceeds have been received and applied in full) and (iii) producing Oil and Gas Properties of the Company or a Restricted Subsidiary will not be permitted to be used for “Permitted Business Investments”; (B) Permitted Business Investments in any Person other than the Company or a Restricted Subsidiary must be made only in the United States or Canada; (C) any Permitted Business Investment in any Person other than the Company or a Restricted Subsidiary must be made at Fair Market Value; and (D) any Asset Disposition by any entity in which a Permitted Business Investment has been made (each, a “PBI Entity”) will be treated as an Asset Disposition by a Restricted Subsidiary (including the provisions applicable to the various categories of assets being disposed of), with the amount of Net Available Cash required to be applied under the covenant described under “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock and Collateral Dispositions” being equal to (x) the percentage of the economic benefit in the PBI Entity to which the Company and the Restricted Subsidiaries are entitled times (y) the amount of Net Cash Proceeds received by the PBI Entity;

(14) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(15) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(16) unsecured Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating, and related agreements and licenses or concessions related to the Oil and Gas Business;

(17) acquisitions of assets, equity interests or other securities by the Company for consideration consisting of common equity securities of the Company;

(18) Investments in the New Notes; and

(19) any Investment in Endeavor Gathering LLC made during any fiscal year of the Company or within 45 days after the end of such fiscal year in amounts that, together with all other Investments made in

Endeavor Gathering LLC in respect of such fiscal year in reliance on this clause (19) during such fiscal year or within 45 days after the end of such fiscal year, do not exceed the amount of dividends or distributions previously paid in respect of such fiscal year to the Company or any Restricted Subsidiary by Endeavor Gathering LLC.

“Permitted Letter of Credit Facility” means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities providing solely for the issuance of letters of credit and the cash collateralization thereof, together with the related documents thereto (including any guarantees and collateral documents, instruments and agreements executed in connection therewith, whether in effect on the Issue Date or entered into thereafter) in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent or agent and lenders or another administrative agent or agents or other lenders).

“Permitted Liens” means, with respect to any Person:

(1) the 2017 Note Liens;

(2) Liens with respect to Indebtedness of the Company or the Restricted Subsidiaries represented by letters of credit Incurred pursuant to one of more Permitted Letter of Credit Facilities that (i) consist of set-off rights and do not extend to any assets other than the cash held at the institution providing the letters of credit Incurred under such Indebtedness (which cash shall also be Collateral subject to Note Liens) or (ii) are Liens on the Collateral that rank pari passu in priority with the Note Liens;

(3) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws, social security or old age pension laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits (which may be secured by a Lien) to secure public or statutory obligations of such Person including letters of credit and bank guarantees required or requested by the United States, any State thereof or any foreign government or any subdivision, department, agency, organization or instrumentality of any of the foregoing in connection with any contract or statute (including lessee or operator obligations under statutes, governmental regulations, contracts or instruments related to the ownership, exploration and production of oil, natural gas, other Hydrocarbons and minerals on State, Federal or foreign lands or waters), or deposits of cash or United States government bonds to secure indemnity performance, surety or appeal bonds or other similar bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(4) statutory and contractual Liens of landlords and Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof and, in the case of Collateral, such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to such Lien;

(5) Liens for taxes, assessments or other governmental charges or claims not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves, if any, required pursuant to GAAP have been made in respect thereof and, in the case of Collateral, such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to such Lien;

(6) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(7) survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties so long as any such survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions do not in the aggregate materially adversely affect the value of the assets of such Person and its Restricted Subsidiaries, taken as a whole, or materially impair their use in the operation of the business of such Person;

(8) Liens securing Permitted Commodity Hedging Obligations, which Liens, to the extent the counterparty under a Permitted Commodity Hedging Obligation reasonably requires, may be of higher priority than the Note Liens, in which case such Permitted Commodity Hedging Obligation shall become a secured obligation under the Security Agreement and the Collateral Agent and Trustee shall enter into intercreditor arrangements or provisions specifying the relative priority of (x) Liens securing Permitted Commodity Hedging Obligations pursuant to this clause (8) and (y) the Note Liens;

(9) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(10) prejudgment Liens and judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(11) Liens for securing Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case Incurred by the Company or any Restricted Subsidiary for the purpose of financing all or any part of the acquisition or purchase price or cost of construction or improvements or carrying costs of property used in the business of the Company or such Restricted Subsidiary, and Refinancing Indebtedness Incurred to refinance any of the foregoing Indebtedness; provided that;

(a) such Liens do not encumber any assets (and proceeds thereof) other than those acquired, purchased, constructed or improved with the proceeds of such Indebtedness, or assets affixed or appurtenant thereto; and

(b) such Liens are created within 180 days of the later of the acquisition, purchase or the completion of the construction or improvement of such assets;

(12) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained or deposited with a depositary institution; provided that:

(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(13) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(14) Liens existing on the Issue Date;

(15) Liens on property or shares of Capital Stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary (other than assets or property affixed or appurtenant thereto);

(16) Liens on property at the time the Company or any of its Subsidiaries acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Subsidiaries; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary (other than assets or property affixed or appurtenant thereto);

(17) Liens securing Indebtedness or other Obligations of a Subsidiary owing to the Company or a Wholly Owned Subsidiary;

(18) Note Liens securing the New Notes (and related Note Obligations) Incurred pursuant to Indebtedness represented by (i) the New Notes issued on the Issue Date and (ii) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (18);

(19) Liens securing other Indebtedness, which Liens shall rank expressly junior in priority to the Note Liens; provided that such Indebtedness may not have any scheduled maturities (including, without limitation amortization payments) or put dates prior to 91 days after the Stated Maturity of the New Notes;

(20) any interest or title of a lessor under any operating lease;

(21) Liens in respect of Production Payments and Reserve Sales, which Liens shall relate to the property that is the subject of such Production Payments and Reserve Sales;

(22) Liens arising under farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, partnership agreements, operating agreements, royalties, working interests, net profits interests, joint interest billing arrangements, participation agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business and are incurred in the ordinary course of business;

(23) Liens on pipelines or pipeline facilities that arise by operation of law;

(24) deposits made in the ordinary course of business to secure liability to insurance carriers;

(25) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(26) Liens deemed to exist in connection with Investments in repurchase agreements; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement and are incurred in the ordinary course of business and not for speculative purposes;

(27) any (a) interest or title of a lessor under any lease, Liens reserved in oil, gas or other Hydrocarbons, minerals, leases for bonus, royalty or rental payments and for compliance with the terms of such leases; (b) restriction or encumbrance that the interest or title of such lessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics’ liens, tax liens, and easements) or (c) subordination of the interest of the lessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b);

(28) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(29) Liens (other than Liens securing Indebtedness, sale-leaseback arrangements or lease obligations) on, or related to, assets to secure all or part of the costs incurred in the ordinary course of the Oil and Gas Business for the exploration, drilling, development, production, processing, transportation, marketing, storage abandonment or operation;

(30) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(31) Liens arising under the Indenture in favor of the Trustee or the Collateral Agent for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness, provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(32) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under the covenant described under “Certain Covenants—Limitation on Restricted Payments;”

(33) Liens in favor of collecting or payer banks having a right of setoff, revocation, or charge back with respect to money or instruments of the Company or any Subsidiary of the Company on deposit with or in possession of such bank; and

(34) Liens securing Indebtedness of the Company or a Restricted Subsidiary incurred to refinance Indebtedness of the Company or a Restricted Subsidiary that was previously so secured; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property or assets that is the security for a Permitted Lien hereunder.

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including dividends, distributions and increases in respect thereof).

“Permitted Other Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (2) other agreements or arrangements designed to manage interest rates or interest rate risk; and (3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices, in each case, other than Permitted Commodity Hedging Obligations.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Production Payments and Reserve Sales” means the grant or transfer by the Company or a Restricted Subsidiary to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the Holder of such interest has recourse to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas

Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services to the Company or a Restricted Subsidiary.

“Property” means, with respect to any Person, any interests of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock, partnership interests and other equity or ownership interests in any other Person.

“PV-10 Value” means, with respect to all Oil and Gas Properties of the Company and the Restricted Subsidiaries constituting proved reserves, the present value of the estimated net cash flow to be realized from the production of Hydrocarbons from all such Oil and Gas Properties contained in the Reserve Reports discounted at 10 percent.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay, extend, prepay, redeem or retire (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances” and “refinanced” shall have correlative meanings) any Indebtedness (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary, but excluding Indebtedness of a Subsidiary that is not a Restricted Subsidiary that refinances Indebtedness of the Company or a Restricted Subsidiary), including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the New Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the New Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the New Notes;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest, premiums or defeasance costs required by the instruments governing such existing Indebtedness and fees and expenses Incurred in connection therewith); and

(4) if the Indebtedness being refinanced is subordinated in right of payment to the New Notes, such Refinancing Indebtedness is subordinated in right of payment to the New Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced.

“Reserve Report” means a report setting forth, as of December 31st, the oil and gas reserves attributable to the proved Oil and Gas Properties of the Company, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“SEC” means the United States Securities and Exchange Commission.

“Senior Liens” means the 2017 Note Liens and the liens securing other Senior Obligations.

“Senior Obligations” means the 2017 Note Obligations, Permitted Commodity Hedging Obligations that are secured by a Permitted Lien ranking higher in priority to the Note Liens, and obligations under any Permitted Letter of Credit Facility that are secured by a Permitted Lien ranking higher in priority to the Note Liens.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as in effect on the Issue Date.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Obligation of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is contractually subordinated in right of payment (by its terms or the terms of any document or instrument relating thereto), to the New Notes.

“Subsidiary “ of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary (other than in this definition) shall refer to a Subsidiary of the Company.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Collateral Agent may otherwise determine).

“Upstream Restricted Payment” means any dividend, distribution, repayment, prepayment, repurchase, redemption, purchase or other retirement for value of Equity Interests or Subordinated Indebtedness of the Company or any of the Restricted Subsidiaries, except for any of the foregoing made to the Company or a Restricted Subsidiary.

“Unrestricted Subsidiary” means:

(1) as of the Issue Date, Endeavor Gathering LLC;

(2) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(3) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of its Subsidiaries does not (a) own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary or (b) own or hold Collateral;

(2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(3) on the date of such designation, such designation and the Investment of the Company in such Subsidiary complies with “Certain Covenants—Limitation on Restricted Payments”;

(4) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Capital Stock of such Person or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(5) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the Holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the Holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of members of such entity’s Board of Directors.

“Wholly Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

COMPARISON OF TERMS OF THE NEW NOTES AND THE CONVERTIBLE NOTES

	2013 Notes	2015 Notes	New Notes
Issuer	GMX Resources Inc.	GMX Resources Inc.	GMX Resources Inc.

Maturity	February 1, 2013	May 1, 2015	March 2, 2018

Interest Rate	5.00% per annum	4.50% per annum

Interest will be payable quarterly in arrears on December 2, March 2, June 2 and September 2 of each year, beginning on March 2, 2013.

At the Company’s option, interest may be paid either in cash or, with respect to interest paid prior to the second anniversary of the settlement date of the 2013 Notes Exchange Offer, either in the form of cash, freely tradable shares of Common Stock issued pursuant to an effective registration statement under the Securities Act, or a combination thereof.

Interest will accrue at the rate of 9% per annum.

The number of shares of Common Stock, if any, to be issued by the Company in lieu of cash interest shall be calculated by assigning a value per share equal to the product of (a) 0.75 and (b) the 10-Day VWAP ending the business day prior to the interest payment date.

Guarantors	None.	None	None.

Ranking	The 2013 Notes are senior unsecured obligations of the Company. The 2013 Notes rank: • senior in right of payment to all of the Company subordinated indebtedness, if any;	The 2015 Notes are senior unsecured obligations of the Company. The 2015 Notes rank: • senior in right of payment to all of the Company subordinated indebtedness, if any;	The New Notes will be senior secured obligations of the Company. The New Notes will rank: • senior in right of payment to all of the Company subordinated indebtedness, if any;

	2013 Notes	2015 Notes	New Notes

•   equal in right of payment with all the Company’s other unsubordinated unsecured indebtedness;

•   effectively junior to all of the Company’s existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness.

•   equal in right of payment with all the Company’s other unsubordinated unsecured indebtedness;

•   effectively junior to all of the Company’s existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness.

•   effectively senior to all of the Company’s existing and future unsubordinated, unsecured indebtedness, to the extent of the value of the collateral securing the New Notes;

•   equal in right of payment with all the Company’s other unsubordinated indebtedness; and

•   effectively junior to the Notes due 2017, to the extent of the value of the collateral securing such notes.

Collateral	None.	None.	The obligations of the Company with respect to the New Notes will be secured equally and ratably by second priority security interests, subject to certain Permitted Liens, in the same assets of the Company (but not any assets of any subsidiaries of the Company) (the “Collateral”) that are subject to liens securing the Company’s Senior Secured Notes due 2017, issued pursuant to the Indenture dated as of December 19, 2011 among the Company, certain of its subsidiaries, and U.S. Bank National Association, as trustee and collateral agent.

	2013 Notes	2015 Notes	New Notes
Optional Redemption	The Company has no redemption rights with respect to the 2013.	On or after November 1, 2012 and prior to the maturity date of the 2015 Notes, we may redeem for cash all, but not less than all, of the notes if the last reported sale price of our common stock equals or exceeds 130% of the conversion price then in effect for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day immediately prior to the date of the redemption notice. The redemption price will equal 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest, including any additional interest, to, but excluding, the redemption date. To the extent a holder converts its notes in connection with our redemption notice, we will increase the conversion rate as provided in the indenture governing the 2015 Notes.	The Company may redeem any or all of the New Notes at its option at any time and from time to time upon not less than 30 nor more than 60 days’ notice at a redemption price equal to 100% of the principal amount of New Notes redeemed, plus accrued and unpaid interest.

Conversion Rights

Holders may convert their Notes at their option prior to the close of business on the business day immediately preceding November 1, 2012 only under the following circumstances:

•   during any fiscal quarter if the last reported sale price of the common stock for at least 20 trading days during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each such trading day;

•   during the five business-day period after any five consecutive trading-day period (the “measurement period”) in

Prior to the close of business on the business day immediately preceding February 1, 2015, holders may convert their notes only under the following circumstances:

•   during any fiscal quarter (and only during that fiscal quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each such trading day;

•   during the five business-day period after any five consecutive

None.

2013 Notes	2015 Notes	New Notes

•  which the trading price (as defined below) per $1,000 principal amount of Notes for each day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such day;

•  upon the occurrence of a corporate event pursuant to which: (1) we issue rights to all or substantially all of the holders of our common stock entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at a price below the average market price at the time, or (2) we distribute to all or substantially all of the holders of our common stock our assets, debt securities or rights to purchase our securities, if the distribution has a per share value in excess of 10% of the last reported sale price for our common stock at the time; or

•  if: (1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act acquires more than 50% of our outstanding voting stock, (2) we consummate a recapitalization, reclassification or change of our common stock as a result of which our common stock would be converted into or exchanged for stock, other securities, other property or ading-day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes for each day of such measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such day;

•  upon the occurrence of specified corporate transactions described in the indenture governing the 2015 Notes; or

•  if we call the notes for redemption, at any time prior to the close of business on the business day prior to the redemption date.

On or after February 1, 2015 to (and including) the close of business on the business day immediately preceding the maturity date, holders may convert their notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

The conversion rate for the notes is initially 53.3333 shares of common stock per $1,000 principal amount of notes (equal to a conversion price of approximately $18.75 per share of common stock), subject to adjustment as described in the indenture governing the 2015 Notes

Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. If we satisfy our

	2013 Notes	2015 Notes	New Notes

• assets, (3) we consummate a share exchange, consolidation or merger pursuant to which our common stock will be converted into cash, securities or other property, (4) we consummate any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of our and our subsidiaries’ consolidated assets to any person other than one of our subsidiaries, (5) continuing directors cease to constitute at least a majority of our board of directors, (6) our shareholders approve any plan or proposal for our liquidation or dissolution, or (7) our common stock ceases to be listed on a United States national or regional securities exchange (any of the events described in clauses (1) through (7), a “fundamental change”).

conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and the number of shares of our common stock, if any, due upon conversion will be based on a daily conversion value calculated on a proportionate basis for each trading day in a 20 trading-day observation period.

Certain Covenants	The indenture governing the 2013 Notes does not contain restrictive covenants.	The indenture governing the 2015 Notes does not contain restrictive covenants.

The Indenture will contain covenants that will impose limitations on the Company’s ability to:

• pay dividends, redeem subordinated debt (other than the New Notes) or make other restricted payments;

• create liens;

• transfer or sell assets;

• merge, consolidate or sell substantially all of its assets; and

2013 Notes	2015 Notes	New Notes

•   impair the liens securing the New Notes.

The Indenture will also contain a covenant that under certain circumstances would require the Company to offer to purchase the New Notes upon a change of control, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. The covenants mentioned above will be subject to important exceptions and qualifications. See “Description of New Notes” for a more detailed summary of these restrictive covenants.

DESCRIPTION OF OTHER INDEBTEDNESS AND PREFERRED STOCK

Senior Notes due 2019

On February 9, 2011, the Company completed the issuance and sale of $200,000,000 aggregate principal amount of 11.375% Senior Notes due 2019 (the “Senior Notes due 2019”). The Senior Notes due 2019 were issued pursuant to an indenture among GMX Resources Inc., the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee (the “2019 Notes Indenture”). The Senior Notes due 2019 are jointly and severally, and unconditionally, guaranteed on a senior unsecured basis initially by two of the Company’s wholly owned subsidiaries, and all of the Company’s future subsidiaries other than immaterial subsidiaries. The Senior Notes due 2019 and the subsidiary guarantees were offered and sold in private transactions in accordance with Rule 144A and Regulation S under the Securities Act. When issued, the Senior Notes due 2019 and subsidiary guarantees were not registered under the Securities Act or applicable state securities laws and could not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. However, in connection with the closing of the offering of the Senior Notes due 2019, the Company entered into a registration rights agreement (the “Senior Notes Registration Rights Agreement”) with the initial purchasers of the Senior Notes due 2019, pursuant to which the Company and the subsidiary guarantors agreed, among other things, to register notes and guarantees under the Securities Act pursuant to which such registered notes would have substantially identical terms to the Senior Notes due 2019 and to consummate an exchange offer for such registered notes in exchange for the then-outstanding Senior Notes due 2019. On December 19, 2011, the Company completed the Secured Notes Exchange Offer, pursuant to which only $1,970,000 aggregate principal amount of the Senior Notes due 2019 remained outstanding. On January 13, 2012, the Company commenced an exchange offer pursuant to the Senior Notes Registration Rights Agreement to exchange the outstanding $1,970,000 aggregate principal amount of Senior Notes due 2019 for registered notes having substantially identical terms to the Senior Notes due 2019 except that such registered notes will not contain restrictions on transfer, registration rights or provisions for additional interest.

The Senior Notes due 2019 and the subsidiary guarantees are senior, unsecured obligations of the Company and the guarantors, respectively, and rank equal in right of payment with the Company’s and the guarantors’ existing and future senior unsecured debt, senior in right of payment to the Company’s and the guarantors’ obligations that are expressly subordinated to the Senior Notes due 2019, if any, and effectively junior to all of the Company’s and the guarantors’ obligations that are secured by liens, including the 2017 New Notes and the New Notes, if issued, to the extent of the value of the assets securing such obligations and all existing and future indebtedness and other liabilities of any subsidiary that is not a guarantor of the Senior Notes due 2019.

On December 19, 2011, the Company executed a First Supplemental Indenture to the 2019 Notes Indenture, which amended the 2019 Notes Indenture by removing substantially all of the covenants and certain events of default in the 2019 Notes Indenture.

4.50% Convertible Senior Notes Due 2015

In October 2009, we completed an $86.3 million public offering of 4.50% convertible senior notes due 2015 (“2015 Notes”). The proceeds of the offering were used to repay outstanding senior subordinated secured notes due 2012 and a portion of the outstanding indebtedness under our prior secured revolving credit facility.

The 2015 Notes bear interest at a rate of 4.50% per year, payable semiannually in arrears on May 1 and November 1 of each year, beginning May 1, 2010. The 2015 Notes mature on May 1, 2015, unless earlier converted or repurchased by us. Holders may convert their notes prior to the close of business on the business day immediately preceding February 1, 2015, only under the following circumstances:

•

during any fiscal quarter, if the last reported sale price of our common stock for at least 20 trading days during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each such trading day;

•

during the five business-day period after any five consecutive trading-day period in which the trading price per $1,000 principal amount of 2015 Notes for each day of such five consecutive trading-day period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such day;

•

upon the occurrence of a corporate event pursuant to which: (1) we issue rights to all or substantially all of the holders of our common stock entitling them to purchase, for a period of not more than 60 calendar days after the announcement date of such issuance to subscribe for or purchase, shares of our common stock at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement of such issuance; (2) we distribute to all or substantially all of the holders of our common stock our assets, debt securities or rights to purchase our securities, if the distribution has a per share value in excess of 10% of the last reported sale price for our common stock on the trading day immediately preceding the date of announcement of such distribution; or (3) we are a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of our assets, pursuant to which our common stock would be converted into cash, securities or other assets;

•

if: (1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act acquires more than 50% of our outstanding voting stock, (2) we consummate a recapitalization, reclassification or change of our common stock as a result of which our common stock would be converted into or exchanged for stock, other securities, other property or assets, less than 90% of which received by our common shareholders consists of publicly traded securities, (3) we consummate a share exchange, consolidation or merger pursuant to which our common stock will be converted into cash, securities or other property, (4) we consummate any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of our and our subsidiaries’ consolidated assets to any person other than one of our subsidiaries, (5) continuing directors cease to constitute at least a majority of our board of directors, (6) our shareholders approve any plan or proposal for our liquidation or dissolution, or (7) our common stock ceases to be listed on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market; or

•

if we call the 2015 Notes for redemption, at any time prior to the close of business on the business day prior to the redemption date (any of the events described in the fourth and fifth bullets above, a “make-whole fundamental change”).

On or after February 1, 2015 until the close of business on the business day immediately preceding the maturity date, holders may convert their 2015 Notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

Upon conversion, we will satisfy our conversion obligation by paying or delivering cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. The conversion rate is initially 53.3333 shares of our common stock per $1,000 principal amount of 2015 Notes (equivalent to a conversion price of approximately $18.75 per share of our common stock). The conversion rate is subject to adjustment in some events but will not be adjusted for accrued and unpaid interest. In addition, following any make-whole fundamental change that occurs prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its 2015 Notes in connection with such a make-whole fundamental change in certain circumstances. The increase in the conversion rate is determined based on a formula that takes into consideration our stock price at the time of the make-whole fundamental change (ranging from $15.00 to $100.00 per share) and the remaining time to maturity of the 2015 Notes. The increase in the conversion rate declines from a high of 25.0% to 0.0% as the stock price at the time of the make-whole fundamental change increases from $15.00 and the remaining time to maturity of the 2015 Notes decreases.

On or after November 1, 2012, and prior to the maturity date, we may redeem for cash all, but not less than all, of the 2015 Notes if the last reported sales price of our common stock equals or exceeds 130% of the conversion price then in effect for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day immediately prior to the date of the redemption notice. The redemption price will equal 100% of the principal amount of the 2015 Notes to be redeemed plus any accrued and unpaid interest, including any additional interest, to, but excluding, the redemption date. To the extent a holder converts its 2015 Notes in connection with our redemption notice, we will increase the conversion rate as described in the preceding paragraph.

The 2015 Notes are senior, unsecured obligations of the Company and rank equally in right of payment with our senior unsecured debt and our 2013 Notes, and are senior in right of payment to our debt that is expressly subordinated to the 2015 Notes, if any. The 2015 Notes are structurally subordinated to all debt and other liabilities and commitments of our subsidiaries, including our subsidiaries’ guarantees of our indebtedness under the Old Notes Indenture, and are effectively junior to our secured debt to the extent of the value of the assets securing such debt.

As of June 30, 2012, the unamortized discount is expected to be amortized into earnings over 2.8 years. The carrying value of the equity component of the 2015 Notes was $8.4 million as of June 30, 2012.

Senior Secured Notes due 2017

On December 19, 2011, the Company issued $283,520,000 aggregate principal amount of Senior Secured Notes due 2017 (the “2017 Notes”) pursuant to an indenture (the “2017 Notes Indenture”). The 2017 Notes are fully and unconditionally guaranteed (the “Guarantees”), jointly and severally, on a senior secured basis by each of the Company’s existing and future domestic restricted subsidiaries (the “Guarantors”). All of the Company’s existing subsidiaries other than Endeavor Gathering, LLC are domestic restricted subsidiaries and Guarantors.

Under the terms of the 2017 Notes Indenture, interest on the 2017 Notes will:

•	accrue from the date of issuance of the 2017 Notes or, if interest has already been paid, from the most recent interest payment date;

•

unless the Company elects to pay a portion of the interest in the form of additional notes (a “PIK Election”) with respect to an interest period, accrue for such interest period at the rate of 11.0% per annum, payable in cash, in arrears;

•

if the Company makes a PIK Election with respect to an interest period, accrue for such interest period at the rate of 13.0% per annum in the aggregate, of which (i) 9.0% per annum shall be payable in cash, in arrears, and (ii) 4.0% per annum shall be payable in the form of additional notes (in minimum denominations of $1,000 and integral multiples thereof, with any fractional additional notes being paid in cash), in arrears;

•	be payable on each June 1 and December 1, commencing June 1, 2012, to holders of record of the 2017 Notes as of the May 15 and November 15 immediately preceding the relevant interest payment date; and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

The 2017 Notes will mature on December 1, 2017. The 2017 Notes will be secured by first-priority perfected liens on substantially all right, title and interest in or to substantially all of the assets and properties owned or acquired by the Company and the Guarantors (the “Collateral”).

The 2017 Notes are senior obligations of the Company and are secured by a first-priority perfected note lien on the Collateral (subject to certain permitted liens). The 2017 Notes rank senior in right of payment to all existing and future obligations of the Company that are expressly subordinated in right of payment to the 2017 Notes. The 2017 Notes rank pari passu to all unsubordinated obligations of the Company (though they will be effectively senior to any such obligations to the extent of the value of the collateral securing the obligations under the 2017 Notes). The 2017 Notes are effectively subordinated to all obligations of the Company that are subject to certain permitted liens (including, without limitation, certain letter of credit facilities and hedging obligations) ranking higher than the 2017 Notes to the extent of the value of the collateral securing such obligations or that are subject to a permitted lien that causes the assets subject to such lien to be excluded from the collateral. The 2017 Notes are also effectively subordinated to all obligations of any of Subsidiaries of the Company that do not guarantee the 2017 Notes.

The 2017 Notes Indenture restricts, among other things, the Company’s and its restricted subsidiaries’ ability to:

•	incur or guarantee additional indebtedness or issue certain preferred stock;

•	pay dividends or make other distributions;

•	issue capital stock of our restricted subsidiaries;

•	transfer or sell assets, including the capital stock of our restricted subsidiaries;

•	make certain investments or acquisitions;

•	grant liens on our assets;

•	incur dividend or other payment restrictions affecting our restricted subsidiaries;

•	enter into certain transactions with affiliates; and

•	merge, consolidate or transfer all or substantially all of our assets.

The covenants are subject to important exceptions and qualifications.

If an event of default on the 2017 Notes has occurred and is continuing, the aggregate principal amount of the 2017 Notes, plus any accrued and unpaid interest and redemption premium, may be declared immediately due and payable at the trustee’s discretion or upon request of at least 25% in principal amount of the outstanding 2017 Notes. These amounts automatically become due and payable upon the occurrence of certain bankruptcy events.

5.00% Convertible Senior Notes due 2013

The 5.00% Convertible Senior Notes due 2013 (the “2013 Notes”) are governed by an indenture, dated as of February 15, 2008 between the Company and The Bank of New York Trust Company, N.A., as trustee.

The 2013 Notes bear interest at a rate of 5.00% per year, payable semiannually in arrears on February 1 and August 1 of each year, beginning August 1, 2008. The 2013 Notes mature on February 1, 2013, unless earlier converted or repurchased by us.

Holders may convert their 2013 Notes at their option prior to the close of business on the business day immediately preceding November 1, 2012 only under the following circumstances:

•

during any fiscal quarter, if the last reported sale price of the Common Stock for at least 20 trading days during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each such trading day;

•

during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the trading price (as defined below) per $1,000 principal amount of 2013 Notes for each day of that measurement period was less than 98% of the product of the last reported sale price of our Common Stock and the applicable conversion rate on each such day;

•

upon the occurrence of a corporate event pursuant to which: (1) we issue rights to all or substantially all of the holders of our Common Stock entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our Common Stock at a price below the average market price at the time, or (2) we distribute to all or substantially all of the holders of our Common Stock our assets, debt securities or rights to purchase our securities, if the distribution has a per share value in excess of 10% of the last reported sale price for our Common Stock at the time; or

•

if: (1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act acquires more than 50% of our outstanding voting stock, (2) we consummate a recapitalization, reclassification or change of our Common Stock as a result of which our Common Stock would be converted into or exchanged for stock, other securities, other property or assets, (3) we consummate a share exchange, consolidation or merger pursuant to which our Common Stock will be converted into cash, securities or other property, (4) we consummate any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of our and our subsidiaries’ consolidated assets to any person other than one of our subsidiaries, (5) continuing directors cease to constitute at least a majority of our board of directors, (6) our shareholders approve any plan or proposal for our liquidation or dissolution, or (7) our Common Stock ceases to be listed on a United States national or regional securities exchange (any of the events described in clauses (1) through (7), a “fundamental change”).

On and after November 1, 2012 until the close of business on the business day immediately preceding the maturity date, holders may convert their 2103 Notes at any time, regardless of the foregoing circumstances.

Upon conversion, we will satisfy our conversion obligation by paying and delivering cash for the lesser of the principal amount or the conversion value, and, if the conversion value is in excess of the principal amount, by paying or delivering, at our option, cash and/or shares of our Common Stock for such excess. The conversion value is a daily value calculated on a proportionate basis for each day of a 60 trading-day observation period.

The conversion rate was initially 30.7692 shares of the Company’s Common Stock per $1,000 principal amount of 2013 Notes (equivalent to a conversion price of approximately $32.50 per share of Common Stock). The conversion rate is subject to adjustment in some events but will not be adjusted for accrued interest. In addition, following any fundamental change that occurs prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its 2013 Notes in connection with such a fundamental change in certain circumstances. The increase in the conversion rate is determined based on a formula that takes into consideration our stock price at the time of the fundamental change (ranging from $25.00 to $150.00 per share) and the remaining time to maturity of the 2013 Notes. The increase in the conversion rate declines from a high of 30% to 0% as the stock price at the time of the fundamental change increases from $25.00 and the remaining time to maturity of the 2013 Notes decreases.

We may not redeem the 2013 Notes prior to maturity. However, if we undergo a fundamental change, holders may require us to repurchase the 2013 Notes in whole or in part for cash at a price equal to 100% of the principal amount of the 2013 Notes to be repurchased plus any accrued and unpaid interest (including additional interest, if any) to, but excluding, the fundamental change repurchase date.

The 2013 Notes are senior unsecured obligations of the Company and rank equally in right of payment to all of the Company’s other existing and future senior indebtedness. The 2013 Notes are effectively subordinated to all our secured indebtedness, including indebtedness under our 2017 Notes, to the extent of the value of our assets pledged as collateral for such indebtedness. The 2013 Notes are also effectively subordinated to all liabilities of our subsidiaries, including liabilities under any guarantees they have issued.

Preferred Stock

Our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more series. We have designated 25,000 of such shares as Series A Junior Participating Preferred Stock in connection with our Rights Plan.

We have also designated 6,000,000 of such shares as 9.25% Series B Cumulative Preferred Stock (“9.25% Preferred Stock”), of which 3,176,734 shares were issued and outstanding as of June 30, 2012. The 9.25% Preferred Stock has a dividend preference of $2.3125 per share per year, which must be satisfied before we may pay any dividends on any junior securities, including our Common Stock. The 9.25% Preferred Stock also has a liquidation preference entitling the holders thereof to receive the $25 stated value per share of 9.25% Preferred Stock, plus all accrued and unpaid dividends prior to any funds being available for distribution in liquidation to the holders of our junior securities, including our Common Stock. We may redeem the 9.25% Preferred Stock at our option after September 30, 2011, and we are required to redeem the 9.25% Preferred Stock upon any change of control involving our Company other than to a qualifying public company or upon certain changes in our management that result in Ken L. Kenworthy, Jr. no longer serving as our Chief Executive Officer. The holders of 9.25% Preferred Stock have voting rights in certain limited circumstances.

The board of directors is authorized, without any further action by shareholders, to determine the rights, preferences, privileges and restrictions of any series of preferred stock, the number of shares constituting any such series, and the designation thereof.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are currently authorized to issue up to 250,000,000 shares of common stock, par value $0.001 per share.

Holders of common stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of shareholders and are not entitled to cumulate votes for the election of directors. Holders of common stock do not have preemptive rights to subscribe for additional shares of common stock issued by us.

Holders of our common stock are entitled to receive dividends as may be declared by the board of directors out of funds legally available therefor. Under the terms of our revolving credit facility and senior secured notes, we may not pay dividends on shares of our common stock. In the event of liquidation, holders of the common stock are entitled to share pro rata in any distribution of our assets remaining after payment of liabilities, subject to the preferences and rights of the holders of any outstanding shares of our preferred stock. All of the outstanding shares of our common stock are fully paid and nonassessable.

Rights Plan

In May 2005 our shareholders approved the principal terms of a “rights plan,” we entered into a rights agreement with UMB Bank, n.a. and we declared a dividend of one preferred share purchase “right” for each outstanding share of common stock. The rights trade with, and are inseparable from, our common stock. The rights are evidenced only by the certificates that represent shares of common stock. New rights accompany any new shares of common stock issued after May 31, 2005. ComputerShare Limited is the successor rights agent to UMB Bank, n.a. under the rights plan. The rights plan was amended on February 1, 2008, to increase the ownership threshold that causes the rights to be exercisable from 20% to 29%.

The rights plan is designed to ensure that all of our shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to deter potential abusive tactics to gain control of the Company without paying a fair price to all of our shareholders. The rights are intended to enable all of our shareholders to realize the long-term value of their investment in the Company. The rights will not prevent a takeover, but should encourage anyone seeking to acquire us to negotiate with the board of directors prior to attempting a takeover.

The rights generally will be exercisable only if a person or group acquires 29% or more of our common stock or commences a tender offer, the consummation of which would result in ownership by a person or group of 29% or more of the common stock.

If a person or group acquires 29% or more of our outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right’s then-current exercise price, which is initially $65.00, a number of our common shares having a market value of twice such price. In addition, if we are acquired in a merger or other business combination transaction after a person has acquired 29% or more of our outstanding common stock, each Right will entitle its holder to purchase, at the Right’s then-current exercise price, a number of the acquiring company’s common shares having a market value of twice such price. The acquiring person will not be entitled to exercise these rights.

Prior to the acquisition by a person or group of beneficial ownership of 29% or more of our common stock, the rights are redeemable for one cent per Right at the option of the board of directors. The rights expire on June 1, 2015.

The terms of the rights plan may be amended, or the rights plan may be terminated, by our board of directors without the consent of the holders of the rights. After a person or group becomes an Acquiring Person, our board of directors may not terminate the rights plan or amend the rights plan in a way that adversely affects holders of the rights.

MARKET PRICE INFORMATION

The Convertible Notes are not listed on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association. Although certain institutions and securities dealers do provide quotations for and engage in transactions in the Convertible Notes, there is no established public market for the Convertible Notes. We believe that trading in the Convertible Notes has been limited and sporadic. The 2013 Notes are convertible into shares of our Common Stock at a conversion rate of 30.7692 shares of Common Stock per $1,000 principal amount of 2013 Notes, equivalent to a conversion price (subject to adjustment) of $32.50 per share of Common Stock. The 2015 Notes are convertible into shares of our Common Stock at a conversion rate of 53.3333 shares of Common Stock per $1,000 principal amount of 2015 Notes, equivalent to a conversion price (subject to adjustment) of $18.75 per share of Common Stock.

Our Common Stock is traded on the NYSE under the symbol “GMXR” and was previously traded under this symbol on The NASDAQ Global Select Market until we transferred this listing to The New York Stock Exchange on December 16, 2009. The closing price of our Common Stock on August 7, 2012 was $0.92 per share. The following table provides the high and low sales prices for our Common Stock as listed on The NYSE or The NASDAQ Global Select Market, as applicable during the periods described below. We urge Holders to obtain current market quotations for the shares of our Common Stock and the Convertible Notes before deciding whether to tender their Convertible Notes and, if so, what principal amount to tender.

In addition, on June 20, 2012, the NYSE provided notice to the Company that the decline in share price of the Common Stock had caused it to be out of compliance with the NYSE’s continued listing standards. Subsequent to the completion of the Exchange Offers, if they are consummated, the Company may call a special meeting of the holders of the shareholders to, among other things, approve a reverse split of the Common Stock in an attempt to reestablish the Company’s compliance with the listing standards of the NYSE. Please read “Summary—Our Business Post-Exchange Offers—Reverse Split.”

	Prices
	High	Low
Fiscal Year Ended December 31, 2009
First Quarter	$30.49	$5.96
Second Quarter	19.10	5.57
Third Quarter	16.61	8.38
Fourth Quarter	19.00	10.95
Fiscal Year Ended December 31, 2010
First Quarter	$15.00	$7.86
Second Quarter	9.62	6.00
Third Quarter	7.28	3.98
Fourth Quarter	5.95	4.05
Fiscal Year Ended December 31, 2011
First Quarter	$6.45	$4.15
Second Quarter	6.48	4.14
Third Quarter	5.36	1.90
Fourth Quarter	2.62	1.15
Fiscal Year Ending December 31, 2012
First Quarter	$2.22	$0.86
Second Quarter	1.68	0.71
Third Quarter (through August 7, 2012)	1.02	0.79

As of August 7, 2012, there were approximately 64 holders of record of our Common Stock. We have not paid any dividends on our Common Stock in the past and do not intend to pay cash dividends on our Common Stock in the foreseeable future. We currently intend to retain any earnings for the future operation and development of our business, including but not limited to exploration, development and acquisition activities. The indenture governing our 2017 Notes contains, and we expect the instruments governing the obligations incurred in the Exchange Offers will contain, covenants that restrict our ability to pay dividends unless we maintain certain leverage ratios.

The conversion rate on the 2013 Notes is subject to change (a) if we exclusively issue shares of our Common Stock as a dividend or distribution on shares of our Common Stock, or if we effect a share split or share combination, (b) if we issue to all or substantially all holders of our Common Stock any rights or warrants entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of our Common Stock, at a price per share less than the average of the last reported sale prices of our Common Stock for the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of such issuance, (c) if we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights or warrants to acquire our capital stock or other securities to all or substantially all holders of our Common Stock, (d) if any cash dividend or distribution is made to all, or substantially all, holders of our outstanding Common Stock, or (e) if we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the last reported sale price of our Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. Notwithstanding the foregoing, in the event of an adjustment to the conversion rate pursuant to (d) and (e), in no event will the conversion rate exceed 66.6667 shares of our Common Stock per $1,000 principal amount of notes, subject to adjustment pursuant to (a), (b), and (c).

The conversion rate on the 2015 Notes is subject to change (a) if we issue shares of our Common Stock as a dividend or distribution on shares of our Common Stock, or if we effect a share split or share combination, (b) if we issue to all or substantially all holders of our Common Stock any rights or warrants entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of our Common Stock, at a price per share less than the average of the last reported sale prices of our Common Stock for the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of such issuance, (c) if we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights or warrants to acquire our capital stock or other securities to all or substantially all holders of our Common Stock, (d) if any cash dividend or distribution is made to all, or substantially all, holders of our outstanding Common Stock, or (e) if we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the last reported sale price of our Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. Notwithstanding the foregoing, in the event of an adjustment to the conversion rate pursuant to (d) and (e), in no event will the conversion rate exceed 40.0002 shares of our Common Stock per $1,000 principal amount of notes, subject to adjustment pursuant to (a), (b), and (c).

EXCHANGE AGENT AND INFORMATION AGENT

In connection with the Exchange Offers, the Company has retained Global Bondholder Services Corporation to act as exchange and information agent (the “Agent”). The Agent will receive customary fees for its services. The Company has agreed to reimburse out-of-pocket expenses and to indemnify the Agent against certain liabilities, including liabilities under federal securities laws and to contribute to payments that they may be required to make in respect thereof. No fees or commissions have been or will be paid by the Company to any broker, dealer or other person, other than the Agent, in connection with the Exchange Offers.

Questions and requests for assistance or additional copies of this Offering Memorandum or the related Letter of Transmittals and all correspondence in connection with the Exchange Offers may be directed to the Agent. The contact information for the Agent is set forth on the back cover of this Offering Memorandum. Holders may also contact their broker, dealer, custodian bank, depository, trust company or other nominee for assistance concerning the Exchange Offers.

The Agent assumes no responsibility for the accuracy or completeness of the information concerning the Company contained or incorporated by reference in this Offering Memorandum or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of such information.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax consequences to beneficial owners of Convertible Notes of the Exchange Offers (the “Exchange”) and the ownership and disposition of New Notes and shares of Common Stock. This discussion is a summary for general information purposes only and does not consider all aspects of federal income taxation that may be relevant to particular holders in light of their individual investment circumstances or to certain types of holders that are subject to special tax rules (e.g., financial institutions, broker-dealers, insurance companies, tax-exempt organizations, persons that hold Convertible Notes as part of a “straddle,” a “hedge” or a “conversion transaction,” persons that have a functional currency other than the U.S. dollar, investors in pass-through entities and certain former citizens or residents of the United States), nor does it address any other U.S. federal tax laws (such as estate and gift tax laws), state, local or foreign tax considerations. This summary assumes that holders have held their Convertible Notes and will hold the New Notes and shares of Common Stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This summary is based on the Code and applicable Treasury Regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change at any time and possibly with retroactive effect.

As used herein, “U.S. Holders” are any beneficial owners of Convertible Notes, that are, for U.S. federal income tax purposes,

•	citizens or residents of the United States,

•

corporations (or other entities that are treated as corporations for U.S. federal income tax purposes) created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia,

•	estates, the income of which is subject to U.S. federal income taxation regardless of its source, or

•

trusts if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in place to be treated as a United States person.

A “Non-U.S. Holder” means a beneficial owner of Convertible Notes that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Convertible Notes, the treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Convertible Notes should consult with their own tax advisors regarding the U.S. federal, state, local and foreign tax consequences of the exchange and ownership and disposition of the New Notes and shares of Common Stock.

We have not sought and will not seek a ruling from the Internal Revenue Service (“IRS”) or an opinion of counsel with respect to the U.S. federal income tax consequences discussed below. This discussion does not in any way bind the IRS or the courts or constitute any kind of assurance as to the U.S. federal income tax consequences described below.

Holders are urged to consult with their own tax advisors regarding the U.S. federal, state, local and foreign tax consequences of participating in the Exchange and the ownership and disposition of the New Notes and shares of Common Stock.

Federal Income Tax Consequences to Tendering U.S. Holders

Exchange of Convertible Notes for New Notes

An actual exchange of debt instruments will be treated as an exchange, rather than as a continuation of the old debt instrument, for U.S. federal income tax purposes if the differences between the old and new debt instrument constitute a “significant modification” of the old debt instrument under applicable Treasury Regulations. A “significant modification” occurs if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered is “economically significant.” On the basis of these Treasury Regulations, we intend to take the position that an exchange of Convertible Notes for the New Notes is a significant modification.

Accordingly, a tendering U.S. Holder will be treated for U.S. federal income tax purposes (i) as a result of the consummation of the 2013 Notes Exchange Offer as having exchanged its 2013 Notes for New Notes and shares of our Common Stock and (ii) as a result of the 2015 Notes Exchange Offer as having exchanged its 2015 Notes for New Notes. The U.S. federal income tax consequences to U.S. Holders of each Exchange Offer will depend upon whether the Convertible Notes constitute “securities” for U.S. federal income tax purposes, and, if they do, whether the New Notes constitute “securities” for U.S. federal income tax purposes.

The rules for determining whether a debt instrument constitutes a security under the recapitalization provisions of U.S. federal income tax law are unclear. The term “security” is not defined in the Code or applicable Treasury Regulations. Judicial decisions have held that the determination of whether a particular debt constitutes a “security” is based on an overall evaluation of the nature of the original debt. One of the most significant factors is the term of the original debt. In general, debt obligations issued with a weighted average maturity at issuance of five years or less (e.g., trade debt and revolving credit obligations) do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten years or more do constitute securities.

There are numerous other factors that may be taken into account in determining whether a debt instrument is a security, including, but not limited to, whether repayment is secured, the level of creditworthiness of the obligor, whether or not the instrument is subordinated, whether the holders have the right to vote or otherwise participate in the management of the obligor, whether the instrument is convertible into an equity interest, whether payments of interest are fixed, variable or contingent and whether such payments are made on a current basis or are accrued. The 2013 Notes have an original maturity of less than five years. Each of the 2015 Notes and the New Notes have an original maturity of more than five years but less than ten years.

Although the status of the 2013 Notes as securities is not certain, it is likely that the 2013 Notes do not constitute securities for U.S. federal income tax purposes. It is not certain whether the 2015 Notes and the New Notes constitute “securities” for U.S. federal income tax purposes.

If a Convertible Note and the New Notes constitute securities, an Exchange should be treated as a tax-free recapitalization in which gain generally would not be recognized and loss could not be recognized for U.S. federal income tax purposes. In such event, a U.S. Holder’s aggregate tax basis in the consideration received in such Exchange will be equal to the U.S. Holder’s tax basis in the Convertible Notes exchanged and the U.S. Holder’s holding period for the consideration received in such Exchange will include the U.S. Holder’s holding period for the Convertible Notes exchanged. However, the IRS may take a contrary view on whether a Convertible Note or a New Note is a security for U.S. federal income tax purposes. U.S. Holders should consult their own tax advisor regarding whether the Convertible Notes and the New Notes are “securities” for U.S. federal income tax purposes.

If either a Convertible Note or the New Notes are not “securities” for U.S. federal income tax purposes, an Exchange would not be treated as a tax-free recapitalization. In such case, a U.S. Holder generally would recognize gain or loss for U.S. federal income tax purposes (subject to potential loss deferral under the wash sale rules discussed below) in an amount equal to the difference between the sum of the fair market value of the New Notes and any Common Stock received by the U.S. Holder in an Exchange and the U.S. Holder’s adjusted tax basis in the Convertible Notes being exchanged.

In that event, a U.S. Holder’s tax basis in the New Notes and shares of Common Stock received in the 2013 Notes Exchange Offer will be equal to their respective fair market values on the date of such Exchange and the holding period for such New Notes and shares of Common Stock would begin the day after the Exchange. Also, a U.S. Holder’s tax basis in New Notes received in the 2015 Notes Exchange Offer will be equal to their fair market value on the date of such Exchange and the holding period for such New Notes would begin the day after the Exchange. Subject to the market discount rules discussed below under “Federal Income Tax Consequences to Tendering U.S. Holders—Market Discount” and except for any amounts attributable to accrued but unpaid interest on a Convertible Note, which will be taxable as interest if such interest has not previously been included in income, gain or loss recognized on an Exchange will be capital gain or loss and will be long-term capital gain or loss if the applicable Convertible Notes have been held for more than one year at the time of an Exchange. In the case of U.S. Holders who are individuals, estates or trusts, long-term capital gains are currently taxed at a maximum U.S. federal income tax rate of 15%. In the case of corporate U.S. Holders, net capital gain is currently taxed at the same U.S. federal income tax rate as ordinary income, with a maximum rate of 35%. The deductibility of capital losses is subject to limitations.

The “wash sale” rules disallow a loss on the disposition of a security where, within 30 days of the disposition, the taxpayer acquires “substantially identical” securities. The taxpayer’s basis in the substantially identical security includes the disallowed loss, so the loss is deferred rather than permanently disallowed. The definition of a “security” may be more broad for this purpose than it is for purposes of determining whether the exchange is a tax-free recapitalization. Although the matter is not free from doubt and there is no authority directly on point, the New Notes likely will not be treated as securities that are “substantially identical” to the applicable Convertible Notes for purposes of the wash sale loss disallowance rules.

Issue Price of Notes

The “issue price” of each of the Convertible Notes—i.e., the first price at which a substantial amount of such series of notes were initially sold (other than to an underwriter, placement agent or wholesaler)—was $1,000 per $1,000 initial principal amount. The New Notes will be issued as part of an “investment unit” consisting of shares of our Common Stock and New Notes. In such case, the issue price of the New Notes is determined first by establishing the issue price of the “investment unit.” Although not free from doubt, we believe that the investment unit will likely not be considered “publicly traded” for these purposes, in which case, the issue price of the investment unit will be the fair market value of the 2013 Notes, which will likely be considered “publicly traded” for these purposes, as of the effective date of the Exchange. The issue price of the investment unit then would be allocated between the shares of our Common Stock and the New Notes based on their relative fair market values. Holders of Convertible Notes are urged to consult their own tax advisors regarding the issue price of the New Notes.

Market Discount

A U.S. Holder may have “market discount” with respect to a Convertible Note or a New Note. A U.S. Holder that (i) purchased a Convertible Note at a purchase price that was less than the stated redemption price at maturity of such note, or (ii) if the Exchange is not a recapitalization, acquires a New Note with original issue discount by more than a de minimis amount as discussed below under “Federal Income Tax Consequences to Tendering U.S. Holders—Ownership and Disposition of New Notes—Original Issue Discount on New Notes” at a basis that is less than the issue price of the New Note, will be considered to have “market discount” with respect to the applicable Convertible Note or the New Note if such difference is more than a de minimis amount. The “issue price” of each of the Convertible Notes and the New Notes is determined as discussed above under “Federal Income Tax Consequences to Tendering U.S. Holders—Issue Price of Notes.”

Under the market discount rules of the Code, gain realized by a U.S. Holder on disposition or retirement of a debt instrument is generally treated as ordinary income to the extent of the accrued market discount on the debt instrument (the “Gain Recharacterization Rule”). Unless a U.S. Holder has elected to accrue market discount using a constant-interest method, accrued market discount is the total market discount multiplied by a fraction, the numerator of which is the number of days the U.S. Holder has held the debt instrument and the denominator of which is the number of days from the date the U.S. Holder acquired the debt instrument until its maturity. Under the market discount rules, any gain recognized by a U.S. Holder in the Exchange would be treated as ordinary income to the extent of the accrued market discount on the applicable Convertible Notes.

If an Exchange is treated as a recapitalization, any accrued market discount not previously included in ordinary income will carry over to the New Notes. In addition, New Notes will be treated as having market discount if the U.S. Holder’s adjusted basis in the New Note is less than their issue price by more than a de minimis amount and if the Convertible Note for which the New Note was exchanged had market discount.

A U.S. Holder may be required to defer interest deductions for the taxable year on debt incurred or continued to acquire or carry a note that has market discount, up to the amount of market discount accrued on the note during such year (the “Interest Deferral Rule”). Interest deferred under this rule is, in general, allowed as a deduction not later than the taxable year in which the U.S. Holder disposes of the note. If the U.S. Holder elects to include market discount in income currently as it accrues on all market discount instruments acquired in that taxable year and thereafter, the Gain Recharacterization Rule and the Interest Deferral Rule described above will not apply. Such an election, once made, may not be revoked without the consent of the IRS.

Ownership and Disposition of New Notes

Original Issue Discount on New Notes

The stated interest on the New Notes will be includable in a U.S. Holder’s gross income as ordinary income for U.S. federal income tax purposes at the time it is paid or accrued in accordance with the U.S. Holder’s regular method of tax accounting. In addition, if any interest is paid in our Common Stock, a U.S. Holder’s interest income will be equal to the fair market value of the stock received on the date it is includible in the holder’s income.

The New Notes will be issued with original issue discount (“OID”) if the stated redemption price at maturity of the New Notes exceeds their issue price by more than a statutorily defined de minimis amount. Generally, the “stated redemption price at maturity” of a debt instrument will equal the sum of all cash payments required to be made on the debt instrument, other than qualified stated interest. The “issue price” of the New Notes will be determined as discussed above under “Federal Income Tax Consequences to Tendering U.S. Holders—Issue Price of Notes.” As a result, a U.S. Holder will be required to include OID in income as it accrues, in accordance with a constant yield method, without regard to when the U.S. Holder receives the cash attributable to that income, and regardless of the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

The amount of OID a U.S. Holder must include in income will generally equal the sum of the “daily portions” of OID with respect to the New Note for each day during the taxable year (or portion of the year) that the U.S. Holder held the New Note (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for a New Note may be of any length and may vary in length over the term of the New Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or last day of the accrual period. The amount of OID allocable to an accrual period is an amount equal to the product of the New Note’s “adjusted issue price” at the beginning of the accrual period and its “yield to maturity” (adjusted for the length of the accrual period) less any qualified stated interest allocable to the accrual period. The “adjusted issue price” of a New Note at the beginning of an accrual period will equal the issue price plus the amount of OID previously includible in the U.S. Holder’s gross income, less payments on the New Note on or before the first day of the accrual period not constituting qualified stated interest. The “yield to maturity” of a New Note will be computed on the basis of a constant interest rate, compounded at the end of each accrual period. If a U.S. Holder has an initial tax basis in a New Note that is greater than its issue price but less than the sum of all future amounts (excluding qualified stated interest) payable on the New Note, the U.S. Holder may amortize this “acquisition premium” to reduce daily portions of OID.

To determine the amount of OID, we will assume that we will make interest payments on the New Notes in a manner that will result in the smallest yield on the New Notes. If we in fact pay the interest in our Common Stock at a greater rate contrary to the original assumption used to determine OID, a U.S. Holder will be required to adjust the OID calculation for future periods by treating the New Note as if it had been retired and then reissued for an amount equal to its adjusted issue price on the date preceding the first date of such interest payment period, and re-calculating the yield to maturity of the reissued note. Each payment made on a New Note that is not a qualified stated interest payment will be treated first as a payment of any accrued OID that has not been allocated to prior payments and second as a payment of principal (which is not includable in income). U.S. Holders generally will not be required to include separately in income payments received on the New Notes to the extent such payments constitute payments of previously accrued OID or payments of principal.

Election to Treat All Interest as Original Issue Discount

A U.S. Holder may elect to include in its gross income all amounts in the nature of interest that accrue on the New Notes, including any stated interest, acquisition discount, OID, market discount, de minimis market discount and unstated interest. An election by a U.S. Holder with respect to New Notes that have market discount results in a deemed election to accrue market discount in income currently not only for the New Notes, but for all other bonds the U.S. Holder acquires with market discount on or after the first day of the taxable year to which the election first applies. This election may be revoked only with permission of the IRS.

Applicable High Yield Discount Obligations

The New Notes will constitute “applicable high yield discount obligations,” commonly referred to as “AHYDOs” if they are issued with “significant original issue discount” within the meaning of the rules applicable to AHYDOs and have a yield to maturity as determined for federal income tax purposes that is at least five percentage points above the applicable federal rate determined by the IRS as of the month in which the New Notes will be issued.

The AHYDO rules generally do not affect the amount, timing or character of a U.S. Holder’s income. However, a corporate U.S. Holder will be treated as receiving a dividend in the amount of the disallowed portion of the OID allocable to the corporate U.S. Holder, in which case, if and to the extent we have current or accumulated earnings and profits, the corporate U.S. Holder will be eligible for a dividends received deduction with respect to such amount.

Sale, Exchange, Repurchase, Redemption or Other Taxable Disposition of New Notes

In general, a U.S. Holder will recognize gain or loss upon the sale, exchange, repurchase, redemption or other taxable disposition of the New Notes measured by the difference (if any) between (i) the proceeds of the taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in the New Notes. A U.S. Holder’s tax basis in New Notes generally will equal the U.S. Holder’s initial tax basis in the New Notes increased by any OID or market discount previously included in income with respect to the New Notes and reduced by any payments on the New Notes not constituting qualified stated interest and any amortization of premium. Subject to the market discount rules discussed above under “Federal Income Tax Consequences to Tendering U.S. Holders—Market Discount” and except for any amounts attributable to accrued but unpaid interest on the New Notes, which will be taxable as interest if such interest has not previously been included in income, gain or loss recognized on the sale, exchange, repurchase, redemption or other taxable disposition of the New Notes will be capital gain or loss and will be long-term capital gain or loss if the holding period of the New Notes exceeds one year at the time of the sale or exchange. In the case of U.S. Holders who are individuals, estates or trusts, long-term capital gains are currently taxed at a maximum U.S. federal income tax rate of 15%. In the case of corporate U.S. Holders, net capital gain is currently taxed at the same U.S. federal income tax rate as ordinary income, with a maximum rate of 35%. The deductibility of capital losses is subject to limitations.

Ownership and Disposition of Shares of Common Stock

Distributions on Shares of Common Stock

We do not intend to declare or pay any dividends on our Common Stock in the foreseeable future. In general, any distribution in respect of the shares of Common Stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If requisite holding period requirements are met, dividends paid to non-corporate U.S. Holders generally will qualify for the reduced tax rate on qualified dividend income (currently at a maximum tax rate of 15%). Dividends will be eligible for the dividends received deduction if the U.S. Holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction. To the extent that a U.S. Holder receives a distribution on shares of Common Stock that would otherwise constitute a dividend for U.S. federal income tax purposes, but that exceeds our current and accumulated earnings and profits, the distribution will be treated first as a non-taxable return of capital, which reduces the U.S. Holder’s tax basis in the shares of Common Stock. Any distribution in excess of the U.S. Holder’s tax basis in the shares of Common Stock will be treated as capital gain and as long-term capital gain if the U.S. Holder’s holding period of the shares of Common Stock exceeds one year.

Sale, Exchange or Other Taxable Disposition of Shares of Common Stock

A U.S. Holder generally will recognize capital gain or loss on a sale, exchange or other taxable disposition of shares of Common Stock. A U.S. Holder’s gain or loss will equal the difference between the amount realized by the U.S. Holder and such holder’s adjusted tax basis in the shares of Common Stock. The amount realized by a U.S. Holder will equal the amount of any cash and the fair market value of any other property received for the shares of Common Stock. The gain or loss recognized by a U.S. Holder on a sale or exchange of the shares of Common Stock will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of Common Stock exceeds one year.

Information Reporting and Backup Withholding

Amounts received in the Exchange will be reported to the IRS as and when required under applicable Treasury Regulations. Further, information reporting requirements will apply to certain payments of principal, redemption price, if any, interest (including OID), other amounts paid on the New Notes, dividends on the Common Stock, proceeds from sales or other dispositions of the New Notes or shares of Common Stock. Backup withholding, currently at a rate of 28%, will apply to reportable payments to a U.S. Holder that fails to certify to the withholding agent its taxpayer identification number or otherwise fails to comply with applicable certification requirements. Certain U.S. Holders (including, among others, certain tax-exempt organizations) are not subject to information reporting and backup withholding. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Federal Income Tax Consequences to Tendering Non-U.S. Holders

This section applies to Non-U.S. Holders (as defined above). Non U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of the Exchange.

Consequences of the Exchange

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized on the Exchange (as determined above under “Federal Income Tax Consequences to Tendering U.S. Holders—Consequences of the Exchange”), unless the gain is effectively connected with a U.S. trade or business or in the case of an individual Non-U.S. Holder, the Non U.S. Holder is present in the U.S. for 183 days or more in the taxable year of the Exchange and certain other requirements are met.

If gain on the Exchange is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States (and, if an income tax treaty with the United States so requires, is attributable to a U.S. permanent establishment of the Non-U.S. Holder), the Non-U.S. Holder will be subject to U.S. federal income tax on a net income basis at applicable U.S. individual or corporate tax rates in the same manner as a U.S. Holder. In addition, corporate Non-U.S. Holders may be subject to an additional 30% branch profits tax (or the lower rate provided by an applicable income tax treaty) on the “dividend equivalent amount” of effectively connected earnings and profits. If gain on the Exchange is taxable because the Non-U.S. Holder is an individual present in the U.S. for 183 days or more in the taxable year of the Exchange and certain other requirements are met, the gain on the Exchange will be subject to a flat 30% U.S. federal income tax, which may be offset by certain U.S.-source capital losses. If a Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any such gain will be subject to U.S. federal income tax in the manner specified by the treaty.

Gain recognized on the Exchange will not include amounts received in respect of accrued but unpaid interest (including OID) not previously included in income. Such amounts will be subject to the rules regarding interest described below in “Federal Income Tax Consequences to Tendering Non-U.S. Holders—Ownership and Disposition of New Notes Received in the Exchange—Payment of Interest.”

Ownership and Disposition of New Notes and Common Stock Received in the Exchange

Payments of Interest

Generally, payments of interest (including for this purpose OID) to a Non-U.S. Holder are subject to U.S. federal withholding tax at a 30% rate (or such lower rate as is specified by an applicable income tax treaty) unless the interest is effectively connected with a U.S. trade or business (and, if an income tax treaty with the United States so requires, is attributable to a U.S. permanent establishment of the Non-U.S. Holder), in which case it is subject to U.S. net income tax, or unless the “portfolio interest” exemption applies. Payments of interest that qualify for the “portfolio interest” exemption will not be subject to U.S. federal withholding tax.

Interest paid on the New Notes will qualify for the portfolio interest exemption if:

•	the interest is not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder;

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all classes of our stock entitled to vote;

•

the Non-U.S. Holder, under penalty of perjury, certifies to the withholding agent that it is not a U.S. person and provides its name, address and taxpayer identification number, if applicable, on IRS Form W-8BEN, or otherwise satisfies the applicable identification requirements;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership; and

•	the Non-U.S. Holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business.

A Non-U.S. Holder that is not exempt from tax under the portfolio interest rules will be subject to U.S. federal income tax withholding at a rate of 30% on payments of interest, unless the Non-U.S. Holder delivers to the withholding agent a properly executed (1) IRS Form W-8BEN claiming an exemption from or reduction in withholding under an applicable U.S. income tax treaty or (2) IRS Form W-8ECI stating that interest paid on the New Notes is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business. If the interest is effectively connected with the conduct of a U.S. trade or business by a Non-U.S. Holder (and, if required by an income tax treaty, is attributable to a U.S. permanent establishment of the Non-U.S. Holder), the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder on such interest. If the Non-U.S. Holder is a foreign corporation, it may also be subject to U.S. branch profits tax on the “dividend equivalent amount” of its effectively connected earnings and profits at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Non-U.S. Holders should consult their tax advisors regarding the applicability of an income tax treaty.

Dividends

We do not intend to declare or pay any dividends on our Common Stock in the foreseeable future. Any dividends paid to a Non-U.S. Holder with respect to the shares of Common Stock will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable tax treaty.

Dividends that are effectively connected with the conduct of a trade or business within the United States (and, where a tax treaty applies, are attributable to a U.S. permanent establishment) are not subject to U.S. federal withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order for effectively connected income to be exempt from U.S. federal withholding tax. In addition, if such a Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax of 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Gain on Disposition of New Notes or Shares of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on the sale, exchange or other taxable disposition of the New Notes or our Common Stock, unless:

•	the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. Holder;

•

subject to certain exceptions, the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the sale, exchange or other taxable disposition and certain other requirements are met; or

•

in the case of a disposition of our Common Stock, we are or have been a “U.S. real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes (i.e., a domestic corporation whose trade or business and real property assets consist primarily of “United States real property interests”).

A Non-U.S. Holder described in the first bullet point above will be subject to tax on the net gain derived from the sale, exchange, redemption or other taxable disposition under regular graduated U.S. federal income tax rates. An individual described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption or other taxable disposition, which may be offset by United States-source capital losses, even though the holder is not considered a resident of the United States. A foreign corporation that falls under the first bullet point above may be subject to the branch profits tax equal to 30% of the foreign corporation’s effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

With respect to the third bullet point above, we believe that we currently are, and expect to be for the foreseeable future, a USRPHC. However, so long as our Common Stock is regularly traded on an established securities market, a Non-U.S. Holder will not recognize taxable gain on a sale of our Common Stock under the third bullet point above unless the Non-U.S. Holder actually or constructively owns more than 5% of our Common Stock at any time during the five-year period ending on the date of disposition or, if shorter, the Non-U.S. Holder’s holding period for the Common Stock. If our Common Stock was not considered to be “regularly traded on an established securities market,” each Non-U.S. Holder will be subject to U.S. federal income tax on any gain recognized on the disposition of all or a portion of its Common Stock and will be subject to the rules for income described in the first bullet above. If any gain is taxable because we are or were a USRPHC and our Common Stock is not considered regularly traded on an established securities market, the buyer of our Common Stock will be required to withhold a tax equal to 10% of the amount realized on the sale.

Gain on a disposition of New Notes will not include amounts received in respect of accrued but unpaid interest not previously included in income. Such amounts are subject to the rules regarding interest described above in “Federal Income Tax Consequences to Tendering Non-U.S. Holders—Ownership and Disposition of New Notes Received in the Exchange—Payment of Interest.”

Non-U.S. Holders should consult their tax advisors as the applicability of an income tax treaty and whether such treaty provides rules different than those discussed above.

Backup Withholding and Information Reporting

Backup withholding generally will not apply to payments made to a Non-U.S. Holder with respect to the New Notes or the shares of Common Stock if such Non-U.S. Holder furnishes the withholding agent with appropriate documentation of such Non-U.S. Holder’s non-U.S. status (generally on IRS Form IRS W-8BEN) and such agent does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person. Certain information reporting, however, will apply with respect to interest payments and any dividend payments, even if such certification is provided.

The payment of proceeds to a Non-U.S. Holder from the exchange or a disposition of a New Note or our Common Stock to or through the U.S. office of any broker, domestic or foreign, will be subject to information reporting and possible backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury.

Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability, provided that the requisite IRS procedures are followed.

Medicare Tax on Investment Income

For taxable years beginning after December 31, 2012, a 3.8% Medicare tax is scheduled to be imposed on “net investment income” of certain U.S. citizens and residents, and on the undistributed “net investment income” of certain estates and trusts. Among other things, net investment income generally includes gross income from interest on the New Notes, dividends on our Common Stock, and net gain from the disposition of the New Notes or our Common Stock, less certain deductions. Holders of New Notes and shares of Common Stock are urged to consult their tax advisors with respect to the tax consequences of this recent legislation.

Legislation Involving Payments to Certain Foreign Entities

Legislation enacted in March 2010 would impose a 30% withholding tax on any payments on an issuer’s obligations made to a foreign financial institution or non-financial foreign entity (including, in some cases, when such foreign financial institution or entity is acting as an intermediary), and on the gross proceeds of the sale or other disposition of the issuer’s obligations and issuer’s Common Stock , unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), and (ii) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain circumstances, an investor might be eligible for refunds or credits of such taxes.

Although this legislation currently applies to payments made after December 31, 2012, the Treasury and the IRS have issued administrative guidance indicating that they plan to issue Treasury Regulations that will delay the effective date of the withholding regime so that withholding will only apply to payments made after December 31, 2013 (in the case of interest payments and dividends) and December 31, 2014 (in the case of disposition proceeds). Proposed Treasury Regulations have been issued which, if finalized, would confirm the extension of the effective dates for withholding. Additionally, payments with respect to debt obligations that were outstanding on March 18, 2012 are not subject to these rules, however, proposed Treasury Regulations not yet in effect would, if adopted, extend this grandfathering date to January 1, 2013. If these proposed Treasury Regulations are adopted, withholding under these rules would not be required on the New Notes. Holders of New Notes and shares of Common Stock are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on an investment in the New Notes and our Common Stock.

Federal Income Tax Consequences to the Company

Cancellation of Debt Income

We will have cancellation of debt (“COD”) income with respect to the 2013 Notes Exchange Offer if, at the time the Exchange is consummated, the sum of the issue price of the New Notes and the fair market value of the shares of Common Stock transferred in exchange for the 2013 Notes is less than the adjusted issue price of the 2013 Notes. In addition, we will have COD income with respect to the 2015 Notes Exchange Offer if, at the time the Exchange is consummated, the issue price of the New Notes is less than the issue price of the 2015 Notes. It is possible that, as a result of the Exchange, we will recognize COD income.

Deductibility of Original Issue Discount and Interest Payments

Under Section 163(l) of the Code, our deductions for interest (including OID) on the New Notes would be disallowed if the New Notes are treated as “disqualified debt instruments.” Disqualified debt instruments are debt instruments:

•	where a substantial amount of the principal or interest is required to be paid or converted, or at the option of the issuer or a related party is payable in or convertible into, issuer equity; or

•	which are part of an arrangement that is reasonably expected to result in a transaction described in the preceding clause.

As described in “Description of New Notes—Principal, Maturity and Interest,” all or a portion of the interest on the New Notes is payable, at our option, in registered Common Stock. As a result of our ability to pay interest on the New Notes in our Common Stock, we believe that the New Notes will be disqualified debt instruments under Section 163(l) of the Code. Accordingly, we will not be permitted to deduct interest or OID on the New Notes for U.S. federal income tax purposes.

Limitations on Use of Losses

We have substantial tax loss carryforwards and other favorable tax attributes for U.S. federal income tax purposes. As a result of prior changes of ownership of our stock, our ability to use most of our tax loss carryforwards and other favorable tax attributes is limited under Section 382 of the Code. Accordingly, there is a significant risk that our ability to use all of our tax loss carryforwards and other tax attributes, including to offset any COD income that results from the Exchange, will be restricted as a result of the ownership changes.

Alternative Minimum Tax

In general, AMT is imposed to the extent 20% of alternative minimum taxable income (“AMTI”) exceeds regular federal income tax. Certain tax deductions and other beneficial allowances are modified or eliminated in computing AMTI. One such modification is a limitation imposed on the use of NOLs for AMT purposes. Specifically, no more than 90% of AMTI can be offset with NOLs (as recomputed for AMT purposes). Therefore, AMT will be owed in years in which we have positive AMTI for the year, even if all of our regular taxable income is offset with NOLs. In such case, our AMTI (before reduction by AMT NOLs) will be taxed at a 2% effective federal tax rate (i.e., 10% of AMTI that cannot be offset with NOLs multiplied by 20% AMT rate).

Treasury Circular 230 Disclosure—This disclosure is provided to comply with Treasury Circular 230. This written advice is not intended or written to be used, and cannot be used, by any person for the purpose of avoiding tax penalties that may be imposed on the person. This advice was written to support the promoting, marketing or recommending of the transaction(s) or matter(s) addressed by this written advice, and the taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor. No limitation has been imposed by counsel on disclosure of the tax treatment or tax structure of the transaction.

SECURITIES LAW MATTERS

This section discusses certain securities law matters that are raised by the Exchange Offers. This section should not be considered applicable to all situations or to all Holders. Holders should consult their own legal counsel with respect to these and other issues.

The Exchange Offers

We are relying on Section 3(a)(9) of the Securities Act to exempt the Exchange Offers from the registration requirements of the Securities Act. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to “any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.” The Exchange Offers are also, pursuant to Section 18(b)(4)(C) of the Securities Act, exempt from state securities law requirements. Section 18(b)(4)(C) provides, among other things, that state securities laws will not apply to securities that are exempt from federal registration under Section 3(a)(9). We do not have any contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting Holders to tender their Convertible Notes or reject the Exchange Offers. We have received assurances that no person will provide any information to Holders relating to the Exchange Offers other than to refer the Holders to the information contained in this Offering Memorandum. In addition, no broker, dealer, salesperson, agent, or any other person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the Exchange Offers.

Issuance and Resale of the New Notes and Common Stock

In the event that the conditions to the Exchange Offers are satisfied and we consummate the Exchange Offers, we will rely on Sections 3(a)(9) and 18(b)(4)(C) of the Securities Act to exempt the issuance of the New Notes and Common Stock from federal and state registration requirements with respect to resale. The Common Stock and/or New Notes issued in exchange for the Convertible Notes will not be restricted securities. Under current SEC interpretations, securities that are obtained in a Section 3(a)(9) exchange assume the same character (i.e. restricted or unrestricted) as the securities that have been surrendered. In this case, all of the Convertible Notes are unrestricted securities. The Common Stock and/or New Notes issued in exchange for the Convertible Notes will therefore also be unrestricted and recipients who are not our “affiliates” (as such term is defined in Rule 144 under the Securities Act) will therefore be able to resell New Notes or Common Stock without registration. Recipients who are our affiliates may resell their New Notes and Common Stock subject to the provisions of Rule 144, absent registration or another appropriate exemption.

EXPERTS

The consolidated financial statements of GMX Resources Inc. as of December 31, 2011 and 2010 and for each of the years in the three-year period ended December 31, 2011 incorporated by reference in this Offering Memorandum have been audited by Grant Thornton LLP, independent registered public accountants, as stated in their report thereon.

The historical reserve information as of December 31, 2011, prepared by MHA Petroleum Consultants, Inc., has been included or incorporated by reference herein in reliance upon the authority of such firm as experts with respect to matters contained in such reserve reports. The historical reserve information as of December 31, 2011, prepared by DeGolyer and MacNaughton, has been included or incorporated by reference herein in reliance upon the authority of such firm as experts with respect to matters contained in such reserve reports.

The Information Agent for the Exchange Offer is:

Global Bondholder Services Corporation

65 Broadway – Suite 404

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774

Toll free (866)-804-2200

The Depositary Agent for the Exchange Offer is:

Global Bondholder Services Corporation

By facsimile:

(For Eligible Institutions only):

(212) 430-3775/3779

Confirmation:

(212) 430-3774

By Mail:	By Overnight Courier:	By Hand:
65 Broadway – Suite 404	65 Broadway – Suite 404	65 Broadway – Suite 404
New York, NY 10006	New York, NY 10006	New York, NY 10006